Table of Contents

As filed with the Securities and Exchange Commission on January 26, 2022

Registration No. 333-_______

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Volcon, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	3711	84-4882689
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

2590 Oakmont Drive, Suite 520

Round Rock, TX 78665

(512) 400-4271

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Greg Endo

2590 Oakmont Drive, Suite 520

Round Rock, TX 78665

(512) 400-4271

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Cavas S. Pavri Schiff Hardin LLP 100 N. 18th, Suite 300 Philadelphia, PA 19103 Telephone: (202) 724-6847 Fax: (202) 778-6460	Anthony W. Basch, Esq. J. Britton Williston, Esq. Kaufman & Canoles, P.C. Two James Center, 14th Floor 1021 East Cary Street Richmond, Virginia 23219 Telephone: (804) 771-5700 Fax: (888) 360-9092

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Proposed maximum aggregate offering price (1)	Amount of registration fee (1)
Common Stock, par value $0.00001(2)	$28,750,000	$2,665.13
Underwriter warrant (3)
Common Stock underlying underwriter’s warrant (4)	$1,796,875	$166.57
Total		$2,831.70

_____________________

(1)	Estimated solely for purposes of computing the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933.
(2)	Pursuant to Rule 416 under the Securities Act, the securities being registered hereunder include such indeterminate number of additional shares of common stock as may be issued after the date hereof as a result of stock splits, stock dividends or similar transactions.
(3)	No separate registration fee required pursuant to Rule 457(g) under the Securities Act.
(4)	Estimated solely for the purposes of calculating the registration fee pursuant to Rule 457(g) under the Securities Act. We have calculated the proposed maximum aggregate offering price of the common stock underlying the underwriter’s warrants by assuming that such warrants are exercisable at a price per share equal to 125% of the price per share sold in this offering.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell, nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion Dated January 26, 2022.

PRELIMINARY PROSPECTUS

3,467,406 Shares

Volcon, Inc.

Common Stock

We are offering 3,467,406 shares of our common stock.

Our common stock is listed on the NASDAQ Capital Market, or Nasdaq, under the symbol “VLCN”. The last reported sale price of our common stock on Nasdaq on January 20, 2022 was $7.21 per share.

We have assumed a public offering price of $7.21 per share, which was the last reported sale price for our common stock on Nasdaq on January 20, 2022. The actual public offering price of the shares of common stock will be determined through negotiation between us and the underwriter at the time of pricing, and may be at a discount to the current market price. Therefore, the recent market price used throughout this prospectus as an assumed public offering price may not be indicative of the actual public offering price.

We are an “emerging growth company” as defined in Section 2(a) of the Securities Act of 1933, as amended, and we have elected to comply with certain reduced public company reporting requirements.

An investment in our common stock involves significant risks. You should carefully consider the risk factors beginning on page 8 of this prospectus before you make your decision to invest in our common stock.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public offering price
Underwriting discounts and commissions (1)
Proceeds to us, before expenses.

(1)	In addition to the discounts and commissions disclosed above, upon consummation of this offering we will issue to Aegis, or its designees, warrants to purchase an aggregate number of shares of our common stock equal to 5.0% of the number of shares of common stock issued in this offering, at an exercise price per share equal to 125% of the public offering price. See “Underwriting” for a description of additional compensation payable to the Underwriter.

The underwriter may also exercise their option to purchase up to 520,111 additional shares from us at the public offering price, less the underwriting discount, for 45 days after the date of this prospectus to cover over-allotments, if any.

Delivery of the shares is expected to be made on or about __________, 2022.

Aegis Capital Corp.

The date of this prospectus is ____________, 2022

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

Market data and certain industry data and forecasts used throughout this prospectus were obtained from internal company surveys, market research, consultant surveys, publicly available information, reports of governmental agencies and industry publications and surveys. Industry surveys, publications, consultant surveys and forecasts generally state that the information contained therein has been obtained from sources believed to be reliable, but that the accuracy and completeness of such information is not guaranteed. We have not independently verified any of the data from third party sources, nor have we ascertained the underlying economic assumptions relied upon therein. Similarly, internal surveys, industry forecasts and market research, which we believe to be reliable based on our management’s knowledge of the industry, have not been independently verified. Forecasts are particularly likely to be inaccurate, especially over long periods of time. In addition, we do not necessarily know what assumptions regarding general economic growth were used in preparing the forecasts we cite. Statements as to our market position are based on the most currently available data. While we are not aware of any misstatements regarding the industry data presented in this prospectus, our estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” in this prospectus.

Prospectus Summary

This summary highlights information contained elsewhere in this prospectus. This summary does not contain all of the information that you should consider before deciding to invest in our common stock. You should read this entire prospectus carefully, including the “Risk Factors” section, our historical consolidated financial statements and the notes thereto, each included elsewhere in this prospectus. Unless otherwise indicated or the context requires otherwise, the words “we,” “us,” “our,” the “Company,” or “our Company,” and “Volcon” refer to Volcon, Inc., a Delaware corporation.

Overview

We are an all-electric, off-road powersports vehicle company developing and building electric two and four-wheel motorcycles and utility terrain vehicles (UTVs), also known as side-by-sides, along with a complete line of upgrades and accessories. In October 2020, we began building and testing prototypes for our future offerings with two off-road motorcycles – the Grunt and the Runt. Our motorcycles feature unique frame designs protected by design patents. Additional utility and design patents have been filed for other aspects of Volcon’s vehicles.

We initially began to sell and distribute the Grunt and related accessories in the U.S. on a direct-to-consumer sales platform. We terminated our direct-to-consumer sales platform in November 2021. Prior to the termination of our direct-to-consumer sales platform, U.S. customers made deposits for 360 Grunts and 5 Runts, plus accessories and a delivery fee representing total deposits of $2.2 million. These orders are cancelable by the customer until the vehicle is delivered and after a 14-day acceptance period, therefore the deposits have been recorded as deferred revenue. Based on our current production capacity, we believe we will deliver all the Grunts by April 2022. Due to delays in developing the Runt, we refunded the deposits made for all Runts. We expect to begin selling the Runt in the second quarter of 2022.

Also in 2022, we expect to expand our offerings with the introduction of the Volcon Stag UTV, which we anticipate will be available for delivery in the first half of 2023, followed by the introduction of a higher performance, longer range UTV (to be named) which we expect to begin delivering in 2024.

Beginning in November 2021, we began negotiating dealership agreements with powersports dealers to display and sell our vehicles and accessories. Customers can now, or will soon be able to, buy our vehicles and accessories directly from a local dealership. Some of these dealers will also provide warranty and repair services to customers. Through December 31, 2021, we have entered into 33 dealership agreements covering 13 states. Each dealer has agreed to initially order 2 Grunts. Upon sale of a Grunt the dealer may order an additional Grunt. We expect that once we have increased manufacturing capacity that dealers will be able to order in higher quantities to support their customer demand. We also expect to be able to offer the dealers a financing option, or “floor plan” to make higher purchases of our vehicles but we do not currently have this financing option available. We have an agreement with a third-party financing company to provide financing to qualified customers of each dealer. There is no recourse to the Company or the dealer if the dealer’s customer defaults on the financing agreement with this third-party.

Our vehicles and accessories will be sold globally in a three-phase rollout of export sales– Latin America importers in 2021, Canada and Europe in 2022 and Australia in 2023. Export sales are executed with individual importers in each country that buy vehicles by the container. Each importer will sell vehicles to local dealers or directly to customers. Local dealers will provide warranty and repair services for vehicles purchased in their country.

As of December 31, 2021, we have received orders from Latin America importers for 92 Grunts and we have shipped 24 of these units. Payment for these orders is due prior to shipment and are cancelable until shipped. Based on our current production capacity, we believe we will be able to fulfill all pending orders by March 2022.

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The estimated fulfillment of all orders we have received assumes we are successfully able to increase our production capacity in the future, of which there is no assurance. We only recently commenced assembling the Grunt and we may encounter delays or setbacks as we increase production. In addition, we will need to obtain enough parts to build the quantity of Grunts needed to fulfill orders, some of which are made in Asia, where manufacturing lead times and shipping delays have occurred. If we are unable to satisfy pending orders on a timely basis, customers may cancel their orders.

We are assembling the Grunt in a leased production facility in Round Rock, Texas. We have signed a lease for a built-to-suit manufacturing facility on 53 acres in Liberty Hill, Texas, 25 miles northwest of downtown Austin, from an entity controlled by our founders. We expect to begin production of the Stag at this facility in the first half of 2023.

Our Industry

The powersports industry is made up of on-road and off-road motorcycles, all-terrain vehicles (ATVs), UTVs, personal watercraft, snow machines, and portable generators. We are focusing solely on off-road motorcycles and UTVs. The ATV market, in which a single rider sits on top of a four-wheeled vehicle (as opposed to sitting inside a UTV), is not a market we currently intend to pursue but will continue to evaluate our lineup of vehicles in the future.

The off-road powersports industry has been on a steady path of growth since the recession of 2008. Off-road new unit sales have grown 46.5% over 2019. We believe this growth has been accelerated by the COVID-19 pandemic, as more consumers seek safe, outdoor recreation.

Outdoor recreation is a major driver of the American economy. In 2019, the U.S. Bureau of Economic Analysis (BEA) found that outdoor recreation drives $788 billion of economic activity in America. The bureau noted that two and four-wheel powersports make up $39 billion of that total–the fourth largest total of all outdoor recreation activities.

Prior to the COVID-19 pandemic, off-road powersports were on a steady path of growth. When the COVID-19 pandemic hit, that growth accelerated rapidly. Year-over-year growth for off-road motorcycling, despite a short contraction in March and April of 2020, has risen 46.5%.

While post-COVID pandemic may not see growth rates this steep, we believe the new culture of escape and outdoor activities will continue to drive off-road powersports recreation. We believe there are currently no all-electric off-road powersports companies, and few traditional powersports companies make electric products, so off-road electric vehicle data does not exist yet.

Our Products

We will feature motorcycle and UTV products that are all-electric and for off-road use only. The off-road market is growing faster than on-road and on-road products require costly levels of certification, homologation and compliance with the Department of Transportation (DOT), the National Highway Traffic Safety Administration (NHTSA) and other government regulators. As such, we are solely focusing on the off-road market. Due to these regulations, our vehicles are not legal for on-road use. All vehicles will come with a warning label stating “This vehicle is designed and manufactured for off road use only. It does not conform to federal motor vehicle safety standards and operation on public streets, roads, or highways is illegal”, and therefore our vehicles cannot be legally registered for on-road use in any state in the U.S and in many countries. In addition to powersports vehicles, we will source, market and sell a complete line of accessories and upgrades. These will feature parts designed to increase performance or appearance, in addition to practical add-ons to equip Volcon vehicles for hunters, ranchers and farmers.

The Grunt

Our first product to market, the Grunt, began shipping to customers in the third quarter of 2021. The Grunt is an electric off-road motorcycle with unique design features and capabilities.

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The Grunt’s distinctive low height and oversize tires are designed to make it look like the minibikes of the 1970s and ‘80s. These unique elements of the Grunt are not just for styling, but we believe they help make it easier to ride as compared to other off-road motorcycles on the market. The low seat height and big tires help make the Grunt stable at all speeds on all surfaces. The electric drivetrain has no clutch and no gears, making it easy for almost anyone to ride.

Although the Grunt and Runt can be used as delivered, we have developed an app, which can be downloaded at no charge by anyone, that we believe will enhance the riding experience. The Grunt has a small, optional, dash with limited data; however, the rider can use their phones and the app (subject to the rider’s cellular connectivity) as a dashboard by mounting it on the handlebars. The app makes it easier for users to set ride modes, check battery status, and update the bike’s firmware.  In the future we plan to add a trip navigation feature to the app.

The Grunt is designed for family off-road adventures, work on the farm or fun transport around private land. Its range can be up to 35 miles (with an optional second battery that provides an additional 35 miles) in its “explore” mode setting and it charges in less than three hours from a standard wall outlet.

We are designing an upgraded Grunt, the 2023 Grunt EVO, that will have a belt drive rather than a chain drive, upgraded rear shock, new seat and will be available in additional colors and have aftermarket accessory upgrades such as handlebars, grips, foot pegs and seats. The pricing for the 2023 Grunt EVO and accessories has not yet been determined. We expect the Grunt EVO to be available beginning in the second quarter of 2022.

We also expect to introduce the 2023 Grunt LE in the fourth quarter of 2022 which, like the Grunt EVO, will have a belt drive, but will also have a larger, integrated battery, black frame and additional color schemes along with other aftermarket upgrades. In addition, we expect to introduce the 2023 Grunt XL (Hunt/Fish edition) in the fourth quarter of 2022. Similar to the Grunt LE, the Grunt XL will have an integrated battery, possibly a hub motor option or belt drive, have additional accessory attachment points and will have color options including all black or camouflage. Pricing for the Grunt LE and Grunt XL and related accessories have not yet been determined.

The Runt

In the second quarter of 2022, the 2023 Volcon Runt will also be available to the market. The Runt shares the styling of its big-brother, the Grunt, but it is sized for seven to 14-year-olds.

The Runt is easy to ride and includes features that we believe no other minibike has that will make parents feel more comfortable with their children on two wheels.

Like the Grunt, the Runt’s large tires and low-slung chassis make it easier to ride than traditional off-road motorcycles. The Runt rider can see speed, battery charge and ride mode via the ride control app.

The app will also work with the Runt and will let the parents of the child login on their own phones to control the maximum acceleration and speed of the Runt. Notifications for the child exceeding a certain speed or tipping the bike over can also be sent to the parents via text.

The Runt will have a range of up to 35 miles in its “explore” mode setting and charges in less than three hours from a standard wall outlet.

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The Brat

In the fourth quarter of 2022 we expect to begin selling the 2023 Volcon Brat E-Bike. Similar to the lineup of Volcon motorcycles, the Brat will have a low seat height, large tires, hydraulic front and rear disc brakes and will be a Class 2 E-Bike capable of achieving 20 mph maximum speed from throttle assistance. Pricing for the Brat has not yet been determined.

Future Products

In December 2021 we received the first prototype of the Volcon Stag, and we expect to publicly introduce a prototype of the Stag in the second half of 2022, with delivery to customers beginning in the first half of 2023. The Stag will be Volcon’s utility/sport UTV with a 64” width to ensure it is able to operate in states with 65”-maximum-width trails. It will feature hauling and towing abilities for work on a farm or job site, but also fold-up seating for four so it can be used for weekend family adventures.

The 2023 Stag Trail LE, will be one of two Stag models initially launched, and will seat up to four people, with folding rear seats, a four point harness system, high performance shocks and tires, on demand all-wheel drive, variable power steering, a quick attach cargo system and a full line of accessories. The 2023 Stag Trail Base will be lower performance version of the Stag Trail LE with smaller tires and shocks but still include features like on demand all-wheel drive, a quick attach cargo system, folding rear seats, a 3 point harness system and a full line of accessories.

In the first quarter of 2024 we expect to launch the 2024 Stag Armageddon, a high performance model designed for off road racing. This model will include a larger motor and battery system, high performance shocks and tires, full time all-wheel drive, locking front and rear differentials, variable power steering and a full line of accessories.

We also expect to release the 2024 Stag Hunt in the first quarter of 2024. The Stag Hunt is designed for mountain terrain, forest roads and back acreage. Like the Stag Trail Base, the Stag Hunt will have smaller tires and shocks but will have higher payload and towing capacity than the Stag Trail LE or Stag Armageddon. Finally, in the fourth quarter of 2024 we expect to launch the 2024 Stag Ranch, a utility version of the Stag that will have a configurable tilt flatbed system that will be designed for work on the ranch or jobsite.

We expect to introduce a larger, longer range UTV (to be named) in late 2023, with delivery to customers in 2024, which will be the flagship model in the Volcon line. We are designing this vehicle to have superior range and speed, but still be able to haul and tow far more than a traditional UTV.

Our ability to release new future products is dependent on our ability to receive future financing of which there is no assurance.

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Risks Relating to Our Business

Our business and ability to execute our business strategy are subject to a number of risks of which you should be aware before you decide to buy our securities. In particular, you should consider the following risks, which are discussed more fully in the section entitled “Risk Factors”:

•	Our losses from operations could continue to raise substantial doubt regarding our ability to continue as a going concern. Our ability to continue as a going concern requires that we obtain sufficient funding to finance our operations.

•	We are an early-stage company, and although pre-orders of our initial vehicles have commenced, we have not delivered a significant number of vehicles to customers.

•	We have in the past and may in the future experience delays or other complications in the design, manufacture, launch and production ramp of our vehicles which could harm our brand, business, prospects, financial condition and operating results.

•	We are utilizing a small number of vendors to assist us with the design of our vehicles, including the chassis, electrical systems, safety requirements, body components and accessories and the inability of these vendors to complete our respective design requirements may delay our ability to release these vehicles for production, which could have a material adverse effect on our financial condition and operating results.

•	We are dependent on our parts suppliers, the majority of which are single-source suppliers, and the inability of these suppliers to deliver necessary components of our products according to our schedule and at prices, quality levels and volumes acceptable to us, or our inability to efficiently manage these components, could have a material adverse effect on our financial condition and operating results.

•	We are currently taking orders for two vehicles, the Grunt and the Runt, and if these vehicles fail to perform as expected, our reputation could be harmed and our ability to develop, market and sell our vehicles could be harmed.

•	Our success will depend on our ability to economically produce our vehicles at scale, and our ability to produce vehicles of sufficient quality and appeal to customers on schedule and at scale is unproven.

•	We may not succeed in establishing, maintaining and strengthening our brand, which could materially and adversely affect customer acceptance of our products, which could in turn materially affect our business, results of operations or financial condition.

•	Increases in costs, disruption of supply, or shortage of materials could harm our business.

•	An adverse determination in any significant product liability claim against us could materially adversely affect our business, results of operations or financial condition.

•	The markets in which we operate are in their infancy and highly competitive, and we may not be successful in competing in these industries as the industry further develops. We currently face competition from new and established competitors and expect to face competition from others in the future, including competition from companies with new technology.

•	Potential tariffs or a global trade war could increase our costs and could further increase the cost of our products, which could adversely impact the competitiveness of our products and our financial results.

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•	Orders for our vehicles are cancelable and any deposits paid in advance for orders are fully refundable, and there can be no assurance that such orders will be recognized as sales.

•	Our sales will be dependent on the development of a network of dealers, some of whom will also provide warranty support. To date, we have entered into a limited number of dealer agreements in the United States.

•	Our success is dependent upon the success of the off-road vehicle industry and upon consumers’ willingness to adopt electric vehicles.

•	The electric vehicle market and its associated technologies are rapidly evolving and may be subject to unforeseen changes. Developments in alternative technologies may adversely affect the demand for our vehicles.

•	The battery efficiency of our vehicles may decline over time, which may negatively influence potential customers’ decisions whether to purchase our vehicles.

Implications of Being an Emerging Growth Company

We qualify as an “emerging growth company” as the term is used in The Jumpstart Our Business Startups Act of 2012 (JOBS Act), and therefore, we may take advantage of certain exemptions from various public company reporting requirements, including:

•	a requirement to only have two years of audited financial statements and only two years of related selected financial data and management’s discussion and analysis;

•	exemption from the auditor attestation requirement on the effectiveness of our internal controls over financial reporting;

•	reduced disclosure obligations regarding executive compensation; and

•	exemptions from the requirements of holding a non-binding advisory stockholder vote on executive compensation and any golden parachute payments.

We may take advantage of these provisions for up to five years or such earlier time that we are no longer an emerging growth company. We would cease to be an emerging growth company if we have more than $1.07 billion in annual revenues, have more than $700.0 million in market value of our capital stock held by non-affiliates or issue more than $1.07 billion of non-convertible debt over a three-year period. We may choose to take advantage of some, but not all, of the available benefits of the JOBS Act. We have taken advantage of some of the reduced reporting requirements in this prospectus. Accordingly, the information contained herein may be different than the information you receive from other public companies in which you hold stock. In addition, the JOBS Act provides that an emerging growth company can delay adopting new or revised accounting standards until such time as those standards apply to private companies. We have elected to avail ourselves of this exemption from new or revised accounting standards and, therefore, we will not be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies.

Company Information

Our principal executive offices are located at 2590 Oakmont Drive, Suite 520, Round Rock, TX 78665. Our website address is www.volcon.com. The information on or accessible through our website is not part of this prospectus.

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The Offering

Securities we are offering	3,467,406 shares of common stock (or 3,987,517) shares if the underwriter’s overallotment option is exercised in full)
Common stock outstanding immediately before this offering	17,359,187 shares.
Common stock outstanding immediately after this offering	20,826,593 shares
Overallotment option:	We have granted the underwriter a 45-day option to purchase up to 520,111 shares of our common stock at the public offering price, solely to cover over-allotments, if any.
Use of proceeds	We intend to use the proceeds from this offering (i) for non-recurring engineering costs to build our vehicles; (ii) to fund the purchase of inventory and production costs of our vehicles; (iii) capital expenditures for tooling related to our vehicles and equipment and fixtures for our production facility and (iv) for working capital. See “Use of Proceeds.”
Risk Factors	See “Risk Factors” and other information appearing elsewhere in this prospectus for a discussion of factors you should carefully consider before deciding whether to invest in our securities.
Lock-up	We, our directors, executive officers, and certain shareholders have agreed not to offer, issue, sell, contract to sell, encumber, grant any option for the sale of or otherwise dispose of any of our securities for a period of 90 days after the date of this prospectus. See “Underwriting” for more information.
Nasdaq Capital Market listing symbol	“VLCN.”

The number of shares of common stock to be outstanding after this offering does not give effect to the following as of January 20, 2022:

•	5,174,209 shares issuable upon exercise of outstanding warrants to purchase our common stock at a weighted average exercise price of $1.16 per share;

•	335,000 shares underlying restricted stock units granted to employees or consultants vesting over time;

•	2,389,045 shares issuable upon exercise of outstanding options issued to employees, directors and advisory board members to purchase our common stock at a weighted average exercise price of $4.53 per share;

•	112,823 shares available for future issuance under the Volcon, Inc. 2021 Stock Plan; and

•	173,371 shares of common stock issuable upon exercise of warrants to be issued to the underwriter in connection with this offering at an exercise price of $9.01 per share.

Unless otherwise indicated, this prospectus reflects and assumes no exercise by the underwriter of its over-allotment option.

On July 27, 2021, our board of directors approved a common stock dividend of 1.5 shares per share of common stock. Unless otherwise indicated, all common stock, warrants, options, restricted stock unit amounts, and related per share prices, have been adjusted in this prospectus to reflect this stock dividend. Series A and Series B preferred stock converted to common stock on a 1 to 2.5 ratio upon completion of our IPO due to this stock dividend.

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Risk Factors

Investing in our common stock involves a high degree of risk. You should carefully consider each of the following risks, together with all other information set forth in this prospectus, including the financial statements and the related notes, before making a decision to buy our common stock. If any of the following risks actually occurs, our business could be harmed. In that case, the trading price of our common stock could decline, and you may lose all or part of your investment.

Risks Related to the Company’s Business, Operations, and Industry

Our losses from operations could continue to raise substantial doubt regarding our ability to continue as a going concern. Our ability to continue as a going concern requires that we obtain sufficient funding to finance our operations.

Based on our current operating plan, we do not have sufficient existing cash and cash equivalents to fund our operations for the twelve months following the filing of the September 30, 2021, financial statements. Our independent registered public accounting firm has included an explanatory paragraph in its report on our financial statements as of December 31, 2020, and for the period from February 21, 2020 (inception) to December 31, 2020, stating that our recurring losses from operations since inception and required additional funding to finance our operations raise substantial doubt about our ability to continue as a going concern. Upon the completion of this offering, based on our current operating plan, we believe we will have sufficient funds for operations until September 2022. If we are unable to obtain sufficient funding, we could be forced to delay the rollout of our vehicles, and our financial condition and results of operations will be materially and adversely affected, and we may be unable to continue as a going concern. If we seek additional financing to fund our business activities in the future and there remains substantial doubt about our ability to continue as a going concern, investors or other financing sources may be unwilling to provide additional funding to us on commercially reasonable terms or at all.

Our independent auditor registered public accounting firm previously identified material weaknesses in our internal control over financial reporting. If we are unable to remediate these material weaknesses or we or our auditor identify additional material weaknesses in the future or otherwise fail to maintain an effective system of internal controls, we may not be able to accurately or timely report our financial condition or results of operations, which may adversely affect our business and stock price.

In connection with the preparation and audit of our consolidated financial statements for the period ended December 31, 2020, our auditor identified material weaknesses in our internal control over financial reporting. A material weakness is a deficiency, or combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of our annual or interim consolidated financial statements will not be prevented or detected on a timely basis. These material weaknesses are as follows:

•	Inadequate segregation of duties within account processes due to limited personnel

•	Insufficient written policies and procedures for accounting, IT, financial reporting and record keeping (no control procedures in place)

We have begun efforts to remediate these material weaknesses including hiring a chief financial officer and a controller and have begun developing written policies and procedures. While we believe these efforts will remediate the material weaknesses, we may not be able to complete our evaluation, testing or any required remediation in a timely fashion, or at all. We cannot assure you that the measures we have taken to date and may take in the future, will be sufficient to remediate the control deficiencies that led to our material weaknesses in internal control over financial reporting or that they will prevent or avoid potential future material weaknesses. The effectiveness of our internal control over financial reporting is subject to various inherent limitations, including cost limitations, judgments used in decision making, assumptions about the likelihood of future events, the possibility of human error and the risk of fraud. If we are unable to remediate the material weakness, our ability to record, process and report financial information accurately, and to prepare financial statements within the time periods required of public companies could be adversely affected which, in turn, may adversely affect our reputation and business and the market price of our common stock. In addition, any such failures could result in litigation or regulatory actions by the SEC or other regulatory authorities, loss of investor confidence, delisting of our securities and harm our reputation and financial condition, or diversion of financial and management resources from the operation of our business.

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We are an early-stage company, and although orders of our initial vehicles have commenced, we have delivered a limited number of vehicles to customers.

We formed our corporation in February 2020. Since formation, we have focused on designing our initial vehicles, the Grunt and the Runt, and commencing the marketing of such vehicles by accepting reservations on our website. We also began taking orders for the Grunt in Latin America as well as started signing dealer agreements to sell our vehicles in the U.S. As of December 31, 2021, we have delivered 66 Grunts to customers. We may never achieve commercial success. We have no meaningful historical financial data upon which we may base our projected revenue and operating expenses. Our limited operating history makes it difficult for potential investors to evaluate our products or prospective operations and business prospects. We are subject to all the risks inherent in business development, financing, unexpected expenditures, and complications and delays that often occur in a new business. Investors should evaluate an investment in us in light of the uncertainties encountered by developing companies in a competitive environment. There can be no assurance that our efforts will be successful or that we will ultimately be able to attain profitability.

As we have increased our production, we have experienced delays or other complications in the design, manufacture, launch and production ramp of our vehicles and our future planned vehicles which could harm our brand, business, prospects, financial condition and operating results.

We may encounter unanticipated challenges, such as supply chain constraints, that lead to initial delays in producing our vehicles. We have experienced longer lead times with certain suppliers to obtain parts, especially those imported where shipping delays from out bound and inbound ports have caused delays or required us to use air freight and incur higher shipping costs. These challenges may be more significant for our Stag and larger UTV vehicles as we have not finalized the designs for these vehicles or begun to establish the assembly lines for these prospective vehicles. Any significant delay or other complication in the production of our vehicles or the development, manufacture, and production ramp of our future vehicles such as the Stag and larger UTV vehicle, including complications associated with expanding our production capacity and supply chain or obtaining or maintaining regulatory approvals, and/or coronavirus impacts, could materially damage our brand, business, prospects, financial condition and operating results.

We may be unable to meet our growing production plans and delivery plans, any of which could harm our business and prospects.

Our plans call for achieving and sustaining significant increases in vehicles production and deliveries. Our ability to achieve these plans depends upon a number of factors, including our ability to utilize our current manufacturing capacity, achieve the planned production yield and further increase capacity as planned while maintaining our desired quality levels and optimize design and production changes, and our suppliers’ ability to support our needs. We have experienced delays in increasing production volume due to lower production yields resulting in delayed customer shipments. We are currently developing improved production processes to increase efficiencies and production yields, although there is no assurance we will be successful in these efforts. If we are unable to realize our plans, our brand, business, prospects, financial condition and operating results could be materially damaged.

We are dependent on our suppliers, the majority of which are single-source suppliers, and the inability of these suppliers to deliver necessary components of our products according to our schedule and at prices, quality levels and volumes acceptable to us, or our inability to efficiently manage these components, could have a material adverse effect on our financial condition and operating results.

Our vehicles contain numerous purchased parts which we source globally from direct suppliers, the majority of whom are currently single-source suppliers. Any significant unanticipated demand would require us to procure additional components in a short amount of time. While we believe that we will be able to secure additional or alternate sources of supply for most of our components in a relatively short time frame, there is no assurance that we will be able to do so or develop our own replacements for certain highly customized components of our products.

If we encounter unexpected difficulties with key suppliers such as our battery and chassis suppliers, and if we are unable to fill these needs from other suppliers, we could experience production delays and potential loss of access to important technology and parts for producing, servicing and supporting our vehicles. This limited, and in many cases single source, supply chain exposes us to multiple potential sources of delivery failure or component shortages for the production of our vehicles. The loss of any single or limited source supplier or the disruption in the supply of components from these suppliers could lead to design changes and delays in product deliveries to our customers, which could hurt our relationships with our customers and result in negative publicity, damage to our brand and a material and adverse effect on our business, prospects, financial condition and operating results.

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Changes in our supply chain may result in increased cost. If we are unsuccessful in our efforts to control and reduce supplier costs, our operating results will suffer.

Many of our suppliers were involved in the initial design and prototype development of parts that are currently purchased for production of the Grunt. The overall cost of our parts used for the Grunt currently exceeds the selling price of the Grunt less the costs to manufacture and sell the Grunt (net realizable value). We have initiated a quoting process to existing and new vendors to obtain better pricing and quality and expect to reduce the overall part cost to the Grunt beginning in the second quarter of 2022. In the fourth quarter of 2021, we will be recording a significant, non-cash charge to write down our inventory and inventory deposits, in an amount yet to be determined, that reduces the inventory value to its net realizable value.

Although we believe that we will be able to meet our cost, quality and volume at times needed through our existing and new suppliers, there is no assurance that we will be successful. Furthermore, as the scale of our production increases, we will need to accurately forecast, purchase, warehouse and transport to our manufacturing facilities components at much higher volumes than we have experience with. If we are unable to accurately match the timing and quantities of component purchases to our actual needs, or successfully implement automation, inventory management and other systems to accommodate the increased complexity in our supply chain, we may incur unexpected production disruption, storage, transportation and write-off costs, which could have a material adverse effect on our financial condition and operating results.

The duration and scope of the impacts of the COVID-19 pandemic are uncertain and has adversely affect our supply chain and may in affect our operations, distribution, and demand for our products.

If we were to encounter a significant disruption due to COVID-19 at one or more of our suppliers, we may not be able to satisfy customer demand for a period of time. We have recently experienced delays and extended delivery dates with respect to the computer chips we utilize for our vehicles. Although we believe these delays will not affect our ability to deliver our initial vehicles, they may restrict our ability to deliver vehicles in the future. Furthermore, the impact of COVID-19 on the economy, demand for our products and impacts to our operations, including the measures taken by governmental authorities to address it, may precipitate or exacerbate other risks and/or uncertainties, including specifically many of the risk factors set forth herein, which may have a significant impact on our operating results and financial condition, although we are unable to predict the extent or nature of these impacts at this time.

We are currently taking orders for the Grunt, and if this vehicle fails to perform as expected, our reputation could be harmed and our ability to develop, market and sell our vehicles could be harmed.

If our vehicles were to contain defects in design and manufacture that cause them not to perform as expected or that require repair or take longer than expected to deliver, our ability to develop, market and sell our vehicles could be harmed. While we intend to perform internal testing on the vehicles we assemble, as a start-up company our frame of reference by which to evaluate detailed long-term quality, reliability, durability and performance characteristics of our vehicles is based on industry metrics rather than historical data. Although we have procedures to test all of our vehicles for defects, there can be no assurance that we will be able to detect and fix all defects in our products prior to their sale to consumers. Any product defects, delays, or other failure of our products to perform as expected could harm our reputation and result in delivery delays, product recalls, product liability claims, significant warranty and other expenses, and could have a material adverse impact on our business, financial condition, operating results and prospects.

Our success will depend on our ability to economically produce our vehicles at scale, and our ability to produce vehicles of sufficient quality and appeal to customers on schedule and at scale is unproven.

Our business success will depend in large part on our ability to economically produce, market and sell our vehicles at sufficient capacity to meet the demands of our customers. We will need to scale our production capacity in order to successfully implement our business strategy, and we plan to do so in the future by, among other things, completing the build-out of an additional facility we leased in August 2021 in Round Rock, Texas and our Liberty Hill, Texas assembly facility when it is constructed.

We have no experience in large-scale production of our vehicles, and we do not know whether we will be able to develop efficient, automated, low-cost production capabilities and processes, such that we will be able to meet the quality, price, and production standards, as well as the production volumes, required to successfully market our vehicles and meet our business objectives and customer needs. Any failure to develop and scale our production capability and processes could have a material adverse effect on our business, results of operations or financial condition.

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We may not succeed in establishing, maintaining and strengthening our brand, which could materially and adversely affect customer acceptance of our products, which could in turn materially affect our business, results of operations or financial condition.

Our business and prospects heavily depend on our ability to develop, maintain and strengthen the Volcon brand. If we are unable to establish, maintain and strengthen our brand, we may lose the opportunity to build and maintain a critical mass of customers. Our ability to develop, maintain and strengthen our brand will depend heavily on the success of our marketing efforts. Failure to develop and maintain a strong brand would materially and adversely affect customer acceptance of our vehicles, could result in suppliers and other third parties being less likely to invest time and resources in developing business relationships with us, and could materially adversely affect our business, results of operations or financial condition.

If we are unable to achieve our targeted manufacturing costs for our vehicles, our financial condition and operating results will suffer.

As a start-up company, we have no historical data that allows us to ensure our targeted manufacturing costs will be achievable. While we expect in the future to better understand our manufacturing costs, there is no guarantee we will be able to achieve sufficient cost savings to reach our gross margin and profitability goals. We may also incur substantial costs or cost overruns in utilizing and increasing the production capability of our vehicle assembly facilities.

If we are unable to achieve production cost targets on our vehicles pursuant to our plans, we may not be able to meet our gross margin and other financial targets. Many of the factors that impact our manufacturing costs are beyond our control, such as potential increases in the costs of our materials and components, such as batteries and chassis. If we are unable to continue to control and reduce our manufacturing costs, our operating results, business and prospects will be harmed.

Increases in costs, disruption of supply, or shortage of materials could harm our business.

We may experience increases in the cost or a sustained interruption in the supply or shortage of materials. Any such increase, supply interruption or shortage could materially and negatively impact our business, prospects, financial condition and operating results. The prices for these materials fluctuate, and their available supply may be unstable, depending on market conditions and global demand for these materials, including as a result of increased production of electric vehicle (EV) products by our competitors, and could adversely affect our business and operating results. For instance, we are exposed to multiple risks relating to battery packs. These risks include:

•	an increase in the cost, or decrease in the available supply, of materials used in the battery packs;

•	disruption in the supply of battery packs due to quality issues or recalls by battery cell manufacturers; and

•	tariffs on the materials we source in China, which make up a significant amount of the materials we require

Our business is dependent on the continued supply of battery cells for the battery packs used in our vehicles. Any disruption in the supply of battery cells could disrupt production of our vehicles. Substantial increases in the prices for our materials or prices charged to us, such as those charged by battery cell suppliers, would increase our operating costs, and could reduce our margins if we cannot recoup the increased costs through increased prices. Any attempts to increase prices in response to increased material costs could result in cancellations of vehicle orders and therefore materially and adversely affect our brand, image, business, prospects and operating results.

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An adverse determination in any significant product liability claim against us could materially adversely affect our business, results of operations or financial condition.

The development, production, marketing, sale and usage of our vehicles will expose us to significant risks associated with product liability claims. The powersports vehicles industry in particular is vulnerable to significant product liability claims, and we may face inherent risk of exposure to claims in the event our vehicles do not perform or are claimed to not have performed as expected. If our products are defective, malfunction or are used incorrectly by our customers, it may result in bodily injury, property damage or other injury, including death, which could give rise to product liability claims against us. Any losses that we may suffer from any liability claims and the effect that any product liability litigation may have upon the brand image, reputation and marketability of our products could have a material adverse impact on our business, results of operations or financial condition. No assurance can be given that material product liability claims will not be made in the future against us, or that claims will not arise in the future in excess or outside of our insurance coverage and contractual indemnities with suppliers and manufacturers. We believe we have adequate product liability insurance; however, as we release new products and expand our sales channels, we may not be able to obtain adequate product liability insurance or the cost of doing so may be prohibitive. Adverse determinations of material product liability claims made against us could also harm our reputation and cause us to lose customers and could have a material adverse effect on our business, results of operations or financial condition.

The markets in which we operate are in their infancy and highly competitive, and we may not be successful in competing in these industries as the industry further develops. We currently face competition from new and established competitors and expect to face competition from others in the future, including competition from companies with new technology.

The EV market is in its infancy, and we expect it will become more competitive in the future. There is no assurance that our vehicles will be successful in the respective markets in which they compete. A significant and growing number of established and new companies, as well as other companies, have entered or are reported to have plans to enter the EV market, including the off-road market that we intend to pursue. Most of our current and potential competitors have significantly greater financial, technical, manufacturing, marketing, sales networks and other resources than we do and may be able to devote greater resources to the design, development, manufacturing, distribution, promotion, sale and support of their products. Increased competition could result in lower vehicle sales, price reductions, revenue shortfalls, loss of customers and loss of market share, which could harm our business, prospects, financial condition and operating results.

Purchasers in this offering will experience immediate and substantial dilution in net tangible book value.

The public offering price is substantially higher than the net tangible book value of each outstanding share of our common stock. Purchasers of common stock in this offering will experience immediate and substantial dilution on a book value basis. The dilution per share in the net tangible book value per share of common stock will be $5.18 per share, based on an assumed public offering price of $7.21 per share, which was the closing price of our common stock on January 20, 2022. The dilution figures also assume no exercise of the overallotment option by the underwriter. If outstanding stock options and warrants to purchase shares of common stock are exercised, there would be further dilution. See “Dilution.”

We may need to defend ourselves against intellectual property infringement claims, which may be time-consuming and could cause us to incur substantial costs.

Others, including our competitors, may hold or obtain patents, copyrights, trademarks or other proprietary rights that could prevent, limit or interfere with our ability to make, use, develop, sell or market our products and services, which could make it more difficult for us to operate our business. From time to time, the holders of such intellectual property rights may assert their rights and may bring suits alleging infringement or misappropriation of such rights. In addition, if we are determined to have infringed upon a third party’s intellectual property rights, we may be required to cease making, selling or incorporating certain components or intellectual property into the products we offer, to pay substantial damages and/or license royalties, to redesign our products, and/or to establish and maintain alternative branding for our products.

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We have applied for trademark rights for the “Volcon” brand name and our logo in the United States and Latin America. We have received notice from two entities who have indicated they will protest the issuance of a trademark for the Volcon name due to the similarity of Volcon to their trademarks, even though our products are different. We are currently in negotiation with these entities to obtain an agreement that our Volcon trademark can co-exist with their trademarks. If we are unsuccessful in obtaining agreement with these entities, we will need to consider the use of a different trademark for our Company and our products.

In the event that we were required to take one or more such actions, our business, prospects, operating results and financial condition could be materially adversely affected. In addition, any litigation or claims, whether or not valid, could result in substantial costs, negative publicity and diversion of resources and management attention.

Potential tariffs or a global trade war could increase our costs and could further increase the cost of our products, which could adversely impact the competitiveness of our products and our financial results.

Our vehicles depend on materials from China, namely batteries, which are among the main components of our vehicles. We cannot predict what actions may be taken with respect to tariffs or trade relations between the United States and China, what products may be subject to such actions, or what actions may be taken by China in retaliation. The adoption and expansion of trade restrictions, the occurrence of a trade war, or other governmental action related to tariffs, trade agreements or related policies have the potential to adversely impact our supply chain and access to equipment, our costs and our product margins. Any such cost increases or decreases in availability could slow our growth and cause our financial results and operational metrics to suffer.

Subsequent to fulfilling orders we have received directly from consumers, we intend to sell our vehicles and accessories through a network of third parties, and there is no assurance that we will be able to successfully build out this network.

Initially, in the U.S. we intended to sell our vehicles directly to the consumer via our website. We ceased selling vehicles directly to consumers in November 2021 and began negotiating dealer agreements to sell our vehicles in the U.S. to powersport vehicle dealers.

We are also developing a line of aftermarket accessories for our vehicles that will be manufactured and produced by third parties. We intend to market our accessories on our website but also use our dealer network to display and sell these accessories.

We also intend to sell our vehicles internationally through international distributors. We have signed distributor agreements with distributors in Central and South America. We are relying on these distributors to market, promote, sell and service our vehicles and sell accessories in their designated countries/territories.

We believe our success will be highly dependent on our ability to build out this network in the major markets in which we intend to compete for customers, and to maintain this network in the future. Our model is dependent not only on our ability to create the foregoing network, but also on the commitment and motivation of these third parties to promote our brand and products.

Orders for vehicles are cancelable and the deposit fully refundable until delivered to and accepted by the customer 14 days from delivery, and there can be no assurance that such orders will be converted into sales.

As of November 24, 2021, the last day we took orders on our direct-to-consumer platform, U.S. customers have placed orders for 360 Grunts, plus accessories and a delivery fee representing total net deposits of $2.2 million. These orders are cancelable by the customer until the vehicle is delivered and after a 14-day acceptance period, therefore the deposits have been recorded as deferred revenue. As of December 31, 2021, we have delivered 42 of these Grunts and based on our current production capacity, we believe we will deliver all of the Grunts by April 2022.

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As of December 31, 2021, we have received orders from Latin America importers for 92 Grunts. Payment for these orders is due prior to shipment and are cancelable until shipped. As of December 31, 2021, we have shipped 24 Grunts to Latin America importers and based on our current production capacity, we believe we will be able to fulfill all pending orders by March 2022.

The estimated fulfillment of all orders we have received assumes we are successfully able to increase our production capacity in the future, of which there is no assurance. We only recently commenced assembling vehicles and we have encountered delays as we increased production. If we are unable to satisfy pending orders on a timely basis, customers may cancel their orders.

In some cases, there will be significant time between a customer ordering a vehicle and the eventual delivery of the vehicle, which creates a heightened risk that a customer that ordered a vehicle may change his or her mind and not ultimately take delivery of the vehicle, and accessories if purchased in their order, even though the customer paid the full list price to complete their order. As a result, no assurance can be made that orders will not be cancelled. Any cancellations could harm our financial condition, business, prospects and operating results.

We are developing our dealer network in the United States, and we may not be able to obtain a sufficient number of dealers to sell our vehicles to be commercially successful.

We initially intended to sell and distribute our vehicles and accessories in the U.S. on a direct-to-consumer sales platform. We are currently negotiating dealership agreements with retail partners to display and sell our vehicles and accessories which will require us to discontinue selling and distributing our vehicles under the direct-to-consumer model.

We will be required to comply with manufacture/dealer laws in each state in which we sell our vehicles through dealers. Dealer laws vary by state and although our dealer agreements are intended to comply with these laws, we may be required to amend our agreements if these laws are changed or are challenged by dealers or other OEMs.

Many dealers will require us to identify financing sources for dealers to purchase vehicle inventory and to identify financing sources for the dealers’ customers to finance their purchase. We will incur costs under these financing arrangements to incentivize dealers to buy our vehicles including free dealer financing for certain periods or based on purchase volumes, interest rate buydowns on the dealers’ customer financing to incentivize their customers’ purchase of our vehicles. Because we are a young company with limited sales history and recurring losses, we may not be able to obtain these inventory financing sources which may result in dealers not wanting to sell our vehicles.

We may be unable to improve our existing products and develop and market new products that respond to customer needs and preferences and achieve market acceptance.

We may not be able to compete as effectively with our competitors, and ultimately satisfy the needs and preferences of our customers, unless we can successfully enhance the Grunt, develop new innovative products and distinguish our products from our competitors’ products through innovation and design. Product development requires significant financial, technological, and other resources. There can be no assurance that we will be able to incur a level of investment in research and development that will be sufficient to successfully make us competitive in product innovation and design. In addition, even if we are able to successfully enhance existing products and develop new products, there is no guarantee that the markets for our existing products and new products will progress as anticipated. If any of the markets in which our existing products compete do not develop as expected, our business, results of operations or financial condition could be materially adversely affected.

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We are utilizing a small number of vendors to assist us with the design our vehicles, including the chassis, electrical systems, safety requirements, body components and accessories, and the inability of these vendors to complete our respective design requirements may delay our ability to release these vehicles for production, which could have a material adverse effect on our financial condition and operating results.

We have entered into design and development agreements with vendors with experience in the design and development of two-wheel and four-wheel off-road vehicles to assist us with the development of certain aspects of our vehicles. Although these vendors have successfully assisted other companies with design and development of vehicles, they may not be able to successfully design and develop our vehicles. These vendors may experience delays in fulfilling their obligations under these contracts due to the inability to source parts from other vendors, lack of employees available to work on our projects due to labor shortages or other competing projects from other customers or COVID 19 issues impacting employees. Failure of these vendors to complete the contracted design and development projects for our vehicles will result in delays in obtaining regulatory approvals and delay production and release of the vehicles for sale, which could have a material adverse effect on our business, results of operations or financial condition.

We have no experience servicing our vehicles, we intend to primarily utilize third parties to service our vehicles, and if we are unable to address the service requirements of our customers, our business could be materially and adversely affected.

We have no experience servicing or repairing our vehicles and we are developing our service manual and service procedures to repair our vehicles. We are in the process of developing a network of service providers who will also be our dealers as many states require that only dealers can provide warranty service on vehicles.

Servicing electric vehicles is different than servicing vehicles with internal combustion engines and requires specialized skills, including high voltage training and servicing techniques. If we are unable to successfully address the service requirements of our customers, our business and prospects will be materially and adversely affected. If we are unable to successfully address the servicing requirements of our customers or establish a market perception that we maintain high-quality support, our reputation could be harmed, we may be subject to claims from our customers, and our business, results of operations or financial condition may be materially and adversely affected.

Significant product repair and/or replacement due to product warranty claims or product recalls could have a material adverse impact on our business, results of operations or financial condition.

We provide a one-year warranty against defects for the Grunt, and a two-year warranty on the battery. We currently expect to provide a similar warranty for all our vehicles as they are released for sale. Our warranty will generally require us to repair or replace defective products during such warranty periods at no cost to the consumer. We will record provisions based on an estimate of product warranty claims, but there is the possibility that actual claims may exceed these provisions and therefore negatively impact our results of operations of financial condition.

In addition, we may in the future be required to make product recalls or could be held liable in the event that some of our products do not meet safety standards or statutory requirements on product safety, even if the defects related to any such recall or liability are not covered by our limited warranty. The repair and replacement costs that we could incur in connection with a recall could have a material adverse effect on our business, results of operations or financial condition. Product recalls could also harm our reputation and cause us to lose customers, particularly if recalls cause consumers to question the safety or reliability of our products, which could have a material adverse effect on its business, results of operations or financial condition.

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Our success is dependent upon the success of the off-road vehicle industry and upon consumers’ willingness to adopt electric vehicles.

Our success is dependent upon the success of the off-road vehicle industry as a whole, and in particular upon consumers’ willingness to adopt electric vehicles as an alternative to combustion vehicles. If the market for electric off-road vehicles does not develop at the rate or in the manner or to the extent that we expect, our business, results of operations or financial condition may be adversely materially affected. The market for electric vehicles is relatively new, rapidly evolving, characterized by rapidly changing technologies, price competition, additional competitors, evolving government regulation and industry standard, frequent new vehicle announcements and changing consumer demands and behaviors. Factors that may influence the adoption of electric vehicles include:

•	perceptions about electric vehicle quality, safety, design, performance and costs;

•	the limited range over which electric vehicles may be driven on a single battery charge, and the decline of an electric vehicle’s range resulting from deterioration over time in the battery’s ability to hold a charge;

•	the ability to easily charge electric vehicles;

•	volatility in the cost of oil and gasoline, and improvements in the fuel economy of combustion engines; and

•	the environmental consciousness of off-road vehicles customers.

The influence of any of the factors described above may cause our customers not to purchase our vehicles and may otherwise materially adversely affect our business, results of operations or financial condition.

We currently operate in an area that is not heavily regulated, and future changes in government oversight may subject us to increased regulations, which may increase our expenses.

The off-road vehicle market is not heavily regulated, as compared to on-road vehicles, and, as such, we are not currently subject to significant government regulations. As this market develops and grows, it may come under increased regulatory scrutiny, which may result in increased regulations. This increase in regulations may result in increased costs and expenses, which may materially and adversely affect our business, results of operations or financial condition.

We will lease a new facility from an entity controlled by our founders, and this arrangement was not conducted on an arm’s length basis.

We will be leasing a dedicated, built-to-suit manufacturing facility on 53 acres in Liberty Hill, Texas from an entity controlled by our founders. Although we believe the lease terms are at or below current market rates, due to the relationship between our company and our founders, the negotiation of the lease agreement was not conducted on an arm’s length basis. As such, it is possible that the terms were less favorable to us than in a transaction negotiated in an arm’s length transaction.

Our directors and executive officers will continue to exercise significant control over us, which will limit your ability to influence corporate matters and could delay or prevent a change in corporate control.

The existing holdings of our directors and executive officers, assuming full exercise of the warrants held by such individuals, will be, in the aggregate, approximately 46% of our outstanding common stock after this offering. As a result, these stockholders will be able to influence our management and affairs and control the outcome of matters submitted to our stockholders for approval, including the election of directors and any sale, merger, consolidation, or sale of all or substantially all of our assets.

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These stockholders acquired their shares of common stock for substantially less than the price of the shares of common stock being acquired in this offering, and these stockholders may have interests, with respect to their common stock, that are different from those of investors in this offering and the concentration of voting power among one or more of these stockholders may have an adverse effect on the price of our common stock.

In addition, this concentration of ownership might adversely affect the market price of our common stock by: (1) delaying, deferring or preventing a change of control of our company; (2) impeding a merger, consolidation, takeover or other business combination involving our company; or (3) discouraging a potential acquirer from making a tender offer or otherwise attempting to obtain control of our company.

We are party to certain agreements with our founders that may create a conflict of interest for our board of directors in evaluating a potential change of control transaction.

We have entered into consulting agreements with Pink Possum, LLC (“Pink Possum”), an entity controlled by Mr. Okonsky, and Highbridge Consultants, LLC (“Highbridge”), an entity controlled by Mr. James, pursuant to which Messrs. Okonsky and James provide us with services. Pursuant to the consulting agreements, upon the occurrence of a Fundamental Transaction, which generally includes a business combination, merger, or sale of all or substantially all of our assets (or similar events), for an aggregate gross sales price of $100.0 million or more, each entity will receive a cash payment equal to 1% of such gross sales price. Since Messrs. Okonsky and James are entitled to these payments, they may have a conflict of interest in determining whether a particular Fundamental Transaction is in the best interests of our shareholders. Furthermore, these payments upon the consummation of a Fundamental Transaction may make our company less attractive to a potential acquirer or may reduce the valuation we receive in connection with a Fundamental Transaction.

Your ownership may be diluted if additional capital stock is issued to raise capital, to finance acquisitions or in connection with strategic transactions.

We intend to seek to raise additional funds, finance acquisitions or develop strategic relationships by issuing equity or convertible debt securities in addition to the shares issued in this offering, which would reduce the percentage ownership of our existing stockholders. Our board of directors has the authority, without action or vote of the stockholders, to issue all or any part of our authorized but unissued shares of common or preferred stock. Our certificate of incorporation authorizes us to issue up to 100,000,000 shares of common stock and 5,000,000 shares of preferred stock. Future issuances of common or preferred stock would reduce your influence over matters on which stockholders vote and would be dilutive to earnings per share. In addition, any newly issued preferred stock could have rights, preferences and privileges senior to those of the common stock. Those rights, preferences and privileges could include, among other things, the establishment of dividends that must be paid prior to declaring or paying dividends or other distributions to holders of our common stock or providing for preferential liquidation rights. These rights, preferences and privileges could negatively affect the rights of holders of our common stock, and the right to convert such preferred stock into shares of our common stock at a rate or price that would have a dilutive effect on the outstanding shares of our common stock.

General Risk Factors

If our stock price fluctuates, you could lose a significant part of your investment.

The market price of our common stock is subject to wide fluctuations in response to, among other things, the risk factors described in this filing and other factors beyond our control, such as fluctuations in the valuation of companies perceived by investors to be comparable to us. Furthermore, the stock markets have experienced price and volume fluctuations that have affected and continue to affect the market prices of equity securities of many companies. These fluctuations often have been unrelated or disproportionate to the operating performance of those companies. These broad market and industry fluctuations, as well as general economic, political, and market conditions, such as recessions, interest rate changes or international currency fluctuations, may negatively affect the market price of our common stock. In the past, many companies that have experienced volatility in the market price of their stock have been subject to securities class action litigation. We may be the target of this type of litigation in the future. Securities litigation against us could result in substantial costs and divert our management’s attention from other business concerns, which could seriously harm our business.

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If securities or industry analysts do not publish research or reports about us, or if they adversely change their recommendations regarding our common stock, then our stock price and trading volume could decline.

The trading market for our common stock is influenced by the research and reports that industry or securities analysts publish about us, our industry and our market. If no analyst elects to cover us and publish research or reports about us, the market for our common stock could be severely limited and our stock price could be adversely affected. As a small-cap company, we are more likely than our larger competitors to lack coverage from securities analysts. In addition, even if we receive analyst coverage, if one or more analysts ceases coverage of us or fails to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause our stock price or trading volume to decline. If one or more analysts who elect to cover us issue negative reports or adversely change their recommendations regarding our common stock, our stock price could decline.

As an “emerging growth company” under the Jumpstart Our Business Startups Act, or JOBS Act, we are permitted to, and intend to, rely on exemptions from certain disclosure requirements.

As an “emerging growth company” under the JOBS Act, we are permitted to, and intend to, rely on exemptions from certain disclosure requirements. We are an emerging growth company until the earliest of:

•	the last day of the fiscal year during which we have total annual gross revenues of $1.07 billion or more;

•	the last day of the fiscal year following the fifth anniversary of this offering;

•	the date on which we have, during the previous 3-year period, issued more than $1 billion in non-convertible debt; or

•	the date on which we are deemed a “large accelerated issuer” as defined under the federal securities laws.

For so long as we remain an emerging growth company, we will not be required to:

•	have an auditor report on our internal control over financial reporting pursuant to the Sarbanes-Oxley Act of 2002;

•	comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (auditor discussion and analysis);

•	submit certain executive compensation matters to shareholders advisory votes pursuant to the “say on frequency” and “say on pay” provisions (requiring a non-binding shareholder vote to approve compensation of certain executive officers) and the “say on golden parachute” provisions (requiring a non-binding shareholder vote to approve golden parachute arrangements for certain executive officers in connection with mergers and certain other business combinations) of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010;

•	include detailed compensation discussion and analysis in our filings under the Securities Exchange Act of 1934, as amended, and instead may provide a reduced level of disclosure concerning executive compensation;

•	may present only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations, or MD&A; and

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•	are eligible to claim longer phase-in periods for the adoption of new or revised financial accounting standards under §107 of the JOBS Act.

We intend to take advantage of all of these reduced reporting requirements and exemptions, other than the longer phase-in periods for the adoption of new or revised financial accounting standards under §107 of the JOBS Act.

Certain of these reduced reporting requirements and exemptions were already available to us due to the fact that we also qualify as a “smaller reporting company” under SEC rules. For instance, smaller reporting companies are not required to obtain an auditor attestation and report regarding management’s assessment of internal control over financial reporting; are not required to provide a compensation discussion and analysis; are not required to provide a pay-for-performance graph or CEO pay ratio disclosure; and may present only two years of audited financial statements and related MD&A disclosure.

We cannot predict if investors will find our securities less attractive due to our reliance on these exemptions. If investors were to find our common stock less attractive as a result of our election, we may have difficulty raising all of the proceeds we seek in this offering.

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Cautionary Note Regarding Forward-Looking Statements

This document contains forward-looking statements.  In addition, from time to time, we or our representatives may make forward-looking statements orally or in writing. We base these forward-looking statements on our expectations and projections about future events, which we derive from the information currently available to us. Such forward-looking statements relate to future events or our future performance, including: our financial performance and projections; our growth in revenue and earnings; and our business prospects and opportunities. You can identify forward-looking statements by those that are not historical in nature, particularly those that use terminology such as “may,” “should,” “expects,” “anticipates,” “contemplates,” “estimates,” “believes,” “plans,” “projected,” “predicts,” “potential,” or “hopes” or the negative of these or similar terms. In evaluating these forward-looking statements, you should consider various factors, including: our ability to change the direction of the Company; our ability to keep pace with new technology and changing market needs; and the competitive environment of our business. These and other factors may cause our actual results to differ materially from any forward-looking statement. Forward-looking statements are only predictions. The forward-looking events discussed in this document and other statements made from time to time by us or our representatives, may not occur, and actual events and results may differ materially and are subject to risks, uncertainties and assumptions about us. We are not obligated to publicly update or revise any forward-looking statement, whether as a result of uncertainties and assumptions, the forward-looking events discussed in this document and other statements made from time to time by us or our representatives might not occur.

While we believe we have identified material risks, these risks and uncertainties are not exhaustive. Other sections of this prospectus describe additional factors that could adversely impact our business and financial performance. Moreover, we operate in a very competitive and rapidly changing environment. New risks and uncertainties emerge from time to time, and it is not possible to predict all risks and uncertainties, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy or completeness of any of these forward-looking statements. You should not rely upon forward-looking statements as predictions of future events. We are under no duty to update any of these forward-looking statements after the date of this prospectus to conform our prior statements to actual results or revised expectations, and we do not intend to do so.

Forward-looking statements include, but are not limited to, statements about:

•	our ability to obtain additional funding to market our vehicles and develop new products;
•	our ability to produce our vehicles with sufficient scale and quality to satisfy customers;
•	whether we experience delays in the design, production and launch of our vehicles;
•	the inability of our suppliers to deliver the necessary components for our vehicles at prices and volumes acceptable to us;
•	our ability to establish a network of dealers to sell and service our vehicles.
•	our vehicles failing to perform as expected;
•	our facing product warranty claims or product recalls;
•	our facing adverse determinations in significant product liability claims;
•	customers not adopting electric vehicles;
•	the development of alternative technology that adversely affects our business;
•	the impact of COVID-19 on our business;
•	increased government regulation of our industry; and
•	tariffs and currency exchange rates.

We caution you not to place undue reliance on the forward-looking statements, which speak only as of the date of this prospectus in the case of forward-looking statements contained in this prospectus.

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Use of Proceeds

We estimate that we will receive net proceeds from the sale of common stock of approximately $22.6 million (or approximately $26.0 million if the underwriter’s option to purchase additional common stock from us is exercised in full), based upon an assumed public offering price of $7.21 per share, which was the closing price of our common stock as reported on NASDAQ on January 20, 2022, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

Each $1.00 increase (decrease) in the assumed public offering price of $7.21 per share (the last reported price for our common stock as reported on the Nasdaq Capital Market on January 20, 2022) would change our net proceeds by $3.2 million, assuming the number of shares offered by us, as set forth on the cover of this prospectus, remains the same and after deducting the underwriting discounts and commissions and estimated offering expenses payable by us. We may also increase or decrease the number of shares we are offering. An increase (decrease) of 100,000 in the number of shares we are offering would increase (decrease) the net proceeds to us from this offering, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us, by approximately $0.7 million, assuming the assumed public offering price stays the same.

We intend to use the net proceeds from this offering as follows: (i) approximately $2.5 million for non-recurring engineering costs related to our development of our vehicles; (ii) approximately $16.0 million to fund the purchase of inventory and production costs of our vehicles; (iii) approximately $2.7 million for capital expenditures for tooling related to our vehicles and equipment and fixtures for our production facility; and (iv) the remainder for working capital. To the extent the underwriter’s option to purchase additional common stock from us is exercised, we intend to use any additional net proceeds from such over-allotment option for working capital.

We believe the net proceeds of this offering, along with the proceeds from our IPO, and together with our cash and cash equivalents, will be sufficient to meet our cash, operational and liquidity requirements until September 2022.

As of the date of this prospectus, we cannot specify with certainty all of the particular uses for the net proceeds to us from this offering. Accordingly, our management will have broad discretion in the application of these proceeds. Net offering proceeds not immediately applied to the uses summarized above will be invested in short-term investments such as money market funds, commercial paper, U.S. treasury bills and similar securities investments pending their use.

Dividend Policy

We have never declared or paid any cash dividends on our capital stock. We currently intend to retain earnings, if any, to finance the growth and development of our business. We do not expect to pay any cash dividends on our common stock in the foreseeable future. Payment of future dividends, if any, will be at the discretion of our board of directors and will depend on our financial condition, results of operations, capital requirements, restrictions contained in any financing instruments, provisions of applicable law and other factors the board deems relevant.

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Capitalization

The following table sets forth our cash and cash equivalents and capitalization as of September 30, 2021 on:

•	an actual basis; and

•	a pro forma IPO basis after giving effect to:
	o	the issuance of 3,251,875 share of common stock (including the overallotment), from our IPO at $5.50 per share in October 2021;
	o	the conversion of 1,191,388 shares of Series A preferred stock that converted into 2,978,588 shares of common stock upon the closing of the IPO in October 2021 issued in our private placement that was completed in January 2021;
	o	1,105,827 shares of Series B preferred stock that converted into 2,764,587 shares of common stock upon the closing of our IPO in October 2021 issued in our private placement that was commenced in March 2021 and completed in June 2021;
	o	the issuance of 5,507,575 shares of common stock for the cashless exercise of warrants by one of our founders in December 2021;
	o	the issuance of 236,220 shares of common stock for the exercise of warrants primarily on a cashless basis subsequent to the completion of our IPO in October 2021; and
	o	the issuance of 50,000 shares of common stock in January 2022 to employees for vesting of restricted stock units and the issuance of 625 shares of common stock in December 2021 to a former employee from our 2021 Stock Plan.

•	the sale of 3,467,406 shares of our common stock in this offering at an assumed offering price of $7.21 per share, which was the closing price of our common stock as reported on NASDAQ on January 20, 2022, and our receipt of the estimated $22.6 million in net proceeds from this offering, after deducting underwriting commissions and estimated offering expenses payable by us

You should read this capitalization table together with “Use of Proceeds,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and the related notes appearing elsewhere in this prospectus.

		At September 30, 2021
	Actual	Pro Forma – IPO (1)	Pro Forma (2)
Cash and cash equivalents	2,657,379	16,574,686	$39,179,686

Notes payable – short and long-term	1,229,500	90,656	90,656
Stockholders’ equity: Preferred Stock, $0.00001 par value: 5,000,000 authorized
Series A Preferred stock, $0.00001 par value: 1,400,000 authorized, convertible one share to 2.5 common shares, actual and pro forma; 1,191,388 shares issued and outstanding, actual and no shares issued and outstanding, pro forma	12	–	–
Series B Preferred stock, $0.00001 par value, convertible one share to 2.5 common shares: 1,500,000 authorized, actual and pro forma; 1,105,827 shares issued and outstanding, actual and no shares issued and outstanding, pro forma	11	–	–
Common stock, $0.00001 par value: 100,000,000 shares authorized, actual; 2,569,717 shares issued and outstanding, 17,309,187 shares issued and outstanding, pro forma - IPO (1) and 20,826,593 shares issued and outstanding, pro forma (2)	13	69	104
Additional paid-in capital	31,509,121	47,426,395	70,031,360
Accumulated deficit	(26,720,253)	(27,581,409)	(27,581,409)
Total stockholders’ equity	4,788,904	19,845,055	42,450,05
Total capitalization	6,018,404	19,935,711	$42,540,711

(1)	The proforma - IPO amounts include 2,569,717 actual shares outstanding as of September 30, 2021 and the impact of (i) 5,743,175 shares of common stock issuable upon conversion of our Series A preferred stock and Series B preferred stock upon completion of our IPO in October 2021, (ii) 3,251,875 shares issued at $5.50 per share from our IPO, which includes 226,875 shares from the exercise of the overallotment; (iii) 5,507,575 shares issued in December 2021 from the exercise of warrants by one of our founders, (iv) 236,220 shares issued subsequent to our IPO from the exercise of warrants by other warrant holders, (v) the issuance of 50,000 shares in January 2022 to employees for the vesting of restricted stock units and (vi) 625 shares issued to a former employee in December 2021.
(2)	The proforma amounts include 17,359,187 shares of common stock outstanding immediately prior to this offering plus 3,467,406 shares issued from this offering.

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The number of shares of common stock to be outstanding after this offering does not give effect to the following as of January 20, 2022:

•	5,174,209 shares of common stock underlying outstanding warrants at a weighted average exercise price of $1.16 per share;
•	2,389,045 shares of common stock underlying outstanding options with a weighted average exercise price of $4.53 per share;
•	335,000 shares of common stock reserved for issuance upon vesting of restricted stock units;
•	112,823 shares available for future issuance under the Volcon, Inc. 2021 Stock Plan;
•	173,371 shares of common stock issuable upon exercise of warrants to be issued to the underwriter in connection with this offering with an exercise price of $9.01 per share.

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Dilution

Purchasers of our common stock in this offering will experience an immediate dilution of net tangible book value per share from the public offering price. Dilution in net tangible book value per share represents the difference between the amount per share paid by the purchasers of shares of common stock and the net tangible book value per share immediately after this offering.

As of September 30, 2021, our net tangible book value was $4,745,056, or $1.84 per share of common stock. Net tangible book value per share represents our total tangible assets, less our total liabilities, divided by the number of outstanding shares of our common stock.

Dilution represents the difference between the amount per share paid by purchasers in this offering and the pro forma net tangible book value per share of common stock after the offering. After giving effect to (i) the sale of shares of common stock in this offering at an assumed offering price of $7.21 per share, which was the closing price of our common stock as reported on NASDAQ on January 20, 2022, and after deducting underwriting commissions and estimated offering expenses payable by us, (ii) the issuance of 1,191,388 shares of Series A preferred stock completed in February 2021 at an offering price of $6.43 per share (including $2,000,000 from the SAFE funding completed in 2020 which converted to 424,269 shares at $4.71 per share and $2,258,940 from our WeFunder offering completed in January 2021 which converted to 351,832 shares at $6.43 per share) that converted into 2,978,588 shares of common stock upon the closing of our IPO in October 2021 issued in a private placement that was, (iii) the issuance of 1,105,827 shares of Series B preferred stock that was completed in June 2021 at an offering price of $9.50 per share that converted into 2,764,587 shares of common stock upon the closing of our IPO in October 2021 issued in a private placement, (iv) the issuance of 5,507,575 shares of common stock from the cashless exercise of warrants by one of our founders, (v) the issuance of 236,220 shares of common stock from the cashless exercise of warrants by other warrant holders, (vi) 625 shares issued in December 2021 to a former employee, (vii) 50,000 shares issued in January 2022 for vesting of employee RSUs and (viii) 3,251,875 shares issued from our IPO (including 226,875 shares sold from the exercise of the overallotment option) at $5.50 per share, but without adjusting for any other change in our net tangible book value subsequent to September 30, 2021, our pro forma net tangible book value would have been $2.03 per share. This represents an immediate increase in pro forma net tangible book value of $0.19 per share to our existing stockholders and immediate dilution of $5.18 per share to new investors purchasing shares at the proposed public offering price. The following table illustrates the dilution in pro forma net tangible book value per share to new investors as of September 30, 2021:

Assumed offering price per share	$7.21
Net tangible book value per share at September 30, 2021	$1.84
Increase in net tangible book value per share to the existing stockholders attributable to this offering	$0.19
Adjusted net tangible book value per share after this offering	$2.03

Dilution in net tangible book value per share to new investors	$5.18

Each $1.00 increase (decrease) in the assumed public offering price of $7.21 per share, would increase (decrease) our as adjusted net tangible book value per share to existing investors by $0.15, and would increase (decrease) dilution per share to new investors in this offering by $0.85, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same, and after deducting the estimated discounts and commissions and estimated offering expenses payable by us. In addition, to the extent any outstanding options or warrants to purchase common stock are exercised, new investors would experience further dilution. If the underwriter exercises its option to purchase additional shares in full, the as adjusted net tangible book value per share of our common stock after giving effect to this offering would be approximately $2.15 per share, and the dilution in as adjusted net tangible book value per share to investors in this offering would be approximately $5.06 per share of common stock.

The number of shares of common stock to be outstanding after this offering does not give effect to:

•	5,174,209 shares issuable upon exercise of outstanding warrants at a weighted average exercise price of $1.16 per share;

•	2,389,045 shares of common stock issuable upon exercise of options with a weighted average exercise price of $4.53 per share;

•	335,000 shares of common stock reserved for issuance upon vesting of restricted stock units

•	112,823 shares available for future issuance under the Volcon, Inc. 2021 Stock Plan; and

•	173,371 shares of common stock issuable upon exercise of warrants to be issued to the underwriter in connection with this offering at an exercise price of $9.01 per share.

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Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion of our financial condition and results of operations should be read in conjunction with the financial statements and the notes thereto included in this prospectus. The following discussion contains forward-looking statements. Actual results could differ materially from the results discussed in the forward-looking statements. See “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” above.

Overview

We are an all-electric, off-road powersports vehicle company developing and building electric two and four-wheel motorcycles and utility terrain vehicles (UTVs), also known as side-by-sides. In October 2020, we launched our offerings with two off-road motorcycles – the Grunt and the Runt. We initially began taking orders on our website for these initial offerings and began delivering the Grunts in the third quarter of 2021. We expect to begin delivering Runts in the second quarter of 2022. We terminated our direct-to-consumer sales platform in November 2021 and began negotiating dealership agreements with retail partners to display and sell our vehicles and accessories. Customers can now buy our vehicles and accessories directly from a local dealership. Some of these retail partners will also provide warranty and repair services to our customers. To date, we have entered into 33 dealership agreements.

Also in 2022, we expect to introduce the Volcon Stag which we expect to be available for sale in the first half of 2023. The Stag will be followed with the introduction of a higher performance, longer range UTV (to be named) which will be available for sale in 2024.

We are assembling the Grunt in a leased production facilities in Round Rock, Texas. We will be leasing a dedicated, built-to-suit manufacturing facility on 53 acres in Liberty Hill, Texas, 25 miles northwest of downtown Austin from an entity controlled by our founders. We expect to begin production of the Stag at this facility in the first half of 2023.

As of November 24, 2021, the last day we took orders on our direct-to-consumer platform, U.S. customers have made deposits for 360 Grunts, plus accessories and a deliver fee representing total deposits of $2.2 million. These orders are cancelable by the customer until the vehicle is delivered and after a 14-day acceptance period, therefore the deposits have been recorded as deferred revenue. Based on our current production capacity, we believe we will deliver all of the Grunts by April 2022.

We plan to sell our vehicles and accessories globally in a three-phase rollout of export sales– Latin America importers in 2021, Canada and Europe in 2022 and Australia in 2023. Export sales are executed with individual importers in each country that buy vehicles by the container. Each importer will sell vehicles to local dealers or directly to customers. Local dealers will provide warranty and repair services for vehicles purchased in their country.

As of December 31, 2021, we have received orders from Latin America importers for 92 Grunts and delivered 24 of them. Payment for these orders is due prior to shipment and are cancelable until shipped. Based on our current production capacity, we believe we will be able to fulfill all pending orders by March 2022.

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Results of Operations

We were formed on February 21, 2020. Operations for the period from February 21, 2020 (inception) to September 30, 2020, and the three months ended September 30, 2020 are not materially different; therefore, the financial information for 2020 below is from the inception through September 30, 2020.

	February 21, 2020 (inception) to September 30, 2020	Three months ended September 30, 2021	Nine months ended September 30, 2021
Revenue	$–	$75,067	$75,067
Cost of goods sold	–	1,176,691	1,176,691
Gross margin	–	(1,101,624)	(1,101,624)

Operating expenses:
Sales and marketing	26,946	1,135,205	1,937,745
Product development	331,621	3,021,207	7,595,581
General and administrative	18,090	586,494	14,634,037
Total operating expenses	376,657	4,742,906	24,167,363

Loss from operations	(376,657)	(5,844,530)	(25,268,987)

Interest and other expense	–	(46,025)	(76,853)
Net loss	$(376,657)	$(5,890,555)	$(25,345,840)

Due to recurring losses there is no provision for income taxes for any period presented.

Revenue

Revenue for the three and nine months ended September 30, 2021, was $75,067 and represents the sale of 11 Grunts.

Cost of goods sold

Cost of goods sold for the three and nine months ended September 30, 2021, was $1,176,691. Costs include labor costs of $476,027 for employees and contractors performing parts purchasing, assembly and quality control testing of Grunts and stock-based compensation of $188,860 for share based awards for employees. Part costs for Grunts sold during the periods were $152,830. Facilities costs were $48,321 for our manufacturing facility and inventory warehouse.

In the next 6-9 months we could experience manufacturing delays due to shipping constraints in our supply chain. We expect cost of goods sold to increase as we sell higher quantities of Grunts, but we expect the cost per Grunt to decrease as we gain efficiencies in the manufacturing process and the cost of parts is reduced as we purchase in higher volumes and source additional suppliers.

Sales and marketing

Sales and marketing expenses relate to costs to increase exposure and awareness for our products and developing our network of U.S. dealers and international distributors. Sales and marketing expenses for the period ended September 30, 2020, were not significant as we did not have significant operations during this period as there were no sales and marketing employees. Sales and marketing expense were $1,135,205 and $1,937,745 for the three and nine months ended September 30, 2021, respectively.

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For the three months ended September 30, 2021, sales and marketing expenses were primarily related to expenses associated with promoting our products and brand of $459,996, professional fees of $192,468, composed primarily of legal fees of $152,498 to develop our dealer agreements and evaluate compliance with dealer laws across the United States, employee payroll costs of $179,279, and stock-based compensation of $160,622 for share based awards granted to employees. For the nine months ended September 30, 2021, sales and marketing expenses were primarily related to expenses associated with promoting our products and brand of $788,840, professional fees of $272,042, primarily composed of legal fees of $153,784 to develop our dealer network and evaluate compliance with dealer laws across the United States, employee payroll costs of $420,994, and stock-based compensation of $237,028 for share based awards granted to employees and consultants.

We expect sales and marketing expenses to increase as we expand our U.S. dealer and international distributor networks and promote our products.

General and Administrative Expense

General and administrative expenses relate to costs for our finance, accounting and administrative functions to support the development, manufacturing and sales of our products. General and administrative expenses for the period ended September 30, 2020, were not significant as we did not have significant operations during this period as there were no employees. General and administrative expenses were $586,494 and $14,634,037 for the three and nine months ended September 30, 2021, respectively.

For the three months ended September 30, 2021, general and administrative expenses were primarily related to employee payroll costs of $179,321, stock-based compensation of $145,804 for share based awards granted to employees and consultants, and professional fees of $165,742, including professional fees related to employee recruitment of $108,177. For the nine months ended September 30, 2021, general and administrative expenses were primarily related to employee payroll costs of $431,304, stock-based compensation of $13,370,864 (consisting of $13.0 million due to warrants issued to our founders in March 2021 and $338,875 due to share based awards granted to employees and consultants), and professional fees of $661,570, including legal fees of $175,115, accounting fees of $232,354 and recruiting fees of $189,177.

We expect general and administrative expenses, other than stock-based compensation related to the founder warrants, to increase as we increase staffing to support sales, manufacturing, product development and to comply with public company reporting and compliance requirements.

Product Development Expense

Product development expenses relate to development of our products and process to manufacture these products. Product development expense was not significant for the period from February 21, 2020 (inception) through September 30, 2020, as we did not have any employees as of September 30, 2020. Product development expenses for the three and nine months ended September 30, 2021, were $3,021,207 and $7,595,581, respectively.

Product development expenses for the three months ended September 30, 2021, are primarily employee payroll costs of $893,266, stock-based compensation of $543,299 for share based awards granted to employees and consultants, professional fees of $366,530 for product design, prototype parts and tooling costs of $1,664,529 and facilities costs of $104,885. Product development expenses in for the nine months ended September 30, 2021, are primarily employee payroll costs of $1,341,112, stock-based compensation of $459,566 for share based awards granted to employees and consultants, professional fees of $955,391, including $790,676 for product design and $151,925 for employee recruitment, prototype parts and tooling costs $4,068,523 and facilities cost of $265,398.

We expect product development costs to increase in the future as our product development activities expand for new vehicle models.

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Interest and Other Expenses

Interest and other expense for the three and nine months ended September 30, 2021, primarily relates to interest on our notes payable used to purchase two vehicles and accretion on the promissory notes issued in September 2021.

Net Loss

Net loss for the three months ended September 30, 2020, and the period from February 21, 2020 (inception) through September 30, 2020, was $304,559 and $376,657, respectively, compared to $5,890,555 and $25,345,840 for the three and nine months ended September 30, 2021, respectively.

Liquidity and Capital Resources

On September 30, 2021, we had cash of $2.7 million and we had working capital of $3.0 million. Since inception in February 2020, we have funded our operations from proceeds from debt and equity sales.

Cash used in operating activities

Operating activities for the period from February 21, 2020 (inception) to September 30, 2020, mainly included research and development costs, and professional fees for consultants and attorneys for the formation of the Company and early product development efforts. Some of these costs were paid for by the founders on behalf of the Company. Net cash used in operating activities was $13.3 million for the nine months ended September 30, 2021 and includes all of our operating costs except stock-based compensation, and depreciation and amortization. Cash used in operating activities includes increases in inventory and prepaid inventory totaling $5.3 million as we made payments and deposits to purchase raw materials to begin production of the Grunt in September 2021 for delivery to customers, cash provided by customer deposits of $2.3 million and an increase in accounts payable of $1.2 million.

Cash used in investing activities

Net cash used in investing activities was $0.7 million for the nine months ended September 30, 2021, and mainly included purchases of equipment and tooling related to our product development and certain intangible assets. Cash uses from investing activities for the period ended September 30, 2020, was not significant.

Cash provided by financing activities

Cash provided from financing activities for the period ended September 30, 2020, was $1.6 million and was related to proceeds received from the SAFE offering that was partially completed at September 30, 2020. Net cash provided by financing activities was $16.1 million for the nine months ended September 30, 2021.

In January 2021, we completed a WeFunder SAFE offering which was convertible into preferred stock upon future financing events. We received gross proceeds of $2,258,940 and paid expenses of $53,500.

In February 2021, we completed an offering of our Series A preferred stock. We received gross proceeds of $2,669,978 and issued 415,287 shares of Series A preferred stock. We paid commissions and expenses of $205,470 and issued 79,750 shares of common stock and warrants to purchase 79,750 shares of common stock with an exercise price of $2.57 to placement agents in connection with the offering. This equity financing resulted in the SAFE investments of $2.0 million as of December 31, 2020, converting into 424,269 shares of Series A preferred stock and the WeFunder SAFE investments converting into 351,832 shares of Series A preferred stock.

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From April 2021 to September 2021, we sold 1,105,827 shares of Series B preferred stock at $9.50 per share resulting in gross proceeds of $10.5 million. We paid commissions and expenses of $890,026 and issued 123,295 shares of common stock and warrants to purchase 197,272 shares of common stock with an exercise price of $3.80 to placement agents in connection with the offering.

On September 10, 2021, the Company entered into an agreement with a lender for a 6% promissory note of $2 million. The promissory note has a maturity date of one year from inception or immediately upon the completion of this offering. For providing the above promissory note, the Company agreed to issue 266,664 shares of our common stock and agreed to pay $35,000 of the placement agent’s and investor’s legal costs and paid a 6% commission to the placement agent, who is the underwriter of this offering. Such payment is cash compensation for providing services for a private placement in accordance with FINRA Rule 5110 Supplementary Material .01(b)(2).

Our continuation as a going concern is dependent upon our ability to obtain necessary equity financing to continue operations and the attainment of profitable operations. As of September 30, 2021, we had incurred an accumulated deficit of $26.7 million since inception and have generated less than $0.1 million in revenue. Additionally, management anticipates that our cash on hand as of September 30, 2021, is insufficient to fund planned operations beyond one year from the date of the issuance of the financial statements as of and for the three and nine months ended September 30, 2021. These factors raise substantial doubt regarding our ability to continue as a going concern.

In October 2021, the Company completed its IPO and sold an aggregate of 3,251,675 shares of its common stock at $5.50 per share. The Company received net proceeds of $16.6 million after underwriter commissions and expenses of $1.7 million. The underwriter was also issued 151,250 warrants to purchase the Company’s common stock at $6.88 per share.

We believe the net proceeds of this offering, along with the proceeds from our IPO, and together with our cash and cash equivalents, will be sufficient to meet our cash, operational and liquidity requirements until September 2022. We will likely be required to raise additional proceeds to fund our operations in the near term and there is no guarantee that we will be able to raise funding with favorable terms, if at all.

JOBS Act Accounting Election

The recently enacted JOBS Act provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act of 1933, as amended, for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have irrevocably elected not to avail ourselves of this extended transition period and, as a result, we will adopt new or revised accounting standards on the relevant dates on which adoption of such standards is required for other public companies.

We have implemented all new accounting pronouncements that are in effect and may impact our financial statements and we do not believe that there are any other new accounting pronouncements that have been issued that might have a material impact on our financial position or results of operations.

Critical Accounting Policies

Use of Estimates in Financial Statement Presentation

The preparation of the financial statements in conformity with generally accepted accounting principles in the United States of America (“U.S. GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the dates of the financial statements and the reported amounts of expenses during the reporting periods.

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Making estimates requires management to exercise judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, actual results could differ significantly from those estimates.

Revenue recognition

Revenue is recognized when we transfer control of the product to the customer and a 14-day acceptance period has expired or the customer has acknowledged acceptance prior to the end of the 14-day acceptance period. Revenue is measured as the amount of consideration we expect to receive in exchange for transferring control of our vehicles, parts and accessories. Consideration that is received in advance of the transfer of goods is deferred until delivery has occurred. Sales and other taxes we collect concurrent with revenue-producing activities are excluded from revenue. If a right of return exists, we adjust revenue for the estimated effect of returns. Until we develop sales history, we will estimate expected returns based on industry data for sales returns as a percent of sales, type of product, and a projection of this experience into the future. Our sales do not have a financing component.

Sales promotions and incentives. We provide for estimated sales promotion and incentive expenses, which are recognized as a component of sales in measuring the amount of consideration we expect to receive in exchange for transferring goods or providing services. Examples of sales promotion and incentive programs include distributor fees and volume incentives. Sales promotion and incentive expenses are estimated based on current programs for each product line. We record these amounts as a liability in the balance sheet until they are ultimately paid. Adjustments to sales promotions and incentives accruals are made as actual usage becomes known in order to properly estimate the amounts necessary to generate consumer demand based on market conditions as of the balance sheet date.

Shipping and handling charges and costs. We record shipping and handling charged to the customer and related shipping costs as a component of cost of sales when control has transferred to the customer.

Product warranties

We provide a one-year warranty on our vehicles, and a two-year warranty on the battery pack. We accrue warranty reserves at the time a vehicle is delivered to the customer. Warranty reserves include our best estimate of the projected cost to repair or to replace any items under warranty, based on actual warranty experience as it becomes available and other known factors that may impact our evaluation of historical data. We review our reserves quarterly to ensure that our accruals are adequate in meeting expected future warranty obligations, and we will adjust our estimates as needed. Factors that could have an impact on the warranty reserve include the following: changes in manufacturing quality, shifts in product mix, changes in warranty coverage periods, product recalls and changes in sales volume. Warranty expense is recorded as a component of cost of revenues in the statement of operations. The portion of the warranty provision which is expected to be incurred within 12 months from the balance sheet date will be classified as current, while the remaining amount will be classified as long-term liabilities.

Income taxes

Deferred taxes are determined utilizing the “asset and liability” method, whereby deferred tax asset and liability account balances are determined based on differences between financial reporting and the tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. We provide a valuation allowance, when it is more likely than not that deferred tax assets will not be realized in the foreseeable future.

The impact of an uncertain income tax position on the income tax return is recognized at the largest amount that is more-likely-than-not to be sustained upon audit by the relevant tax authority. An uncertain income tax position will not be recognized if it has less than a 50% likelihood of being sustained. Interest and penalties on income taxes will be classified as a component of the provisions for income taxes.

Stock-based compensation

We measure the total amount of employee stock-based compensation expense for a grant based on the grant date fair value of each award and recognize the stock-based compensation expense on a straight-line basis over the requisite service period of an award. Stock-based compensation is based on unvested outstanding awards. We have elected to recognize forfeitures when realized.

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BUSINESS

Overview

We are an all-electric, off-road powersports vehicle company developing and building electric two and four-wheel motorcycles and utility terrain vehicles (UTVs), also known as side-by-sides. In October 2020, we began building and testing prototypes for our future offerings with two off-road motorcycles – the Grunt and the Runt. We began taking orders on our website for these initial offerings and began delivering the Grunt in the third quarter of 2021 and expect to deliver the Runt in the second quarter of 2022.

Also in 2022, we expect to introduce the Volcon Stag, a UTV, which we expect to begin delivering in the first half of 2023, followed by the introduction in 2023 of a higher performance, longer range UTV (to be named later).

We are assembling the Grunt in a leased production facility in Round Rock, Texas. We will be leasing a dedicated, built-to-suit manufacturing facility on 53 acres in Liberty Hill, Texas, 25 miles northwest of downtown Austin from an entity controlled by our founders. We expect to begin production of the Stag at this facility in the first half of 2023.

We initially sold our vehicles and accessories in the U.S. on a direct-to-consumer sales platform, which we shut down in November 2021. We are currently negotiating dealership agreements with retail partners to display and sell our vehicles and accessories. Once we have dealers in each state, customers can purchase a vehicle and accessories from a local dealership. Some of these dealers will also provide warranty and repair services to our customers.

Our vehicles and accessories will be sold globally in a three-phase rollout of export sales– Latin America importers in 2021, Canada and Europe in 2022 and Australia in 2023. Export sales are executed with individual importers in each country that buy vehicles by the container. Each importer will sell vehicles to local dealers or directly to customers. Local dealers will provide warranty and repair services for vehicles purchased in their country.

Our motorcycles feature unique frame designs protected by design patents. Additional utility and design patents have been filed for other aspects of our vehicles.

Our Industry

The powersports industry is made up of on-road and off-road motorcycles, all-terrain vehicles (ATVs), UTVs, personal watercraft, snow machines, and portable generators. We are focusing solely on off-road motorcycles and UTVs. The ATV market, in which a single rider sits on top of a four-wheeled vehicle (as opposed to sitting inside a UTV), is not a market we currently intend to pursue but will continue to evaluate our lineup of vehicles in the future.

The off-road powersports industry has been on a steady path of growth since the recession of 2008. Off-road new unit sales have grown 46.5% over 2019. We believe this growth has been accelerated by the COVID-19 pandemic, as more consumers seek safe, outdoor recreation.

Outdoor recreation is a major driver of the American economy. In 2019, the U.S. Bureau of Economic Analysis (BEA) found that outdoor recreation drives $788 billion of economic activity in America. The BEA noted that two and four-wheel powersports make up $39 billion of that total–the fourth largest total of all outdoor recreation activities.

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Prior to the COVID-19 pandemic, off-road powersports were on a steady path of growth. When the COVID-19 pandemic hit, that growth accelerated rapidly. Year-over-year growth for off-road motorcycling, despite a short contraction in March and April of 2020 has risen 46.5% in 2020 compared with 2019.

While post-COVID pandemic may not see growth rates this steep, we believe the new culture of escape and outdoor activities will continue to drive off-road powersports recreation. We believe there are currently no all-electric off-road powersports companies, and few traditional powersports companies make electric products, so off-road electric vehicle data does not exist yet.

Our Products

We will feature motorcycle and UTV, or side-by-side, products that are all-electric and for off-road use only. The off-road market is growing faster than on-road and on-road products require costly levels of certification, homologation and compliance with the Department of Transportation (DOT), the National Highway Traffic Safety Administration (NHTSA) and other government regulators. As such, we are solely focusing on the off-road market. Due to these regulations, our vehicles are not legal for on-road use. All vehicles will come with a warning label stating “This vehicle is designed and manufactured for off road use only. It does not conform to federal motor vehicle safety standards and operation on public streets, roads, or highways is illegal”, and therefore our vehicles cannot be legally registered for on-road use in any state. In addition to powersports vehicles, we will source, market and sell a complete line of accessories and upgrades. These will feature parts designed to increase performance or appearance, in addition to practical add-ons to equip Volcon vehicles for hunters or farmers.

The Grunt

We began shipping our first product, the Volcon Grunt, to customers in the third quarter of 2021. The Grunt is an electric off-road motorcycle with unique design features and capabilities.

The Grunt’s distinctive low height and oversize tires are designed to make it look like the minibikes of the 1970s and ‘80s. These unique elements of the Grunt are not just for styling, but we believe they help make it easier to ride as compared to other off-road motorcycles on the market. The low seat height and big tires help make the Grunt stable at all speeds on all surfaces. The electric drivetrain has no clutch and no gears, making it easy for almost anyone to ride.

Although the Grunt and Runt can be used as delivered, we have developed an app, which can be downloaded at no charge by anyone, that we believe will enhance the riding experience. The Grunt has a small, optional, dash with limited data; however, the rider can use their phones and the app (subject to the rider’s cellular connectivity) as a dashboard by mounting it on the handlebars. The app will make it easier for users to set ride modes, check battery status, and update the bike’s firmware. In the future we plan to add a trip navigation feature to the app.

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The Grunt is designed for family off-road adventures, work on the farm or fun transport around private land. Its range can be up to 35 miles (with an optional second battery that provides an additional 35 miles) in its “explore” mode setting and it charges in less than three hours from a standard wall outlet.

We are designing an upgraded Grunt, the 2023 Grunt EVO, that will have a belt drive rather than a chain drive, upgraded rear shock, new seat and will be available in additional colors and have aftermarket accessory upgrades such as handlebars, grips, foot pegs and seats. The pricing for the 2023 Grunt EVO and accessories has not yet been determined. We expect the Grunt EVO to be available beginning in the second quarter of 2022.

We also expect to introduce the 2023 Grunt LE in the fourth quarter of 2022 which, like the Grunt EVO, will have a belt drive, but will also have a larger, integrated battery, black frame and additional color schemes along with other aftermarket upgrades. In addition, we expect to introduce the 2023 Grunt XL (Hunt/Fish edition) in the fourth quarter of 2022. Similar to the Grunt LE, the Grunt XL will have an integrated battery, possibly a hub motor option or belt drive, have additional accessory attachment points and will have color options including all black or camouflage. Pricing for the Grunt LE and Grunt XL and related accessories have not yet been determined.

The Runt

In the second quarter of 2023, the Volcon Runt will also be available to the market. The Runt shares the styling of its big-brother Grunt, but it is sized for seven to 14-year-olds.

The Runt is easy to ride and includes features that we believe no other minibike has that will make parents feel more comfortable with their children on two wheels.

Like the Grunt, the Runt’s large tires and low-slung chassis make it easier to ride than traditional offroad motorcycles. The app will also work with the Runt and will let the parents of the child login on their own phones to control the maximum acceleration and speed of the Runt.

The Runt will have a range of up to 35 miles in its “explore” mode setting and charges in less than three hours from a standard wall outlet.

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The Brat

In the fourth quarter of 2022 we expect to begin selling the 2023 Volcon Brat E-Bike. Similar to the lineup of Volcon motorcycles, the Brat will have a low seat height, large tires, hydraulic front and rear disc brakes and will be a Class 2 E-Bike capable of achieving 20 mph maximum speed from throttle assistance. Pricing for the Brat has not yet been determined.

The Stag

*       Artist’s depiction of the proposed commercial version.

We expect to introduce a prototype of the Volcon Stag in the second half of 2022 and begin selling the Stag in the second half of 2023. The Stag will be Volcon’s utility/sport UTV with a 64” width to ensure it is able to operate in all states including the many states with 65”-maximum-width trails. It will feature hauling and towing abilities for work on a farm or job site, but also fold-up seating for four so it can be used for weekend family adventures. We are designing the electric drivetrain to be quiet and reliable. We believe the electric nature of the Stag will also mean low maintenance. Where a gas UTV motor has over 1,000 moving parts, the Stag’s motor will have just two.

Like the two-wheel Volcon products, the Stag will feature the innovative features of the ride control app. A touchscreen display on the dash will provide easy access to the data.

The Stag will have a longer range than the Grunt and the Runt. With larger battery capacity than its two-wheel siblings, the Stag can be charged with a typical EV Level 2 charger or on standard Level 1 charging via a household outlet.

The 2023 Stag Trail LE, will be one of two Stag models initially launched, and will seat up to four people, with folding rear seats, a four point harness system, high performance shocks and tires, on demand all-wheel drive, variable power steering, a quick attach cargo system and a full line of accessories. The 2023 Stag Trail Base will be lower performance version of the Stag Trail LE with smaller tires and shocks but still include features like on demand all-wheel drive, a quick attach cargo system, folding rear seats, a 3 point harness system and a full line of accessories.

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In the first quarter of 2024 we expect to launch the 2024 Stag Armageddon, a high performance model designed for off road racing. This model will include a larger motor and battery system, high performance shocks and tires, full time all-wheel drive, locking front and rear differentials, variable power steering and a full line of accessories.

We also expect to release the 2024 Stag Hunt in the first quarter of 2024. The Stag Hunt is designed for mountain terrain, forest roads and back acreage. Like the Stag Trail Base, the Stag Hunt will have smaller tires and shocks but will have higher payload and towing capacity than the Stag Trail LE or Stag Armageddon. Finally, in the fourth quarter of 2024 we expect to launch the 2024 Stag Ranch, a utility version of the Stag that will have a configurable tilt flatbed system that will be designed for work on the ranch or jobsite.

Larger, longer range UTV to be named later

*       Artist’s depiction of the proposed commercial version.

We expect to introduce in 2023, a larger, longer range UTV (to be named later) and begin sales in 2024. This will be the flagship model in the Volcon line. We are designing this vehicle to have superior range and speed, but still be able to haul and tow far more than a traditional UTV.

This vehicle will feature a category-leading suspension, including an optional computer-controlled, fully active suspension system. Its long wheelbase will easily accommodate five people along with hauling space and a 3,000-pound towing capacity, and like all Volcon vehicles, will feature the Ride Control app.

Our ability to release new future products is dependent on our ability to receive future financing of which there is no assurance.

Assembly and Manufacturing

We source the parts for our vehicles from component manufacturers worldwide, with an emphasis on the United States, China and Southeast Asia. We do not have long-term supply agreements with our component suppliers. Although we currently rely on a single-source for certain of our components, we believe there are multiple sources for each of our critical components. We assemble the Grunt in a leased facility in Round Rock, Texas and expect to also assemble the Runt in this facility. Once completed, our leased facility in Liberty Hill, Texas will be used to assemble the Stag.

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Our Round Rock facility operates on a common production layout and can support Grunt and Runt on the same line. We produced over 100 Grunts during 2021. We believe it will increase production to approximately 375 units per month by June 2022 and up to 750 units per month when at full production capacity. We expect our Liberty Hill facility to open in the third quarter of 2022.

We provide a one-year warranty on the Grunt, and a two-year warranty on the battery pack and we expect the warranty for our other vehicles will be consistent with the warranty on the Grunt. We will accrue warranty reserves at the time a vehicle is delivered to the customer. Warranty reserves include our best estimate of the projected cost to repair or to replace any items under warranty, based on actual warranty experience as it becomes available and other known factors that may impact our evaluation of historical data. We review our reserves quarterly to ensure that our accruals are adequate in meeting expected future warranty obligations, and we will adjust our estimates as needed. Warranty expense is recorded as a component of cost of revenues in the statement of operations. The portion of the warranty provision which is expected to be incurred within 12 months from the balance sheet date will be classified as current, while the remaining amount will be classified as long-term liabilities.

Sales and Marketing

We are currently negotiating dealership agreements with retail partners to display and sell our vehicles and accessories. Once we have dealers in each state, customers can purchase our vehicles directly from a local dealership. Some of these dealers will also provide warranty and repair services to our customers.

Our vehicles and accessories will be sold globally in a three-phase rollout of export sales– Latin America importers in 2021, Canada and Europe in 2022 and Australia in 2023. Export sales are executed with individual importers in each country that buy vehicles by the container. Each importer will sell vehicles to local dealers or directly to customers. Local dealers will provide warranty and repair services for vehicles purchased in their country.

Intellectual Property

Our success depends, at least in part, on our ability to protect our core technology and intellectual property. To accomplish this, we currently rely on a combination of trade secrets, including know-how, employee and third-party nondisclosure agreements, and other contractual rights to establish and protect our proprietary rights in our technology.

Our industrial designs are protected by design patents. In addition, we intend to file for additional utility patents. There is no assurance that we will be granted any such patents. We do not know whether any patent applications will result in the issuance of patents or whether the examination process will require us to narrow our claims. Even if granted, there can be no assurance that our issued patents or new patent applications will provide us with protection.

The names “Grunt” and “Runt” have been granted trademark rights in the United States. We have applied for trademark rights for the “Volcon” brand name and our logo in the United States and Latin America. We have received notice from two entities who have indicated they will protest the issuance of a trademark for the Volcon name due to the similarity of Volcon to their trademarks, even though our products are different. We are working with these entities to obtain an agreement that our Volcon trademark can co-exist with their trademarks. If we are unsuccessful in obtaining agreement with these entities, we will need to consider the use of a different trademark for our Company and our products.

Competition

There are dozens of manufacturers that sell off-road motorcycles and UTVs in the United States and even more globally. The markets for powersport vehicles are highly competitive based on a number of factors, including innovation, performance, price, technology, product features, styling, fit and finish, brand recognition, quality and distribution. We believe our ability to compete successfully in these markets depends on our ability to capitalize on our competitive strengths and build brand recognition.

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Many companies, which have greater financial and marketing resources than Volcon, make electric street motorcycles, including Zero Motorcycles. Some companies make electric UTVs as part of their product line. Polaris has recently announced a joint venture with Zero Motorcycles to help them design dedicated electric UTVs, the first product of which is expected to be released in December 2021.

Government regulations

We have focused on the off-road-only portion of the market because it is free of many of the homologation issues and highway certifications required to produce and sell an on-road vehicle. In some states, off-road vehicles do have legislative restrictions, but they are related to noise and exhaust emissions, two things our vehicles do not produce.

Federal, state and local governments have promulgated and/or are considering promulgating laws and regulations relating to the safety of our products. In the United States, the Consumer Product Safety Commission (CPSC) has federal oversight over product safety issues related to off-road vehicles. We believe that our products comply with all applicable CPSC safety standards as well as all other applicable safety standards in the United States.

The assembly, use, storage, transport and disposal of battery packs is subject to extensive regulation. Complying with these requirements involves substantial costs, and any failure to do so may result in heavy fines or other restrictions on our operations. Additionally, we may be responsible for the recycling and proper disposal of expended batteries from our vehicles. We may enter into agreements with third-parties to manage such recycling and disposal; however, we may be found liable for any failures in compliance by these third parties and subject to fines or remediation liabilities, which costs may be substantial.

We intend to sell and distribute our vehicles internationally through international distributors. As such, we will be subject to the local laws of each jurisdiction in which we sell our vehicles. These regulations may result in increased costs and expenses, which may materially and adversely affect our business, results of operations or financial condition.

Employees

As of December 31, 2021 we had 58 full time employees and no part-time employees.

Legal Proceedings

We may be subject to legal proceedings, investigations and claims incidental to the conduct of our business from time to time. We are not currently a party to, nor are we aware of, any legal proceedings, investigations or claims which, in the opinion of our management, are likely to have a material adverse effect on our business, financial condition or results of operations.

Properties

Our corporate and executive offices are located in a leased facility in Round Rock, Texas. We believe our facilities, including our lease for our future Liberty Hill, Texas facility will be sufficient to meet our current needs. However, as we expand our operations, we may require additional space in which to assemble our vehicles and we do not have any commitments for such space. We do not own any real property.

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Management

Directors and Executive Officers

The following table sets forth the names and ages of all of our directors and executive officers as of December 31, 2021. Our officers are appointed by, and serve at the pleasure of, the Board of Directors.

Name	Age	Position
Christian Okonsky	57	Chairman of the Board and Chief Technology Officer
Jordan Davis	39	Chief Executive Officer
Greg Endo	56	Chief Financial Officer
Stephanie Davis	51	Chief Operating Officer
Adrian James	47	Director
Jonathan Foster	58	Director
John Kim	51	Director
Karin-Joyce Tjon	59	Director

Set forth below is biographical information about each of the individuals named in the tables above:

Christian Okonsky, Founder, Chairman, and CTO. Mr. Okonsky co-founded Volcon in 2020 and has served as our Chairman of the Board and Chief Technology Officer since inception. Mr. Okonsky founded AYRO, Inc. in May 2016, and served as its chairman of the board from inception to listing on NASDAQ in May 2020. Mr. Okonsky currently holds over two-dozen U.S. and foreign patents. From 1992 until 1998, Mr. Okonsky worked as an engineer for Dell in its notebook division. He is a graduate of Texas A&M with a Bachelors in Industrial Engineering. We believe Mr. Okonsky’s history with our company and background provide him with the qualifications to serve as a director.

Jordan Davis, Chief Executive Officer. Mr. Davis has served as our Chief Executive Officer beginning August 23, 2021. Mr. Davis is a senior executive with over 15 years of experience within the sporting goods industry. From May 2018 to August 2021, Mr. Davis served as President for O. Mustad & Son AS Fishing. From March 2010 to March 2018 Mr. Davis was employed with Remington Outdoor Company in various positions and from October 2015 to March 2018 he served as Vice President of Marketing & Business Development. Mr. Davis holds a BA of Business Administration with a dual focus in management and marketing, and an MBA in Management, both from Bushnell University (formerly Northwest Christian University).

Greg Endo, Chief Financial Officer. Mr. Endo has served as our Chief Financial Officer since June 2021. Prior to joining Volcon, Mr. Endo worked for over 26 years at Deloitte & Touche LLP. From August 2006 until his retirement in September 2020, he was an audit and advisory partner, advising public and private companies in the manufacturing, technology, and real estate industries. He has assisted clients on merger and acquisition transactions, equity and debt financings, IT implementations and business process design and controls. Mr. Endo is a certified public accountant in Texas. Mr. Endo has a BA of Business Administration and a Masters’ Degree in Professional Accounting, both from the University of Texas at Austin and is a U.S. Army and Texas National Guard veteran.

Stephanie Davis, Chief Operating Officer. Ms. Davis (no relationship to Jordan Davis, our CEO) began employment on January 3, 2022. Prior to joining Volcon, Ms. Davis has held a number of positions overseeing manufacturing, supply chain and operations for manufacturing companies. Most recently she was the vice president of operations for Horton Automatics from 2018 to December 2021. Prior to Horton Automatics she was the plant manager for Atkore International from 2015 – 2018 and was the corporate business systems manager from 2014 – 2015. She worked at Ingersoll-Rand Company from 2007 – 2014 in a number of positions and subsidiaries, most recently as the director of operations from 2012 - 2014 for Club Car, Inc., which designs and manufactures golf cars and all-wheel drive vehicles, utility trucks and turf vehicles. From 2007 - 2012 she held a variety of positions with Ingersoll-Rand Southern Pines, which manufactured equipment and tools, most recently as the operations manager. She was also the quality manager for Bosch and E-Z-Go Textron early in her career. Ms. Davis has a Masters’ of Business Administration Degree in Operations & Supply Chain and a Masters’ Degree in Operations Management & Program Management from Southern New Hampshire University and a BS Degree in Electrical Engineering from Clemson University.

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Adrian James, Founder and Director. Mr. James co-founded Volcon in 2020 and has served as a director since inception. Since 2001, Mr. James has been founder and Chief Executive Officer of Sprout Equity Ventures (Sprout). Sprout is an Austin based global investment firm specializing in acquiring and partnering with mature and growing businesses. Sprout currently manages a broad base of investments in the electric vehicle, space tourism, mining, biotech, alternative energy, clean water and technology sectors. We believe Mr. James’s history with our company and his extensive investment experience provide him with the qualifications to serve as a director.

Jonathan Foster, Director. Mr. Foster joined our board of directors in June 2021. Mr. Foster has served as the chief financial officer and executive vice president for Moleculin Biotech, Inc. since August 2016. Mr. Foster brings more than 30 years of financial experience holding a variety of executive and senior financial positions with public, private, start-up to large corporate and international companies. From February 2012 to August 2016, Mr. Foster served as Chief Financial Officer and Executive Vice President of InfuSystem Holdings, Inc., a national provider of infusion pumps and related services to the healthcare industry. From May 2011 to January 2012, Mr. Foster served as a consultant to the Chief Financial Officer of LSG Sky Chefs, USA, Inc., a subsidiary of Deutsche Lufthansa AG. Mr. Foster served on the Board of Financial Institutions for the State of South Carolina from 2006 to 2012 and from June 2018 until December 2021 when the company was acquired, Mr. Foster served on the Board of Directors of Soliton, Inc., a medical device company focused on developing new technology for use in aesthetics, where he was the chair of the Strategic Alternative, Audit Committee and Compensation Committee, and previously served as chair of the Nominating & Governance Committees. Prior Mr. Foster served in lead financial roles with a private manufacturer of hardware and in manufacturing divisions of Schlumberger, Ltd. He began his career with Deloitte in Charlotte and Atlanta. Mr. Foster is a Certified Public Accountant (South Carolina) and holds the designation of Chartered Global Management Accountant from the American Institute of Certified Public Accountants. He received his BS in Accounting from Clemson University in 1985. We believe that Mr. Foster’s public company experience as an executive officer and director and his extensive accounting experience provide him with the qualifications to serve as a director.

John Kim, Director. Mr. Kim joined our board of directors in July 2021. Mr. Kim is a serial entrepreneur and product designer. Mr. Kim was the CEO and founder of Super73 Inc, one of the world’s leading electric bicycle companies from 2015 until 2019. In 2003, Mr. Kim founded U-Life, an internet enabled home appliance company in South Korea, which was acquired by LG in 2006. Before his career as an entrepreneur, Mr. Kim was the principal designer for Yahoo Search, a car designer at Honda, and a former US Army paratrooper. Mr. Kim received a MA Design from Stanford University in 2001. We believe that Mr. Kim’s experience in the electric bicycle industry and his extensive product design experience provide him with the qualifications to serve as a director.

Karin-Joyce Tjon (“KJ”), Director. Ms. Tjon joined our board of directors in August 2021. Ms. Tjon has over twenty years of executive experience at both public and private companies. Prior to Ms. Tjon’s retirement in 2020, from July 2018 until May 2020 she served as CFO for Alorica, a multi-billion dollar customer service provider with over 100,000 employees worldwide. From February 2017 until August 2017, Ms. Tjon was President & COO for Scientific Games (“SGMS”), responsible for their Gaming and Lottery divisions. From July 2014 until September 2016 Ms. Tjon served as EVP & CFO for Epiq Systems (“EPIQ”), her responsibilities included all areas of international corporate finance as well as SAP support and risk management. Earlier in her career, Ms. Tjon was a Managing Director at Alvarez & Marsal where she worked on turnarounds as interim executive as well as supported various engagements for private equity clients. Ms. Tjon holds an MBA from Columbia University´s Graduate School of Business and a BSS in Organizational Behavior from Ohio University. We believe that Ms. Tjon’s public company experience as an executive officer and her extensive finance and business operations experience provides her with the qualifications to serve as a director.

Director Independence

The rules of the Nasdaq Stock Market, or the Nasdaq Rules, require a majority of a listed company’s board of directors to be composed of independent directors within one year of listing. In addition, the Nasdaq Rules require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominating and governance committees be independent. Under the Nasdaq Rules, a director will only qualify as an independent director if, in the opinion of our board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The Nasdaq Rules also require that audit committee members satisfy independence criteria set forth in Rule 10A-3 under the Securities Exchange Act of 1934, as amended, or the Exchange Act. In order to be considered independent for purposes of Rule 10A-3, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the board of directors, or any other board committee, accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the listed company or any of its subsidiaries or otherwise be an affiliated person of the listed company or any of its subsidiaries. In considering the independence of compensation committee members, the Nasdaq Rules require that our board of directors must consider additional factors relevant to the duties of a compensation committee member, including the source of any compensation we pay to the director and any affiliations with the Company.

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Our board of directors undertook a review of the composition of our board of directors and its committees and the independence of each director. Based upon information requested from and provided by each director concerning his background, employment and affiliations, including family relationships, our board of directors has determined that each of our directors, with the exception of Messrs. Okonsky and James, are independent as defined under the Nasdaq Rules.

Committees of the Board of Directors

Our board of directors has established an audit committee, a compensation committee and a nominating and governance committee. Each of these committees operates under a charter that was approved by our board of directors.

Audit Committee. Our audit committee consists of three independent directors. The members of the audit committee are Mr. Foster, Mr. Kim and Ms. Tjon. Mr. Foster serves as the chairperson of the Audit Committee. The audit committee consists exclusively of directors who are financially literate. In addition, Mr. Foster is considered an “audit committee financial expert” as defined by the SEC’s rules and regulations.

The audit committee responsibilities include:

•	overseeing the compensation and work of and performance by our independent auditor and any other registered public accounting firm performing audit, review or attestation services for us;

•	engaging, retaining and terminating our independent auditor and determining the terms thereof;

•	assessing the qualifications, performance and independence of the independent auditor;

•	evaluating whether the provision of permitted non-audit services is compatible with maintaining the auditor’s independence;

•	reviewing and discussing the audit results, including any comments and recommendations of the independent auditor and the responses of management to such recommendations;

•	reviewing and discussing the annual and quarterly financial statements with management and the independent auditor;

•	producing a committee report for inclusion in applicable SEC filings;

•	reviewing the adequacy and effectiveness of internal controls and procedures;

•	establishing procedures regarding the receipt, retention and treatment of complaints received regarding the accounting, internal accounting controls, or auditing matters and conducting or authorizing investigations into any matters within the scope of the responsibility of the audit committee; and

•	reviewing transactions with related persons for potential conflict of interest situations.

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Compensation Committee. Our compensation committee consists of three independent directors. The members of the Compensation Committee are Mr. Foster, Mr. Kim and Ms. Tjon. Mr. Foster serves as chairperson of the Compensation Committee. The committee has primary responsibility for

•	reviewing and recommending all elements and amounts of compensation for each executive officer, including any performance goals applicable to those executive officers;

•	reviewing and recommending for approval the adoption, any amendment and termination of all cash and equity-based incentive compensation plans;

•	once required by applicable law, causing to be prepared a committee report for inclusion in applicable SEC filings;

•	approving any employment agreements, severance agreements or change of control agreements that are entered into with the CEO and certain executive officers; and

•	reviewing and recommending the level and form of non-employee director compensation and benefits.

Nominating and Governance Committee. The Nominating and Governance Committee consists of three independent directors. The members of the Nominating and Governance Committee are Mr. Foster, Mr. Kim and Ms. Tjon. Ms. Tjon serves as chairperson of the Nominating and Governance Committee. The Nominating and Governance Committee’s responsibilities include:

•	recommending persons for election as directors by the stockholders;

•	recommending persons for appointment as directors to the extent necessary to fill any vacancies or newly created directorships;

•	reviewing annually the skills and characteristics required of directors and each incumbent director’s continued service on the board;

•	reviewing any stockholder proposals and nominations for directors;

•	advising the board of directors on the appropriate structure and operations of the board and its committees;

•	reviewing and recommending standing board committee assignments;

•	developing and recommending to the board Corporate Governance Guidelines, a Code of Business Conduct and Ethics and other corporate governance policies and programs and reviewing such guidelines, code and any other policies and programs at least annually;

•	making recommendations to the board as to determinations of director independence; and

•	making recommendations to the board regarding corporate governance based upon developments, trends, and best practices.

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The Nominating and Governance Committee will consider stockholder recommendations for candidates for the board of directors.

Our bylaws provide that, in order for a stockholder’s nomination of a candidate for the board to be properly brought before an annual meeting of the stockholders, the stockholder’s nomination must be delivered to the Secretary of the Company no later than 120 days prior to the one-year anniversary date of the prior year’s annual meeting.

Code of Business Conduct and Ethics

We have adopted a written code of business conduct and ethics that applies to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. A copy of the code is available on the Corporate Governance section of our website, which is located at www.volcon.com. If we make any substantive amendments to, or grant any waivers from, the code of business conduct and ethics for any officer or director, we will disclose the nature of such amendment or waiver on our website or in a current report on Form 8-K filed with the SEC.

Compensation of Executive Officers

Summary Compensation Table

We commenced operations in February 2020. The following table shows the compensation awarded to or earned during the fiscal year ended December 31, 2021 and 2020 by our officers. Other than as listed below, we did not have any officers that received more than $100,000 in compensation. The persons listed in the 2021 table are referred to herein as the “named executive officers.”

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Stock awards ($) (2)	All other compensation ($)	Total ($)
Jordan Davis, Chief Executive Officer	2021	76,667	294,409	28,435 (3)	399,511
Greg Endo, Chief Financial Officer	2021	108,032	365,094	10,500 (3)	483,626
Andrew Leisner, Former Chief Executive Officer (1)	2021	131,250	4,850	48,000 (3)	184,100
Andrew Leisner, Former Chief Executive Officer (1)	2020	28,269	353,250	4,500 (3)	386,019
Christian Okonsky, Chief Technology Officer	2021	–		57,485 (4)	57,485 (5)
Christian Okonsky, Chief Technology Officer	2020	–		59,606 (4)	59,606 (5)

(1)	Mr. Leisner resigned in July 2021 and the 2021 compensation does not include 187,500 stock options granted to him in May 2021 that were canceled upon his resignation. Since August 2021 Mr. Leisner has served on our Advisory Committee and was granted 5,000 stock options in August 2021 in connection with this role which value is included in his 2021 compensation.
(2)	Represents the full grant date fair value of the stock awards calculated in accordance with FASB ASC Topic 718. These amounts do not necessarily correspond to the actual value that may be realized by the named executive officer. For a summary of the assumptions made in the valuation of the awards, please see Notes to our financial statements as of and for the three and nine months ended September 30, 2021 and the period ended December 31, 2020 included in this prospectus.

(3)	Represents amounts paid in connection with a housing allowance for each officer, a $37,500 bonus paid to Mr. Leisner in 2021 and a $25,000 relocation allowance paid for Mr. Davis.
(4)	Amounts paid to an entity controlled by Mr. Okonsky.
(5)	Does not include non-cash compensation payable pursuant to a consulting agreement with an entity controlled by Mr. Okonsky. For a description of the consulting agreement, see “—Narrative Disclosure to Summary Compensation Table – Christian Okonsky, Co-Founder and Chief Technology Officer, and Adrian James, Co-Founder” below.

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Narrative Disclosure to Summary Compensation Table

Jordan Davis, Chief Executive Officer

On August 5, 2021, we entered into an employment agreement with Jordan Davis pursuant to which Mr. Davis agreed to serve as our Chief Executive Officer commencing August 23, 2021 on an at-will basis. The agreement provides for an initial annual base salary of $230,000, and for the first year of his employment Mr. Davis will receive $9,000 in living expenses. Mr. Davis received a moving allowance of $25,000 which is repayable to the Company if Mr. Davis voluntarily terminates his employment less than 12 months before the effective date of his employment agreement. Pursuant to the agreement, Mr. Davis is eligible to receive an annual bonus of $172,500 based on the achievement milestone approved by our board of directors. Pursuant to the agreement, Mr. Davis was granted a ten-year option to purchase 450,000 shares at an exercise price of $3.00 per share. The option vests in three equal installments on each of the succeeding three anniversary dates of the execution of the agreement, provided Mr. Davis is employed on such vesting date. In the event of a “change of control” (as defined in the agreement) prior to the final vesting of all of the options, all of the unvested options shall immediately vest; provided, however, in the event the acquiring party desires to replace the unvested options with a substitute grant of equal or greater value, such proposed substitution shall be submitted to the Compensation Committee, and the Compensation Committee shall decide whether to allow the unvested options to vest or whether to cancel the unvested options and replace them with the substitute grant proposed by the acquiring party.

If Mr. Davis’ employment is terminated at our election without “cause” (as defined in the agreement), Mr. Davis shall be entitled to receive severance payments equal to six months of Mr. Davis’ base salary and he shall also receive the prior year’s bonus, if not yet paid, payable at no less than target. In addition, if Mr. Davis’ employment during a “covered period,” which is defined as the period commencing 30 days prior to a change in control and ending 12 months following a change in control, Mr. Davis shall be entitled to receive 12 months of severance, and an acceleration of the vesting of the option grant described in the prior paragraph.

Greg Endo, Chief Financial Officer

Effective June 7, 2021, we entered into an employment agreement with Greg Endo pursuant to which Mr. Endo agreed to serve as our Chief Financial Officer commencing on such date. The agreement provides for an initial annual salary of $190,000, and for the first year of his employment Mr. Endo will receive $18,000 in living expenses. Mr. Endo will receive a moving allowance of $10,000 when he relocates to the Austin, Texas area. Mr. Endo may receive an annual bonus, provided that the final determination on the amount of the annual bonus, if any, will be made by the Compensation Committee of the Board of Directors, based on criteria established by the Compensation Committee. The targeted annual bonus for 2021 is $125,000. Pursuant to the agreement, Mr. Endo was granted a ten-year option to purchase 312,500 shares at an exercise price of $1.00 per share. The option vests in three equal installments on each of the succeeding three anniversary dates of the execution of the agreement, provided Mr. Endo is employed on such vesting date. In the event of a “change of control” (as defined in the agreement) prior to the final vesting of all of the options, all of the unvested options shall immediately vest; provided, however, in the event the acquiring party desires to replace the unvested options with a substitute grant of equal or greater value, such proposed substitution shall be submitted to the Compensation Committee, and the Compensation Committee shall decide whether to allow the unvested options to vest or whether to cancel the unvested options and replace them with the substitute grant proposed by the acquiring party.

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If Mr. Endo’s employment is terminated at our election without “cause” (as defined in the agreement), Mr. Endo shall be entitled to receive severance payments equal to six months of Mr. Endo’s base salary and he shall also receive the prior year’s bonus, if not yet paid, payable at no less than target. In addition, if Mr. Endo’s employment during a “covered period,” which is defined as the period commencing 30 days prior to a change in control and ending 12 months following a change in control, Mr. Endo shall be entitled to receive 12 months of severance, and an acceleration of the vesting of the option grant described in the prior paragraph.

Stephanie Davis, Chief Operating Officer

Effective December 21, 2021, we entered into an employment agreement with Stephanie Davis pursuant to which Ms. Davis agreed to serve as our Chief Operating Officer commencing on January 3, 2022. The agreement provides for an initial annual salary of $225,000, and for the first six months of her employment Ms. Davis will receive $1,500 in living expenses per month. Ms. Davis will receive a moving allowance of $33,864 when she relocates to the Austin, Texas area which is repayable to the Company if Ms. Davis voluntarily terminates her employment less than 12 months before the effective date of her employment agreement. Ms. Davis may receive an annual bonus of up to 50% of her annual salary, provided that the final determination on the amount of the annual bonus, if any, will be made by the Compensation Committee of the Board of Directors, based on criteria established by the Compensation Committee. Pursuant to the agreement, Ms. Davis will be granted a ten-year option to purchase 150,000 shares at an exercise price equal to the closing price of the Company’s common stock on her first day of employment. The option vests in three equal installments on each of the succeeding three anniversary dates of her employment, provided Ms. Davis is employed on such vesting date. In the event of a “change of control” (as defined in the agreement) prior to the final vesting of all of the options, all of the unvested options shall immediately vest; provided, however, in the event the acquiring party desires to replace the unvested options with a substitute grant of equal or greater value, such proposed substitution shall be submitted to the Compensation Committee, and the Compensation Committee shall decide whether to allow the unvested options to vest or whether to cancel the unvested options and replace them with the substitute grant proposed by the acquiring party.

If Ms. Davis’ employment is terminated at our election without “cause” (as defined in the agreement), Ms. Davis shall be entitled to receive severance payments equal to six months of her base salary and she may also be entitled to receive her prior year’s bonus, if not yet paid, payable at no less than its target. In addition, if Ms. Davis’ employment during a “covered period,” which is defined as the period commencing 30 days prior to a change in control and ending 12 months following a change in control, Ms. Davis shall be entitled to receive 12 months of severance, and an acceleration of the vesting of the option grant described in the prior paragraph.

Christian Okonsky, Co-Founder and Chief Technology Officer, and Adrian James, Co-Founder

On August 28, 2020, we entered into consulting agreements with Pink Possum, LLC (“Pink Possum”), an entity controlled by Mr. Okonsky, and Highbridge Consultants, LLC (“Highbridge”), an entity controlled by Mr. James, pursuant to which Messrs. Okonsky and James provide us with services. In consideration for entering into the consulting agreements, we issued the two entities ten-year warrants to purchase our common stock at an exercise price of $0.004 per share. The number of shares of common stock issuable pursuant to the warrants was based on the number of shares of our common stock outstanding at the time of exercise and provided that Pink Possum and Highbridge would receive 18.75% and 25%, respectively, of our shares of common stock outstanding at the time of exercise on a fully diluted basis. On March 26, 2021, Pink Possum and Highbridge entered into amendments to the consulting agreements agreeing to exchange the original warrants for new ten-year warrants to purchase 4,750,000 and 6,250,000 shares, respectively, of common stock at an exercise price of $0.98.

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In addition, pursuant to the consulting agreements upon the occurrence of a Fundamental Transaction for an aggregate gross sales price of $100.0 million or more, each entity will receive a cash payment equal to 1% of such gross sales price. For the purposes of the consulting agreements, “Fundamental Transaction” means any of the following: (i) a consolidation or merger involving the Company if the holders of the voting securities of the Company that are outstanding immediately prior to the consummation of such consolidation or merger do not, immediately after the consummation of such consolidation or merger, hold voting securities that collectively possess at least a majority of the voting power of all the outstanding securities of the surviving entity of such consolidation or merger or such surviving entity’s parent entity; (ii) a transfer or issuance (in a single transaction or series of related transactions) by one or more of the Company and its stockholders to one person or to any group of persons acting in concert, of shares of the Company’s capital stock then collectively possessing 50% or more of the voting power of all then outstanding shares of the Company’s capital stock (computed on an as-converted to common stock basis); or (iii) any sale, license, lease, assignment or other disposition of all or substantially all of the assets of the Company. Furthermore, commencing upon the completion of this offering, if our market capitalization exceeds $300.0 million for a period of 21 consecutive trading days, each of the entities will receive an additional cash payment equal to $15.0 million; provided that we will have the right, in our sole discretion, to make the foregoing $15.0 million payment by the issuance of shares of our common stock. The foregoing amounts will be payable to the entities if the above milestones occur any time prior to the ten-year anniversary of original consulting agreements, or August 28, 2030.

Andrew R. Leisner, Former Chief Executive Officer

On September 28, 2020, we entered into an employment agreement with Andrew Leisner pursuant to which Mr. Leisner agreed to serve as our Chief Executive Officer commencing October 5, 2020 on an at-will basis. The agreement provided for an initial annual base salary of $225,000, and for the first year of his employment Mr. Leisner received $18,000 in living expenses. In addition, Mr. Leisner received a restricted stock unit award of 187,500 shares vesting 62,500 per year over a three-year period. In May 2021, Mr. Leisner also received a grant of 187,500 stock options with an exercise price of $1.00 per share vesting 62,500 per year over a three-year period beginning with his employment date. Mr. Leisner resigned in July 2021 and his options and restricted stock units were forfeited upon his resignation. Mr. Leisner has agreed to serve on our advisory committee and he received a grant of 5,000 stock options with an exercise price of $3.00 that will vest over one year beginning in July 2021 for his participation on this committee. Mr. Leisner has agreed not to compete with us until six months after the termination of his employment.

Outstanding Equity Awards

The following table sets forth certain information concerning our outstanding options for our named executive officers on December 31, 2021 and 2020.

Outstanding Equity Awards at Fiscal Year-End – 2021

Name	Number of shares or units that have not vested (#)	Market value of shares or units of stock that have not vested ($) (1)
Jordan Davis	450,000	4,860,000
Greg Endo	312,500	3,375,000
Andy Leisner (2)	5,000	54,000
Christian Okonsky (3)	–	–

(1)	Based on the share price of $10.80 as of December 31, 2021
(2)	Mr. Leisner resigned in July 2021. He currently serves on our advisory board.
(3)	Does not include a warrant issuable pursuant to a consulting agreement with an entity controlled by Mr. Okonsky. For a description of the warrant, see “—Narrative Disclosure to Summary Compensation Table – Christian Okonsky, Co-Founder and Chief Technology Officer, and Adrian James, Co-Founder” below.

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Director Compensation

Our non-employee directors did not receive any cash compensation during 2021. Subsequent to the completion of this offering, our board of directors will establish a compensation policy for non-employee directors.

Each independent director has received stock options which vest upon one year of service as their compensation for being a board member. No cash compensation is provided other than reimbursement for travel costs to attend meetings. The following presents the stock options provided to each independent director:

Name	Total	Exercise Price
Jonathan Foster	75,000	$1.00
John Kim	62,500	$1.00
Karin-Joyce Tjon	68,750	$3.00

2021 Stock Plan

In January 2021, we adopted the Volcon, Inc. 2021 Stock Plan, or 2021 Plan. The 2021 Plan is a stock-based compensation plan that provides for discretionary grants of stock options, stock awards, stock unit awards and stock appreciation rights to key employees, non-employee directors and consultants. The following is a summary of the material features of the 2021 Plan.

Administration. The 2021 Plan is administered by either the Compensation Committee of our Board of Directors or our entire Board of Directors for the period prior to the establishment of our Compensation Committee (we refer to the body administering the 2021 Plan as the “Committee”). The Committee has full authority to select the individuals who will receive awards under the 2021 Plan, determine the form and amount of each of the awards to be granted and establish the terms and conditions of awards.

Limit on Non-Employee Director Compensation. Under the 2021 Plan, the aggregate value of all compensation granted or paid to any individual for service as a non-employee director with respect to any calendar year, including awards granted under the 2021 Plan and cash fees paid to such non-employee director, will not exceed $300,000 in total value. For purposes of this limitation, the value of awards is calculated based on the grant date fair value of such awards for financial reporting purposes.

Number of Shares of Common Stock. The number of shares of the common stock that may be issued under the 2021 Plan is 3,000,000.

Shares issuable under the 2021 Plan may be authorized but unissued shares or treasury shares. If there is a lapse, forfeiture, expiration, termination or cancellation of any award made under the 2021 Plan for any reason, the shares subject to the award will again be available for issuance. Any shares subject to an award that are delivered to us by a participant, or withheld by us on behalf of a participant, as payment for an award or payment of withholding taxes due in connection with an award will not again be available for issuance, and all such shares will count toward the number of shares issued under the 2021 Plan. Shares purchased by us with the proceeds received from a stock option exercise will not be available again for issuance. The number of shares of common stock issuable under the 2021 Plan is subject to adjustment, in the event of any reorganization, recapitalization, stock split, stock distribution, merger, consolidation, split-up, spin-off, combination, subdivision, consolidation or exchange of shares, any change in the capital structure of the company or any similar corporate transaction. In each case, the Committee has the discretion to make adjustments it deems necessary to preserve the intended benefits under the 2021 Plan. No award granted under the 2021 Plan may be transferred, except by will, the laws of descent and distribution.

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Of the shares available for issuance: (i) the maximum number issuable as stock options or stock appreciation rights to any employee in any calendar year is 500,000, (ii) the maximum number issuable as incentive stock options is 500,000 and (iii) the maximum number of shares issuable as stock awards or such units granted to any employee in any calendar year is 100,000.

Eligibility. All employees designated as key employees for purposes of the 2021 Plan, all non-employee directors and consultants are eligible to receive awards under the 2021 Plan.

Awards to Participants. The 2021 Plan provides for discretionary awards of stock options, stock awards, stock unit awards and stock appreciation rights to participants. Each award made under the 2021 Plan will be evidenced by a written award agreement specifying the terms and conditions of the award as determined by the Committee in its sole discretion, consistent with the terms of the 2021 Plan.

Stock Options. The Committee has the discretion to grant non-qualified stock options or incentive stock options to participants and to set the terms and conditions applicable to the options, including the type of option, the number of shares subject to the option and the vesting schedule; provided that, commencing as of the IPO of our common stock, the exercise price of each stock option will be the closing price of the common stock on the date on which the option is granted (“fair market value”), each option will expire ten years from the date of grant and no dividends or dividend equivalents may be paid with respect to stock options.

In addition, an incentive stock option granted to a key employee is subject to the following rules: (i) the aggregate fair market value (determined at the time the option is granted) of the shares of common stock with respect to which incentive stock options are exercisable for the first time by a key employee during any calendar year (under all incentive stock option plans of the company and its subsidiaries) cannot exceed $100,000, and if this limitation is exceeded, that portion of the incentive stock option that does not exceed the applicable dollar limit will be an incentive stock option and the remainder will be a non-qualified stock option; (ii) if an incentive stock option is granted to a key employee who owns stock possessing more than 10% of the total combined voting power of all class of stock of the company, the exercise price of the incentive stock option will be 110% of the closing price of the common stock on the date of grant and the incentive stock option will expire no later than five years from the date of grant; and (iii) no incentive stock option can be granted after ten years from the earlier of the date the 2021 Plan was adopted or approved by stockholders.

Stock Appreciation Rights. The Committee has the discretion to grant stock appreciation rights to participants. The Committee determines the exercise price for a stock appreciation right, which cannot be less than 100% of the fair market value of our common stock on the date of grant. Upon the exercise of a stock appreciation right, we will pay the participant in common stock or in cash, at our discretion, an amount equal to the product of (1) the excess of the per share fair market value of our common stock on the date of exercise over the exercise price, multiplied by (2) the number of shares of common stock with respect to which the stock appreciation right is exercised. The Committee has the discretion to set the terms and conditions applicable to the award, including the number of shares subject to the stock appreciation right and the vesting schedule, provided that each stock appreciation right will expire not more than ten years from the date of grant and no dividends or dividend equivalents shall be paid with respect to any stock appreciation right prior to the exercise of the stock appreciation right.

Stock Awards. The Committee has the discretion to grant stock awards to participants. Stock awards will consist of shares of common stock granted without any consideration from the participant or shares sold to the participant for appropriate consideration as determined by the Board. The number of shares awarded to each participant, and the restrictions, terms and conditions of the award, will be at the discretion of the Committee. Subject to the restrictions, a participant will be a shareholder with respect to the shares awarded to him or her and will have the rights of a shareholder with respect to the shares, including the right to vote the shares and receive dividends on the shares; provided that dividends otherwise payable on any stock award subject to restrictions will be held by us and will be paid to the holder of the stock award only to the extent the restrictions on such stock award lapse.

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Stock Units. The Committee has the discretion to grant stock unit awards to participants. Each stock unit entitles the participant to receive, on a specified date or event set forth in the award agreement, one share of common stock or cash equal to the fair market value of one share on such date or event, as provided in the award agreement. The number of stock units awarded to each participant, and the terms and conditions of the award, will be at the discretion of the Committee. Unless otherwise specified in the award agreement, a participant will not be a shareholder with respect to the stock units awarded to him prior to the date they are settled in shares of common stock. The award agreement may provide that until the restrictions on the stock units lapse, the participant will be paid an amount equal to the dividends that would have been paid had the stock units been actual shares; provided that such dividend equivalents will be held by us and paid only to the extent the restrictions lapse.

Payment for Stock Options and Withholding Taxes. The Committee may make one or more of the following methods available for payment of any award, including the exercise price of a stock option, and for payment of the tax obligation associated with an award: (i) cash; (ii) cash received from a broker dealer to whom the holder has submitted an exercise notice together with irrevocable instructions to deliver promptly to us the amount of sales proceeds from the sale of the shares subject to the award to pay the exercise price or withholding tax; (iii) by directing us to withhold shares of common stock otherwise issuable in connection with the award having a fair market value equal to the minimum amount required to be withheld; and (iv) by delivery of previously acquired shares of common stock that are acceptable to the Committee and that have an aggregate fair market value on the date of exercise equal to the exercise price or withholding tax, or certification of ownership by attestation of such previously acquired shares.

Provisions Relating to a “Change in Control” of the Company. Notwithstanding any other provision of the 2021 Plan or any award agreement, in the event of a “Change in Control” of the Company, the Board has the discretion to provide that all outstanding awards will become fully exercisable, all restrictions applicable to all awards will terminate or lapse, and performance goals applicable to any stock awards will be deemed satisfied at the highest level. In addition, upon such Change in Control, the Committee has sole discretion to provide for the purchase of any outstanding stock option for cash equal to the difference between the exercise price and the then fair market value of the common stock subject to the option had the option been currently exercisable, make such adjustment to any award then outstanding as the Committee deems appropriate to reflect such Change in Control and cause any such award then outstanding to be assumed by the acquiring or surviving corporation after such Change in Control.

Amendment of Award Agreements; Amendment and Termination of the 2021 Plan; Term of the 2021 Plan. The Committee may amend any award agreement at any time, provided that no amendment may adversely affect the right of any participant under any agreement in any material way without the written consent of the participant, unless such amendment is required by applicable law, regulation or stock exchange rule.

The Board may terminate, suspend or amend the 2021 Plan, in whole or in part, from time to time, without the approval of the stockholders, unless such approval is required by applicable law, regulation or stock exchange rule, and provided that no amendment may adversely affect the right of any participant under any outstanding award in any material way without the written consent of the participant, unless such amendment is required by applicable law, regulation or rule of any stock exchange on which the shares are listed.

Notwithstanding the foregoing, neither the 2021 Plan nor any outstanding award agreement can be amended in a way that results in the repricing of a stock option. Repricing is broadly defined to include reducing the exercise price of a stock option or stock appreciation right or cancelling a stock option or stock appreciation right in exchange for cash, other stock options or stock appreciation rights with a lower exercise price or other stock awards. (This prohibition on repricing without stockholder approval does not apply in case of an equitable adjustment to the awards to reflect changes in the capital structure of the company or similar events.

No awards may be granted under the 2021 Plan on or after the tenth anniversary of the initial effective date of the 2021 Plan.

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CERTAIN Relationships and Related Party Transactions

In 2020, we entered into an operating lease with an entity controlled by our founders, Messrs. Okonsky and James, for our future production facility in Liberty Hill, Texas. The lease has a lease term of 5 years, and monthly payments ranging from approximately $15,000 per month to $17,000 per month over the lease term beginning when a certificate of occupancy is received. In February 2021, we entered into an amendment of the above lease to expand the leased premises. We paid an additional security deposit of $139,230 and additional prepaid rent of $315,588. The total minimum lease payments under the amended lease total approximately $3,930,170 and we expect monthly payments to begin in the first quarter of 2023 based on the expected date construction will be complete.

In June 2020, we entered into a services agreement with Sustainability Initiatives, LLC (“SI”), an entity controlled by Mr. Okonsky, for accounting, graphics, marketing services and other services. This agreement, which had a term of one year and was not renewed, required us to pay SI a service fee based on hours worked with a minimum monthly fee of $5,000. During the term of the agreement, we paid SI a total of $60,000. In June 2021, we entered into a sublease agreement with SI for office space. The sublease term is for one year and requires us to make monthly payments of $2,000. The sublease automatically renews annually unless either party provides 90 days' written notice to terminate the agreement.

On August 28, 2020, we entered into consulting agreements with Pink Possum, LLC (“Pink Possum”), an entity controlled by Mr. Okonsky, and Highbridge Consultants, LLC (“Highbridge”), an entity controlled by Mr. James, pursuant to which Messrs. Okonsky and James provide us with services. In consideration for entering into the consulting agreements, we issued the two entities ten-year warrants to purchase our common stock at an exercise price of $0.004 per share. The number of shares of common stock issuable pursuant to the warrants was based on the number of shares of our common stock outstanding at the time of exercise and provided that Pink Possum and Highbridge would receive 18.75% and 25%, respectively, of our shares of common stock outstanding at the time of exercise on a fully diluted basis. On March 26, 2021, Pink Possum and Highbridge entered into amendments to the consulting agreements agreeing to exchange the original warrants for new ten-year warrants to purchase 4,750,000 and 6,250,000 shares, respectively, of common stock at an exercise price of $0.98. During the quarter ended March 31, 2021, we recognized compensation expenses of $5.6 million and $7.4 million for the warrants issued to Pink Possum and Highbridge, respectively. On December 20, 2021, Highbridge exercised all of its warrants on a cashless basis and the Company issued 5,507,575 shares of common stock to Highbridge.

In addition, pursuant to the consulting agreements upon the occurrence of a Fundamental Transaction for an aggregate gross sales price of $100.0 million or more, each entity will receive a cash payment equal to 1% of such gross sales price. For the purposes of the consulting agreements, “Fundamental Transaction” means any of the following: (i) a consolidation or merger involving the Company if the holders of the voting securities of the Company that are outstanding immediately prior to the consummation of such consolidation or merger do not, immediately after the consummation of such consolidation or merger, hold voting securities that collectively possess at least a majority of the voting power of all the outstanding securities of the surviving entity of such consolidation or merger or such surviving entity’s parent entity; (ii) a transfer or issuance (in a single transaction or series of related transactions) by one or more of the Company and its stockholders to one person or to any group of persons acting in concert, of shares of the Company’s capital stock then collectively possessing 50% or more of the voting power of all then outstanding shares of the Company’s capital stock (computed on an as-converted to common stock basis); or (iii) any sale, license, lease, assignment or other disposition of all or substantially all of the assets of the Company. Furthermore, commencing upon the completion of this offering, if our market capitalization exceeds $300.0 million for a period of 21 consecutive trading days, each of the entities will receive an additional cash payment equal to $15.0 million; provided that we will have the right, in our sole discretion, to make the foregoing $15.0 million payment by the issuance of shares of our common stock. The foregoing amounts will be payable to the entities if the above milestones occur any time prior to the ten-year anniversary of original consulting agreements, or August 28, 2030.

We sublease one of our Round Rock, Texas, facilities from a company owned by our former Chief Operating Officer, Bruce Riggs, and his spouse. The lease is on a month-to-month basis and requires us to make a monthly payment of $11,500, which includes trash service. The lease is cancelable with 90-days’ notice.

Policies and Procedures for Related Party Transactions

Our audit committee charter requires that our audit committee review and approve in advance any related party transaction. This covers, with certain exceptions set forth in Item 404 of Regulation S-K under the Securities Act, any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships in which we were or are to be a participant, where the amount involved exceeds $120,000 and a related person had or will have a direct or indirect material interest, including, without limitation, purchases of goods or services by or from the related person or entities in which the related person has a material interest, indebtedness, guarantees of indebtedness and employment by us of a related person. All of the transactions described in this section occurred prior to the creation of our audit committee and the adoption of this policy, and, as such, they were not conducted on an arms’ length basis.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information, as of December 31, 2021 regarding beneficial ownership of our common stock by:

•	each of our directors;
•	each of our named executive officers;
•	all directors and executive officers as a group; and
•	each person, or group of affiliated persons, known by us to beneficially own more than five percent of our shares of common stock.

Beneficial ownership is determined according to the rules of the SEC, and generally means that a person has beneficial ownership of a security if he or she possesses sole or shared voting or investment power of that security and includes options that are currently exercisable or exercisable within 60 days. Each director or officer, as the case may be, has furnished us with information with respect to beneficial ownership. Except as otherwise indicated, we believe that the beneficial owners of common stock listed below, based on the information each of them has given to us, have sole investment and voting power with respect to their shares, except where community property laws may apply. Except as otherwise noted below, the address for each person or entity listed in the table is c/o Volcon, Inc., 2590 Oakmont Drive, Suite 520, Round Rock, TX 78665.

Name and address of beneficial owner	Shares beneficially owned prior to offering	Percentage owned prior to offering (1)	Percentage owned after offering (2)
Christian Okonsky (3)	5,048,750	23% (3)	20% (3)
Jordan Davis	–	–	–
Greg Endo	–	–	–
Adrian James	6,742,275	39% (4)	32% (4)
Jonathan P. Foster	–	–	–
John Kim	–	–	–
Karin-Joyce Tjon	–	–	–
Andrew R. Leisner (4)	15,975	*	*
Directors and Officers as a group (5)	11,807,000	68% (5)	46%

*	Less than 1%.

(1)	Based on 17,359,187 shares of common stock outstanding as of January 20, 2022.

(2)	Based on 17,359,187 shares of common stock outstanding as of January 20, 2022 and 3,467,406 shares issued for this offering.

(3)	Includes a warrant to purchase 4,750,000 shares of common stock at an exercise price of $0.98 per share held by an entity controlled by Mr. Okonsky.

(4)	Mr. Leisner resigned in July 2021.

(5)	Includes warrants for Mr. Okonsky as noted in (3) above.

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Description of Securities

The following summary is a description of the material terms of our securities and is not complete. You should also refer to the Volcon, Inc. certificate of incorporation and bylaws, which are included as exhibits to the registration statement of which this prospectus forms a part, and the applicable provisions of the Delaware General Corporation Law.

Authorized Capital Stock

Our amended and restated certificate of incorporation authorizes us to issue up to 100,000,000 shares of common stock and 5,000,000 shares of preferred stock. We will have 20,826,593 shares of common stock outstanding immediately after the closing of this offering.

Common Stock

Shares of our common stock have the following rights, preferences and privileges:

Voting

Each holder of common stock is entitled to one vote for each share of common stock held on all matters submitted to a vote of stockholders. Any action at a meeting at which a quorum is present will be decided by a majority of the voting power present in person or represented by proxy, except in the case of any election of directors, which will be decided by a plurality of votes cast. There is no cumulative voting.

Dividends

Holders of our common stock are entitled to receive dividends when, as and if declared by our board of directors out of funds legally available for payment, subject to the rights of holders, if any, of any class of stock having preference over the common stock. Any decision to pay dividends on our common stock will be at the discretion of our board of directors. Our board of directors may or may not determine to declare dividends in the future. See “Dividend Policy.” The board’s determination to issue dividends will depend upon our profitability and financial condition, any contractual restrictions, restrictions imposed by applicable law and the SEC, and other factors that our board of directors deems relevant.

Liquidation Rights

In the event of a voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of our common stock will be entitled to share ratably on the basis of the number of shares held in any of the assets available for distribution after we have paid in full, or provided for payment of, all of our debts and after the holders of all outstanding series of any class of stock have preference over the common stock, if any, have received their liquidation preferences in full.

Other

Our issued and outstanding shares of common stock are fully paid and nonassessable. Holders of shares of our common stock are not entitled to preemptive rights. Shares of our common stock are not convertible into shares of any other class of capital stock, nor are they subject to any redemption or sinking fund provisions.

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Preferred Stock

We are authorized to issue up to 5,000,000 shares of preferred stock. Our certificate of incorporation authorizes the board to issue these shares in one or more series, to determine the designations and the powers, preferences and relative, participating, optional or other special rights and the qualifications, limitations and restrictions thereof, including the dividend rights, conversion or exchange rights, voting rights (including the number of votes per share), redemption rights and terms, liquidation preferences, sinking fund provisions and the number of shares constituting the series. Our board of directors could, without stockholder approval, issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of common stock which could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, a majority of our outstanding voting stock.

Warrants

On March 26, 2021, in connection with the amendment of certain consulting agreements, Pink Possum, LLC (an entity affiliated with Mr. Okonsky) and Highbridge Consultants, LLC (“Highbridge,” an entity affiliated with Mr. James) were issued ten-year warrants to purchase 4,750,000 and 6,250,000 shares, respectively, of our common stock at an exercise price of $0.98. Highbridge exercised all of their warrants on a cashless basis on December 20, 2021 and the Company issued 5,507,575 shares to Highbridge.

As of January 20, 2022 the Company has issued five and ten-year warrants to consultants and the underwriter of its IPO to purchase 424,214 shares at a weighted average exercise price of $3.08.

Certificate of Incorporation and Bylaw Provisions

Our certificate of incorporation and bylaws include a number of anti-takeover provisions that may have the effect of encouraging persons considering unsolicited tender offers or other unilateral takeover proposals to negotiate with our board of directors rather than pursue non-negotiated takeover attempts. These provisions include:

Advance Notice Requirements. Our bylaws establish advance notice procedures with regard to stockholder proposals relating to the nomination of candidates for election as directors or new business to be brought before meetings of stockholders. These procedures provide that notice of stockholder proposals must be timely and given in writing to our corporate Secretary. Generally, to be timely, notice must be received at our principal executive offices not fewer than 120 calendar days prior to the first anniversary date on which our notice of meeting and related proxy statement were mailed to stockholders in connection with the previous year’s annual meeting of stockholders. The notice must contain the information required by the bylaws, including information regarding the proposal and the proponent.

Special Meetings of Stockholders. Our bylaws provide that special meetings of stockholders may be called at any time by only the Chairman of the Board, the Chief Executive Officer, the President or the board of directors, or in their absence or disability, by any vice president.

No Written Consent of Stockholders. Our articles of incorporation and bylaws provide that any action required or permitted to be taken by stockholders must be effected at a duly called annual or special meeting of stockholders and may not be effected by any consent in writing by such stockholders.

Amendment of Bylaws. Our stockholders may amend any provisions of our bylaws by obtaining the affirmative vote of the holders of a majority of each class of issued and outstanding shares of our voting securities, at a meeting called for the purpose of amending and/or restating our bylaws.

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Preferred Stock. Our certificate of incorporation authorizes our board of directors to create and issue rights entitling our stockholders to purchase shares of our stock or other securities. The ability of our board to establish the rights and issue substantial amounts of preferred stock without the need for stockholder approval may delay or deter a change in control of us. See “Preferred Stock” above.

Delaware Takeover Statute

We are subject to Section 203 of the DGCL which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any “business combination” (as defined below) with any interested stockholder for a period of three years following the date that such stockholder became an interested stockholder, unless: (1) prior to such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder; (2) on consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding those shares owned (x) by persons who are directors and also officers and (y) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to this plan will be tendered in a tender or exchange offer; or (3) on or subsequent to such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2⁄3% of the outstanding voting stock that is not owned by the interested stockholder.

Section 203 of the DGCL defines generally “business combination” to include: (1) any merger or consolidation involving the corporation and the interested stockholder; (2) any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder; (3) subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder; (4) any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or (5) the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation. In general, Section 203 defines an “interested stockholder” as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by such entity or person.

Limitations on Liability and Indemnification of Officers and Directors

Our certificate of incorporation and bylaws limit the liability of our officers and directors and provide that we will indemnify our officers and directors, in each case, to the fullest extent permitted by the Delaware General Corporation Law. We expect to obtain additional directors’ and officers’ liability insurance coverage prior to the completion of this offering.

Listing

Our common stock is listed on the NASDAQ Capital Market under the symbol “VLCN”.

Transfer Agent

The transfer agent for our common stock is Computershare.

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UNDERWRITING

Aegis Capital Corp. (“Aegis”) is acting as the underwriter this offering. Under the terms of an underwriting agreement, which is filed as an exhibit to the registration statement, the underwriter has agreed to purchase from us the number of shares of common stock shown opposite its name below:

Underwriter	Number of Shares
Aegis Capital Corp.	[ ]

The underwriting agreement provides that the underwriter’s obligation to purchase shares of common stock depends on the satisfaction of the conditions contained in the underwriting agreement including:

•	the representations and warranties made by us to the underwriter are true;

•	there is no material change in our business or the financial markets; and

•	we deliver customary closing documents to the underwriter.

Underwriting Commissions and Discounts and Expenses

The following table shows the per share and total underwriting discounts and commissions we will pay to Aegis. These amounts are shown assuming both no exercise and full exercise of the underwriter’s option to purchase additional shares of our common stock.

Total
	Per Share		No Exercise		Full Exercise
Public offering price	$	[ ]	$	[ ]	$	[ ]
Underwriting discounts and commissions to be paid by us (8.0%)	$	[ ]	$	[ ]	$	[ ]
Non-accountable expense allowance (1.0%)(1)	$	[ ]	$	[ ]	$	[ ]
Proceeds, before expenses, to us	$	[ ]	$	[ ]	$	[ ]

(1)    We have agreed to pay a non-accountable expense allowance to Aegis equal to 1.0% of the gross proceeds received in this offering.

We estimate that the total expenses of the offering payable by us, excluding underwriting discounts and commissions, will be approximately $395,000, including a 1.0% non-accountable expense allowance. We have also agreed to reimburse the underwriter for certain of its expenses, including “roadshow”, diligence, and reasonable legal fees and disbursements, in an amount not to exceed $50,000 in the aggregate.

As additional compensation to Aegis, upon consummation of this offering, we will issue to Aegis or its designees warrants to purchase an aggregate number of shares of our common stock equal to 5.0% of the number of shares of common stock issued in this offering, at an exercise price per share equal to 125% of the public offering price (the “Underwriter Warrants”). The Underwriter Warrants and the underlying shares of common stock will not be sold, transferred, assigned, pledged, or hypothecated, or be the subject of any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the Underwriter Warrants by any person for a period of 180 days beginning on the date of commencement of sales of the offering in compliance with FINRA Rule 5110.

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The Underwriter Warrants will be exercisable from the date that is six months from the commencement of the sales of the offering, and will expire four years and six months after such date in compliance with FINRA Rule 5110(g)(8)(A). Furthermore, (i) the Underwriter Warrants do not have more than one demand registration right at our Company’s expense in compliance with FINRA Rule 5110(g)(8)(B); (ii) the Underwriter Warrants do not have a demand registration right with a duration of more than five years from the commencement of sales of the public offering in compliance with FINRA Rule 5110(g)(8)(C); (iii) the Underwriter Warrants do not have piggyback registration rights with a duration of more than seven years from the commencement of sales of the public offering in compliance with FINRA Rule 5110(g)(8)(D); and (iv) the Underwriter Warrants have anti-dilution terms that are consistent with FINRA Rule 5110(g)(8)(E) and (F).

Over-Allotment Option

We have granted to the underwriter an option to purchase up to 520,111 additional shares of our common stock (15% of the shares sold in the offering) at the public offering price less underwriting discounts and commissions. The underwriter may exercise this option in whole or in part at any time within 45 days after the date of the offering. To the extent the underwriter exercises this option, the underwriter will be committed, so long as the conditions of the underwriting agreement are satisfied, to purchase a number of additional shares.

Stabilization

In accordance with Regulation M under the Exchange Act, the underwriter may engage in activities that stabilize, maintain or otherwise affect the price of our common stock, including short sales and purchases to cover positions created by short positions, stabilizing transactions, syndicate covering transactions, penalty bids and passive market making.

•	Short positions involve sales by the underwriter of shares in excess of the number of shares the underwriters is obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares involved in the sales made by the underwriter in excess of the number of shares it is obligated to purchase is not greater than the number of shares that it may purchase by exercising its option to purchase additional shares. In a naked short position, the number of shares involved is greater than the number of shares in their option to purchase additional shares. The underwriter may close out any short position by either exercising its option to purchase additional shares or purchasing shares in the open market.

•	Stabilizing transactions permit bids to purchase the underlying security as long as the stabilizing bids do not exceed a specific maximum price.

•	Syndicate covering transactions involve purchases of our common stock in the open market after the distribution has been completed to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriter will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which it may purchase shares through the underwriter’s option to purchase additional shares. If the underwriter sells more shares than could be covered by the underwriter’s option to purchase additional shares, thereby creating a naked short position, the position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if the underwriter is concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

•	Penalty bids permit the representative to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

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•	In passive market making, market makers in our common stock who are underwriters or prospective underwriters may, subject to limitations, make bids for or purchase shares of our common stock until the time, if any, at which a stabilizing bid is made.

These activities may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result of these activities, the price of our common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on Nasdaq or otherwise and, if commenced, may be discontinued at any time.

Neither we nor the underwriter may make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. In addition, neither we nor any underwriter may make any representation that the underwriter will engage in these stabilizing transactions or that any transaction, once commenced, will not be discontinued without notice.

Offering Price Determination

The public offering price was negotiated between Aegis and us. In determining the public offering price of our common stock, Aegis considered:

•	the history and prospects for the industry in which we compete;

•	our financial information;

•	the ability of our management and our business potential and earning prospects;

•	the prevailing securities markets at the time of this offering; and

•	the recent market prices of, and the demand for, publicly traded shares of generally comparable companies, as well as the recent market price of our Company’s common stock.

Indemnification

We have agreed to indemnify Aegis, its affiliates an each person controlling Aegis against any losses, claims, damages, judgments, assessments, costs, and other liabilities, as the same are incurred (including the reasonable fees and expenses of counsel), relating to or arising out of the offering, undertaken in good faith.

Discretionary Accounts

The underwriter has informed us that it does not expect to make sales to accounts over which it exercises discretionary authority in excess of 5% of the shares of our common stock being offered in this offering.

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Lock-Up Agreements

Our directors and executive officers have agreed that, for a period of ninety days after the date of the offering, subject to certain limited exceptions, they will not directly or indirectly, without the prior written consent of Aegis, (a) offer, sell, or otherwise transfer or dispose of, directly or indirectly, any shares of capital stock of the Company or any securities convertible into or exercisable or exchangeable for shares of capital stock of the Company; or (b) file or caused to be filed any registration statement with the Commission relating to the offering of any shares of capital stock of the Company or any securities convertible into or exercisable or exchangeable for shares of capital stock of the Company.

The prior sentence will not apply to (i) the shares to be sold pursuant to the Underwriting Agreement, (ii) any shares of common stock issued upon the exercise of an option or other security outstanding on the date of the Offering, (iii) such issuances of options or grants of restricted stock or other equity-based awards under the Company’s equity plan and the issuance of shares issuable upon exercise of any such equity-based awards, (iv) the filing of registration statements on Form S-8, (v) the issuance of securities to affiliates and subsidiaries of the Company, and, (vi) the issuance of securities in connection with mergers, acquisitions, joint ventures, licensing arrangements or any other similar non-capital raising transactions.

Our directors and executive officers have agreed not to offer, sell, dispose of or hedge any shares of our common stock, subject to specified limited exceptions, for a period of 90 days after the date of this offering.

Aegis, in its sole discretion, may release the common stock and other securities subject to the lock-up agreements described above in whole or in part at any time. When determining whether or not to release common stock and other securities from lock-up agreements, Aegis will consider, among other factors, the holder’s reasons for requesting the release, the number of shares of common stock and other securities for which the release is being requested and market conditions at the time.

Company Standstill

Without the prior written consent of Aegis, the Company has agreed, for a period of twelve (12) months from the date of the offering, that it will not (a) offer, sell, or otherwise transfer or dispose of, directly or indirectly, any shares of capital stock of the Company or any securities convertible into or exercisable or exchangeable for shares of capital stock of the Company; or (b) file or caused to be filed any registration statement with the Commission relating to the offering of any shares of capital stock of the Company or any securities convertible into or exercisable or exchangeable for shares of capital stock of the Company except for (i) the adoption of an equity incentive plan, or the amendment of an existing equity incentive plan, and the grant of awards or equity pursuant to any equity incentive plan, and the filing of a registration statement on Form S-8; provided, however, that any sales by parties to the lockups shall be subject to the lock-up agreements and (ii) this issuance of shares in connection with an acquisition or a strategic relationship which may include the sale of equity securities, including, without limitation, an issuance of shares in connection with an agreement with a vehicle manufacturer; provided, that none of such shares shall be saleable in the public market until the expiration of the applicable period described above.

Other Relationships

Aegis has provided us and our affiliates with investment banking and financial advisory services, including serving as placement agent for private placements of securities, for which Aegis received customary fees. Aegis may in the future provide us and our affiliates with such services. Aegis may release, or authorize us to release, as the case may be, the common stock and other securities subject to the lock-up agreements described above in whole or in part at any time with or without notice.

In connection with this public offering, we will enter into an underwriting agreement with Aegis pursuant to which we will pay Aegis an aggregate of $[ ] in commissions and non-accountable expenses ($[ ] assuming the overallotment is exercised). In addition, we issued Aegis warrants to purchase 5% of the shares of our common stock issued in this offering at an exercise price per share equal to 125% of the public offering price.

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Offer restrictions outside the United States

Other than in the United States, no action has been taken by us or the underwriter that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons who come into possession of this prospectus are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

Electronic Distribution

A prospectus in electronic format may be made available on the websites maintained by the underwriter or selling group members, if any, participating in the offering. Aegis may allocate a number of shares to the underwriter and selling group members, if any, for sale to their online brokerage account holders. Any such allocations for online distributions will be made by Aegis on the same basis as other allocations.

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LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for us by Schiff Hardin LLP, Washington, DC. Certain legal matters in connection with this offering will be passed upon for the underwriter by Kaufman & Canoles, P.C.

EXPERTS

The financial statements as of December 31, 2020 appearing in this prospectus have been audited by MaloneBailey LLP, an independent registered public accounting firm, given on the authority of such firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act for the shares of common stock being offered by this prospectus. This prospectus, which is part of the registration statement, does not contain all of the information included in the registration statement and the exhibits. For further information about us and the common stock offered by this prospectus, you should refer to the registration statement and its exhibits. References in this prospectus to any of our contracts or other documents are not necessarily complete, and you should refer to the exhibits attached to the registration statement for copies of the actual contract or document. You may read and copy any document that we file at the SEC’s public reference room located at 100 F Street, NE, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. SEC filings are also available to the public at the SEC’s website at www.sec.gov.

We will be subject to the reporting and information requirements of the Exchange Act and, as a result, will file periodic and current reports, proxy statements and other information with the SEC. We expect to make our periodic reports and other information filed with or furnished to the SEC, available, free of charge, through our website as soon as reasonably practicable after those reports and other information are filed with or furnished to the SEC. Additionally, these periodic reports, proxy statements and other information will be available for inspection and copying at the public reference room and website of the SEC referred to above.

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Index to Financial Statements

For the Period Ended September 30, 2021

Consolidated Balance Sheets as of September 30, 2021 (unaudited)	F-2
Consolidated Statements of Operations for the Three and Nine Months Ended September 30, 2021 and the Three Months Ended September 30, 2020 and the Period February 21, 2020 (Inception) to September 30, 2020 (unaudited)	F-3
Consolidated Statements of Changes in Shareholders’ Equity (Deficit) (unaudited)	F-4
Consolidated Statements of Cash Flows for the Nine Months Ended September 30, 2021 and the Period February 21, 2020 (Inception) to September 30, 2020 (unaudited)	F-5
Notes to Consolidated Financial Statements (Unaudited)	F-7

For the Year Ended December 31, 2020

F-1

VOLCON, INC.

CONSOLIDATED BALANCE SHEETS

	September 30, 2021	December 31, 2020
	(unaudited)
ASSETS
Current assets:
Cash	$2,657,379	$536,082
Accounts receivable	35,663	–
Inventory	2,328,686	–
Inventory deposits	2,940,314	–
Prepaid expenses and other current assets	341,314	102,789
Total current assets	8,303,356	638,871
Long term assets:
Property and equipment, net	761,042	305,271
Intangible assets - domain names, net	20,248	16,954
Other long-term assets	749,187	50,560
Right of use asset - operating lease	2,296,872	842,357

Total assets	$12,130,705	$1,854,013

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$1,330,714	$81,400
Accrued liabilities	154,366	34,044
Current portion of notes payable	17,438	8,873
Right of use operating lease liability, short term	328,337	141,943
Customer deposits	2,334,105	55,865
Promissory Notes	1,138,844	–
SAFE liability	–	2,000,000

Total current liabilities	5,303,804	2,322,125
Notes payable, net of discount and current portion	73,218	59,329
Right of use operating lease liability, long term	1,964,779	614,414
Total liabilities	7,341,801	2,995,868

COMMITMENTS AND CONTINGENCIES

Stockholders' equity (deficit):
Preferred stock: $0.00001 par value, 5,000,000 shares authorized, 2,900,000 shares designated
Series A Preferred Stock: $0.00001 par value, 1,400,000 shares designated 1,191,388 shares issued and outstanding as of September 30, 2021, none designated, issued or outstanding as of December 31, 2020	12	–
Series B Preferred Stock: $0.00001 par value,1,500,000 shares designated, 1,105,827 shares issued and outstanding as of September 30, 2021, none designated, issued or outstanding as of December 31, 2020	11	–
Common stock: $0.00001 par value, 100,000,000 shares authorized, 2,569,717 shares issued and outstanding as of September 30, 2021, 1,937,500 issued or outstanding as of December 31, 2020	13	8
Additional paid-in capital	31,509,121	232,550
Accumulated deficit	(26,720,253)	(1,374,413)
Total stockholders’ equity (deficit)	4,788,904	(1,141,855)

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)	$12,130,705	$1,854,013

The accompanying notes are an integral part of these unaudited consolidated financial statements.

F-2

VOLCON, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2021

AND THE THREE MONTHS ENDED SEPTEMBER 30, 2020

AND THE PERIOD FEBRUARY 21, 2020 (INCEPTION) TO SEPTEMBER 30, 2020

(unaudited)

	Three Months Ended		Nine Months Ended	Period February 21, 2020 to
	September 30, 2021	September 30, 2020	September 30, 2021	September 30, 2020

Revenue	$75,067	$–	$75,067	$–
Cost of goods sold	1,176,691	–	1,176,691	–
Gross margin	(1,101,624)	–	(1,101,624)	–

Operating expenses:
Sales and marketing	1,135,205	9,346	1,937,745	26,946
Product development	3,021,207	281,462	7,595,581	331,621
General and administrative expenses	586,494	13,751	14,634,037	18,090
Total operating expenses	4,742,906	304,559	24,167,363	376,657

Loss from operations	(5,844,530)	(304,559)	(25,268,987)	(376,657)

Other income (expense)	(3,842)	–	(9,332)	–
Interest expense	(42,183)	–	(67,521)	–
Total other expense	(46,025)	–	(76,853)	–

Loss before provision for income taxes	(5,890,555)	(304,559)	(25,345,840)	(376,657)
Provision for income taxes	–	–	–	–

Net loss	$(5,890,555)	$(304,559)	$(25,345,840)	$(376,657)

Net loss per common share – basic and diluted	$(2.55)	$(2.42)	$(11.95)	$(7.31)

Weighted average common shares outstanding – basic and diluted	2,303,508	125,687	2,121,129	51,520

The accompanying notes are an integral part of these unaudited consolidated financial statements.

F-3

VOLCON, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY (DEFICIT)

(unaudited)

FOR THE PERIOD FROM FEBRUARY 21, 2020 (INCEPTION) TO SEPTEMBER 30, 2020

	Common stock		Series A preferred stock		Series B preferred stock		Additional
	Number of		Number of		Number of		paid-in	Accumulated
	Shares	Amount	Shares	Amount	Shares	Amount	capital	deficit	Total

Balance at February 21, 2020	–	$–	–	$–	–	$–	$–	$–	$–

Issuance of founders shares for cash	1,625,000	7	–	–	–	–	10,826	–	10,833

Stock-based compensation	312,500	1	–	–	–	–	60,962	–	60,963

Net loss	–	–	–	–	–	–	–	(376,657)	(376,657)

Balance at September 30, 2020	1,937,500	$8	–	$–	–	$–	$71,788	$(376,657)	$(304,861)

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2021

	Common stock		Series A preferred stock		Series B preferred stock		Additional
	Number of		Number of		Number of		paid-in	Accumulated
	Shares	Amount	Shares	Amount	Shares	Amount	capital	deficit	Total

Balance at January 1, 2021	1,937,500	$8	–	$–	–	$–	$232,550	$(1,374,413)	$(1,141,855)

Proceeds from WeFunder offering, net of issuance costs of $53,500	–	–	–	–	–	–	2,205,440	–	2,205,440

Issuance of series A preferred stock, net of issuance costs of $205,470	79,750	–	415,287	4	–	–	2,464,504	–	2,464,508

Conversion of WeFunder offering to series A preferred stock	–	–	351,832	4	–	–	(4)	–	–

Conversion of SAFE Liability to series A preferred stock	–	–	424,269	4	–	–	1,999,996	–	2,000,000

Issuance of series B preferred stock, net of issuance costs of $890,026	123,296	–	–	–	1,105,827	11	9,615,320	–	9,615,331

Issuance of common stock with promissory notes, net of issuance costs of $65,000	266,664	3	–	–	–	–	734,997	–	735,000

Stock-based compensation	162,507	2	–	–	–	–	14,256,318	–	14,256,318

Net loss	–	–	–	–	–	–	–	(25,345,840)	(25,345,840)

Balance at September 30, 2021	2,569,717	$13	1,191,388	$12	1,105,827	$11	$31,509,121	$(26,720,253)	$4,788,904

The accompanying notes are an integral part of these unaudited consolidated financial statements.

F-4

VOLCON, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2021

AND FOR THE PERIOD FROM FEBRUARY 21, 2020 (INCEPTION) TO SEPTEMBER 30, 2020

(unaudited)

	Nine Months Ended	Period February 21, 2020 to
	September 30, 2021	September 30, 2020
Cash flow from operating activities:
Net loss	$(25,345,840)	$(376,657)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock-based compensation	14,256,318	60,963
Loss on disposal of tooling	145,000	–
Expenses funded by related party	–	53,662
Amortization of right of use asset	252,951	–
Noncash interest expense	58,312	–
Depreciation and amortization	134,557	194
Changes in operating assets and liabilities:
Accounts receivable	(35,663)	–
Inventory	(2,328,686)	–
Inventory deposits	(2,940,314)	–
Prepaid assets and other current assets	(238,525)	(10,000)
Other assets	(698,627)	–
Accounts payable	1,249,314	59,230
Accrued liabilities	120,322	–
Right of use liabilities - operating lease	(194,175)	–
Customer deposits	2,278,240	–
Net cash provided by (used in) operating activities	(13,286,816)	(212,608)
Cash flow from investing activities:
Purchase of property and equipment	(694,553)	–
Purchase of intangible assets	(13,125)	(17,438)
Net cash used by investing activities	(707,678)	(17,438)
Cash flow from financing activities:
Proceeds from SAFE liability	–	1,625,000
Proceeds from WeFunder offering, net of offering costs of $53,500	2,205,440	–
Repayment of notes payable	(8,488)	–
Repayment of related party note	–	(21,286)
Proceeds from issuance of Series A preferred stock, net of $205,470 of issuance costs	2,464,508	–
Proceeds from issuance of Series B preferred stock, net of $890,026 of issuance costs	9,615,331	–
Proceeds from issuance of promissory notes, net of issuance costs of $96,000	1,104,000	–
Proceeds from issuance of founders shares	–	10,833
Proceeds from issuance of common stock with promissory notes, net of $65,000 of issuance costs	735,000	–
Net cash provided by financing activities	16,115,791	1,614,547

NET CHANGE IN CASH	2,121,297	1,384,501
CASH AT BEGINNING OF PERIOD	536,082	–
CASH AT END OF PERIOD	$2,657,379	$1,384,501

The accompanying notes are an integral part of these unaudited consolidated financial statements.

F-5

VOLCON, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2021

AND FOR THE PERIOD FROM FEBRUARY 21, 2020 (INCEPTION) TO SEPTEMBER 30, 2020

(unaudited)

	Nine Months Ended	Period February 21, 2020 to
	September 30, 2021	September 30, 2020
Supplemental disclosure of cash flow information:
Cash paid for interest	$9,209	$–
Cash paid for income taxes	$–	$–

Non-cash transactions
Recognition of initial Right of use asset - operating lease	$1,707,466	$–
Acquisition of property and equipment with note payable	$30,942	$–
Conversion of SAFE liability to Series A preferred stock	$2,000,000	$–
Noncash increase in related party notes payable	$–	$53,662

F-6

VOLCON, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(unaudited)

NOTE 1 – ORGANIZATION, NATURE OF OPERATIONS AND GOING CONCERN

Organization and Nature of Operations

Volcon, Inc. (“Volcon”) was formed on February 21, 2020, as a Delaware Corporation, under the name Frog ePowersports, Inc. The Company was renamed Volcon on October 1, 2020. Volcon is developer and manufacturer of all-electric off road powersport vehicles.

On January 5, 2021, the Company created Volcon ePowersports, LLC, (“Volcon LLC”) a Colorado wholly owned subsidiary of the Company, to sell Volcon vehicles and accessories in the United States.

Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. The Company has recurring losses and generated negative cash flows from operations since inception. Due to these conditions, it raised substantial doubt about its ability to continue as a going concern. Management intends to finance operating costs over the next twelve months with loans or the sale of equity. The consolidated financial statements do not include any adjustments that may result should the Company be unable to continue as a going concern.

Impact of COVID-19

The outbreak of the 2019 novel coronavirus disease (“COVID-19”), which was declared a global pandemic by the World Health Organization on March 11, 2020, and the related responses by public health and governmental authorities to contain and combat its outbreak and spread, has severely impacted the U.S. and world economies. Economic recessions, including those brought on by the COVID-19 outbreak may have a negative effect on the demand for the Company’s products and the Company’s operating results. The range of possible impacts on the Company’s business from the coronavirus pandemic could include: (i) changing demand for the Company’s products; and (ii) potential disruption to the Company’s supply chain and distribution network.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The significant accounting policies followed in the preparation of the consolidated financial statements are as follows:

Basis of presentation

The basis of accounting applied is United States generally accepted accounting principles (US GAAP). The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiary. All intercompany accounts, transactions and balances have been eliminated in consolidation.

F-7

Stock Dividend

On July 27, 2021, the board of directors approved a common stock dividend of 1.5 shares for each share of common stock. The Company has accounted for this as a stock split since all common stock shares, warrants, options and restricted stock unit amounts and common stock per share amounts will be adjusted for this stock dividend. All periods presented have been adjusted to reflect this stock dividend. As a result of the stock dividend, Series A and Series B preferred stock will convert at a ratio of 2.5 common share for each preferred share outstanding.

Use of estimates

The preparation of the financial statements in conformity with generally accepted accounting principles in the United States of America (“U.S. GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the dates of the financial statements and the reported amounts of expenses during the reporting periods.

Making estimates requires management to exercise judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, actual results could differ significantly from those estimates.

Cash and cash equivalents

Cash and cash equivalents include short-term investments with original maturities of 90 days or less at the date of purchase. The recorded value of our cash and cash equivalents approximates their fair value.

Revenue recognition

Revenue is recognized when the Company transfers control of the product to the customer and the 14-day acceptance period has expired, or acceptance has been received from the customer. Revenue is measured as the amount of consideration the Company expects to receive in exchange for transferring control of vehicles, parts, and accessories. Consideration that is received in advance of the transfer of goods are recorded as customer deposits until delivery has occurred or the customer cancels their order and the consideration is returned to the customer. Sales and other taxes the Company collects concurrent with revenue-producing activities are excluded from revenue. If a right of return exists, the Company adjusts revenue for the estimated effect of returns. Until the Company develop sales history, it will estimate expected returns based on industry data for sales returns as a percent of sales, type of product, and a projection of this experience into the future. Our sales do not have a financing component.

Sales promotions and incentives. The Company provides for estimated sales promotions and incentives, which are recognized as a component of sales in measuring the amount of consideration the Company expects to receive in exchange for transferring goods or providing services. Examples of sales promotion and incentive programs include distributer fees and volume incentives. Sales promotions and incentives are estimated based on contracts with distributors. The Company records these amounts as a liability in the balance sheet until they are ultimately paid. Adjustments to sales promotions and incentives accruals are made as actual usage becomes known to properly estimate the amounts necessary to generate consumer demand based on market conditions as of the balance sheet date.

Shipping and handling charges and costs. The Company records shipping and handling charged to the customer and related shipping costs as a component of cost of sales when control has transferred to the customer.

F-8

Product warranties

The Company provides a one-year warranty on vehicles, and a two-year warranty on the battery pack. The Company accrues warranty reserves at the time a vehicle is delivered to the customer. Warranty reserves include the Company’s best estimate of the projected cost to repair or to replace any items under warranty, based on actual warranty experience as it becomes available and other known factors that may impact our evaluation of historical data. The Company reviews its reserves quarterly to ensure that its accruals are adequate in meeting expected future warranty obligations and will adjust estimates as needed. Factors that could have an impact on the warranty reserve include the following: changes in manufacturing quality, shifts in product mix, changes in warranty coverage periods, product recalls and changes in sales volume. Warranty expense is recorded as a component of cost of revenues in the statement of operations. The portion of the warranty provision which is expected to be incurred within 12 months from the balance sheet date will be classified as current, while the remaining amount will be classified as long-term liabilities.

Inventory

Inventory costs include material, labor and manufacturing overhead costs, including depreciation expense associated with the manufacture and distribution of the Company’s products. Inventories are stated at the lower of cost (first-in, first-out method) or net realizable value.

Property, plant and equipment

Property, plant and equipment are valued at cost. Additions are capitalized and maintenance and repairs are charged to expense as incurred. Gains and losses on dispositions of equipment are reflected in operations. Depreciation is provided using the straight-line method over the estimated useful lives of the assets as follows:

Category	Estimated Useful Lives
Machinery, tooling and equipment	3-7 years
Vehicles	5 years
Computers and software	3 years

Long-lived assets

The Company’s long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the historical cost carrying value of an asset may no longer be appropriate. The Company assesses recoverability of the asset by comparing the undiscounted future net cash flows expected to result from the asset to its carrying value. If the carrying value exceeds the undiscounted future net cash flows of the asset, an impairment loss is measured and recognized. An impairment loss is measured as the difference between the net book value and the fair value of the long-lived asset.

Leases

Right-of-use ("ROU") assets represent the Company’s right to use an underlying asset for the lease term and lease liabilities represent the Company’s obligation to make lease payments arising from the lease. ROU assets and lease liabilities are recognized at the lease commencement date based on the estimated present value of lease payments over the lease term. Leases with an initial term of 12 months or less are not recorded on the balance sheet; the Company recognizes lease expense for these leases on a straight-line basis over the lease term. The Company does not separate non-lease components from the lease components to which they relate, and instead accounts for each separate lease and non-lease component associated with that lease component as a single lease component

F-9

ASC 842 defines initial direct costs as only the incremental costs of signing a lease. Initial direct costs related to leasing that are not incremental are expensed as general and administrative expense in our statements of operations.

The Company’s operating lease agreements primarily consist of leased real estate and are included within ROU assets – operating leases and ROU lease liabilities – operating leases on the balance sheets. The Company’s lease agreements may include options to extend the lease, which are not included in minimum lease payments unless they are reasonably certain to be exercised at lease commencement. The Company's leases do not provide an implicit rate, the Company uses its estimated incremental borrowing rate based on the information available at commencement date in determining the present value of lease payments.

Research and development expenses

The Company records research and development expenses in the period in which they are incurred as a component of product development expenses.

Income taxes

Deferred taxes are determined utilizing the "asset and liability" method, whereby deferred tax asset and liability account balances are determined based on differences between financial reporting and the tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. The Company provides a valuation allowance, when it's more likely than not that deferred tax assets will not be realized in the foreseeable future. Deferred tax liabilities and assets are classified as current or non-current based on the underlying asset or liability or if not directly related to an asset or liability based on the expected reversal dates of the specific temporary differences.

Fair value of financial instruments

The Company discloses fair value measurements for financial and non-financial assets and liabilities measured at fair value. Fair value is based on the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.

The accounting standard establishes a fair value hierarchy that prioritizes observable and unobservable inputs used to measure fair value into three broad levels, which are described below:

Level 1: Quoted prices (unadjusted) in active markets that are accessible at the measurement date for assets or liabilities. The fair value hierarchy gives the highest priority to Level 1 inputs.

Level 2: Observable prices that are based on inputs not quoted on active markets but are corroborated by market data.

Level 3: Unobservable inputs are used when little or no market data is available. The fair value hierarchy gives the lowest priority to Level 3 inputs.

Stock-based compensation

The Company has a stock-based incentive award plan for our employees and directors. The Company measures stock-based compensation at the estimated fair value on the grant date and recognizes the amortization of stock-based compensation expense on a straight-line basis over the requisite service period, or when it is probable criteria will be achieved for performance-based awards. Fair value is determined based on assumptions related to the fair value of the Company common stock, stock volatility and risk-free rate of return. The Company has elected to recognize forfeitures when realized.

F-10

Recently issued accounting pronouncements

In December 2019, the FASB issued ASU No. 2019-12, Income Taxes (Topic 740) (“ASU 2019-12”): Simplifying the Accounting for Income Taxes. The new standard eliminates certain exceptions related to the approach for intraperiod tax allocation, the methodology for calculating income taxes in an interim period, and the recognition of deferred tax liabilities for outside basis differences related to changes in ownership of equity method investments and foreign subsidiaries. The guidance also simplifies aspects of accounting for franchise taxes and enacted changes in tax laws or rates and clarifies the accounting for transactions that result in a step-up in the tax basis of goodwill. For public business entities, it is effective for fiscal years beginning after December 15, 2020, including interim periods within those fiscal years. The Company is currently evaluating the potential impact of this standard on its financial statements.

From time to time, new accounting pronouncements are issued by the Financial Accounting Standard Board (“FASB”) or other standard setting bodies that the Company adopts as of the specified effective date. The Company does not believe that the impact of recently issued standards that are not yet effective will have a material impact on the Company’s financial position or results of operations upon adoption.

NOTE 3 – LONG – LIVED ASSETS

Property and equipment

Property and equipment consist of the following:

	September 30, 2021	December 31, 2020
Machinery, tooling and equipment	$454,303	$215,995
Vehicles	134,144	73,202
Demonstration vehicles	113,985	–
Fixtures & furniture	72,346	–
Leasehold improvements	17,124	–
Computers	78,879	18,112
	870,780	307,309
Less: Accumulated depreciation	(109,738)	(2,038)
Total property, plant and equipment	$761,042	$305,271

Depreciation expense for the three and nine months ended September 30, 2021, was $57,448 and $124,726, respectively. There was no depreciation expense for the period from February 21, 2020 (inception) through September 30, 2020.

Intangible assets

During 2020, the Company acquired certain domain names for $17,438. The domain names are being amortized over an estimated useful life of 15 years. Amortization expense for the three and nine months ended September 30, 2021, was $3,741 and $9,831. Amortization expense for the three months ended September 30, 2020, and the period from February 21, 2020 (inception) through September 30, 2020, was $194.

F-11

NOTE 4 – NOTES PAYABLE AND PROMISSORY NOTES

Notes Payable

In December 2020, the Company entered into a financing arrangement for $75,702 with an interest rate of 8.64% for a vehicle. The Company will make monthly payments of $1,211 over 72 months. In April 2021, the Company entered into a financing arrangement for $30,942 with an interest rate of 7.64% for a vehicle. The Company will make monthly payments of $753 over 48 months.

The following table provides the maturities of these notes payable as of September 30, 2021:

Remainder of 2021	$5,921
2022	23,685
2023	23,685
2024	23,685
2025	17,664
2026 and thereafter	14,654
Total future payments	109,294
Less: Interest	(18,638)
Total notes payable	90,656
Less current portion	(17,438)
Long-term notes payable	$73,218

Promissory Notes

On September 10, 2021, the Company entered into an agreement with two lenders to issue 6% promissory notes of $2.0 million. The promissory notes bore interest at 6% and are due at the earlier of one year from issuance or immediately upon completion of an initial public offering of the Company’s common stock. The Company also agreed to issue 266,664 shares of common stock to the lenders. Proceeds of $800,000 received from the promissory note are recorded as shareholders’ equity based on the allocation of the proceeds between the promissory note and shares of common stock issued. In addition, total issuance costs of $161,000 were allocated to the promissory note and shareholders’ equity of $96,000 and $65,000, respectively. The promissory notes were repaid on October 8, 2021, with the proceeds received from the Company’s initial public offering in the amount of $2,007,333, which includes interest due for the period the promissory notes were outstanding (see Note 11).

NOTE 5 – RELATED PARTY TRANSACTIONS

During the period from February 21, 2020 (inception) through December 31, 2020, the Company entered into a notes payable agreement with a company controlled by a founder and director of the Company which were secured by all assets of the Company, for cash proceeds of $75,000. The notes were due October 1, 2020, and were repaid in full as of December 31, 2020. The Company also received cash proceeds of $5,000 from a company controlled by the Company’s Chairman and founding stockholder which was unsecured, due on demand and non-interest bearing. The amount was repaid in full prior to December 31, 2020.

A related party paid expenses of $63,083 on behalf of the Company. These advances were unsecured, and due on demand. The Company repaid $63,083 plus interest of $7,624 during the period from February 21, 2020 (inception) through December 31, 2020.

F-12

On October 1, 2020, the Company entered into an agreement with a consultant to serve as Chief Operating Officer and to manage the Company’s product development efforts. The consultant provided statements of work for the various projects to be executed and charged the Company hourly rates for his services. The Company also agreed to compensate a company owned by the consultant and his spouse $5,560 per month for the use of a warehouse and office space on a month-to-month basis. Subsequent to December 31, 2020, the Company amended the agreement to increase the rental cost to $11,120 per month, with a 90-day cancellation provision. In May 2021, the consultant became a salaried employee of the Company. As of September 30, 2021, the Company continues to rent the warehouse and office space under the same terms. Total expense recognized for this lease for the three and nine months ended September 30, 2021, were $100,080 and $33,360

In November 2020, the Company entered into an operating lease with an entity controlled by the Company’s two founders for its future headquarters and production facility in Liberty Hill, Texas. The lease has a lease term of 5 years, and monthly payments ranging from approximately $15,000 per month to $17,000 per month over the lease term. In February 2021, the Company entered into an amendment of the lease related to its future headquarters to expand the leased premises. The Company paid an additional security deposit of $139,230 and additional prepaid rent of $315,588. The total minimum lease payments under the amended lease total approximately $3,930,170. Monthly payments for the initial lease and the amended agreement begin at the time a certificate of occupancy is received by the landlord, which is expected in the first quarter of 2023.

NOTE 6 – STOCKHOLDERS’ EQUITY

The Company is authorized to issue up to 100,000,000 shares of common stock with a par value of $0.00001. In addition, the Company is authorized to issue 5,000,000 shares of preferred stock with a par value of $0.00001. The specific rights of the preferred stock, when so designated, shall be determined by the board of directors.

Common stock

During the period ending September 30, 2020, the Company sold 1,625,000 shares of common stock to founders for cash proceeds of $10,833. The Company also issued 312,500 shares of common stock to an individual for services and recognized $2,088 of expense related to this grant. On October 8, 2021, the Company completed its initial public offering and sold 3,025,000 shares of common stock for net proceeds of approximately $15 million and on October 29, 2021, the Company sold an additional 226,875 shares for net proceeds of $1.1 million (see Note 11).

SAFE Agreements

During the period ended December 31, 2020, the Company entered into SAFE agreements (Simple Agreement for Future Equity) with investors through an exchange for cash investments totaling $2,000,000. Upon a future equity financing, the SAFE agreements would convert into the same securities in that equity financing at the lower of the price per share of the funding, or a price per share based on a $5 million company valuation using a fully diluted common stock basis. The SAFE agreements had no interest rate or maturity date, and the SAFE investors had no voting right prior to conversion. The SAFE agreements were recorded as a liability of $2,000,000 as of December 31, 2020. In January 2021, upon closing of the Series A preferred stock offering discussed below, the amount invested under these SAFE agreements were converted into 424,269 shares of Series A Preferred Stock.

In January 2021, the Company completed a WeFunder SAFE offering which was convertible into Preferred Stock upon future financing events. The Company received gross proceeds of $2,258,940 and paid expenses of $53,500, reflected as costs of capital. In connection with the Series A Preferred stock offering as discussed below, the WeFunder SAFE investments were converted into 351,832 shares of Series A Preferred Stock.

F-13

Preferred Stock

In 2021, the Company designated 1,400,000 shares of preferred stock as Series A Preferred Stock. The Series A Preferred Stock has a par value of $0.0001, has no voting rights, no dividends and each share will automatically convert into 2.5 shares of common stock of the Company at the time of the Company’s initial public offering. In February 2021, the Company completed an offering of 415,287 shares of Series A Preferred Stock and received gross proceeds of $2,669,978. The Company paid expenses of $205,470 related to the offering including issuing to one financial broker dealer 79,750 shares of common stock and 79,775 fully vested warrants with a 5 year exercise term to purchase common stock with an exercise price of $2.57.

In 2021, the Company designated 1,500,000 shares of preferred stock as Series B Preferred Stock, with a par value of $0.00001 per share and a stated value of $9.50 per share. The Series B Preferred Stock will receive dividends equivalent to any such dividends paid on common stock in the future, has no voting rights, and each share will automatically convert into 2.5 shares of common stock upon completion of the Company’s initial public offering. In May 2021, the Company completed an offering of 1,105,827 shares of Series B Preferred Stock and received gross proceeds $10,505,357. The Company paid expenses of $890,026 related to the offering, including issuing to two financial broker dealers 123,296 shares of common stock and 197,277 fully vested warrants to purchase common stock with a 5 year exercise term and an exercise price of $3.80.

The Series A and Series B Preferred stock was converted to shares of common stock upon the closing of the Company’s initial public offering (see Note 11).

Warrants

During the period for the three and nine months ended September 30, 2021, the Company issued 150,000 warrants to consultants to purchase the Company’s common stock. During the three months and period from February 21, 2020 (inception) through September 30, 2020, the Company issued 151,590 warrants to purchase the Company’s common stock to consultants. The common stock warrants issued in 2021 have an exercise price ranging from $0.245 - $1.00 and the warrants issued in 2020 have an exercise price of $0.004 per share. All of the warrants have an exercise term of 10 years, and certain 2020 warrants vest over periods of up to eighteen months while all 2021 warrants are fully vested. The Company estimated the fair value of the 2020 warrants using the fair value of its common stock based on the most recent fundraising at $1.88 per share. The Company valued the 2021 warrants using an estimated fair value of the shares of common stock between $0.76 – $1.18, volatility of 105% based on peer companies, risk free interest rate of 0.85%, no dividends and an estimated life of 5 years.

Additionally, the Company’s two founders, whom are both directors and one of which is the Chairman of the Board, each entered into an anti-dilution warrant with the Company. In the event of their ownership of the Company’s fully diluted capitalization being less than 25% or 18.75%, each individual would have received common stock warrants with an exercise price of $0.0041 to purchase sufficient shares to return them to those ownership percentages. The warrants were fully vested upon grant and have an exercise period of 10 years from the date of grant. As of December 31, 2020, no warrants were owed to the two founders. As discussed below, subsequent to December 31, 2020, the anti-dilution warrants were exchanged for a fixed number of warrants.

In March 2021, the Company agreed to exchange the two anti-dilution warrants that were issued to Company founders for a total of 11,000,000 warrants to purchase shares of common stock at an exercise price of $0.98 for a period of 10 years. In connection with this exchange, the Company amended its existing consulting agreements with the founders, to allow for the payment of compensation totaling $30,000,000 in the event that the Company’s market capitalization exceeds $300,000,000 for 21 consecutive trading days. The Company will have the option to settle the amount by issuing shares of common stock based on the closing price of the Company’s stock at the start of the 21-day period. In addition to this payment, each of the two founders will continue to receive a cash payment equal to 1% of the gross sale price in the event of a change of control of the Company with a sale price of at least $100,000,000. In connection with the exchange, the Company recognized expense of $13,031,989 for the estimated fair value of the warrants on a Black-Scholes option pricing model utilizing the following assumptions: 1) volatility of 106% based on a peer group of companies; 2) risk-free rate of 1.67%; 3) dividend rate of 0.0%; and 4) an expected term of 10 years.

F-14

During the three and nine months ended September 30, 2021, the Company recognized expense of $151,720 and $13,274,861, respectively, related to common stock warrants. During the three months ended September 30, 2020, and the period February 21, 2020 (inception) through September 30, 2020, the Company recognized expense of $67,574 related to common stock warrants. The Company expects to recognize $14,605 over the remaining vesting period of these warrants.

The following is the activity related to common stock warrants during the nine months ended September 30, 2021:

	Common Stock Warrants
	Shares	Weighted Average Exercise Price	Weighted average Remaining Life in years	Intrinsic Value

Outstanding at January 1, 2021	151,590	$0.004	9.17
Granted	11,427,052	1.04	9.35
Cancelled	–	$–	–
Expired	–	$–	–
Exercised	–	$–	–
Outstanding at September 30, 2021	11,578,642	$1.03	9.34	$45,713,770
Exercisable at September 30, 2021	11,578,642	$1.03	9.34	$46,010,840

NOTE 7 – STOCK-BASED COMPENSATION

In January 2021, the Company’s board of directors adopted the Volcon, Inc. 2021 Stock Plan, (the “2021 Plan”). The 2021 Plan is a stock-based compensation plan that provides for discretionary grants of stock options, stock awards, and restricted stock unit awards to employees, members of the board of directors and consultants (including restricted stock units issued prior to the adoption of the plan as further discussed below). The Company has reserved a total of 3,000,000 shares of the Company’s common stock for issuance under the 2021 Plan, which may be adjusted for changes in capitalization and certain corporate transactions. To the extent that an award, if forfeitable, expires, terminates or lapses, or an award is otherwise settled in cash without the delivery of shares of common stock to the participant, then any unpaid shares subject to the award will be available for future grant or issuance under the 2021 Plan. Shares available for issuance under the 2021 Plan as of September 30, 2021, were 703,243. Awards vest according to each agreement and as long as the employee remains employed with the Company or the consultant continues to provide services in accordance with the terms of the agreement. The Company has granted awards with time-based vesting and performance-based vesting features.

Restricted Stock Units

Beginning in October 2020, the Company entered into various agreements with employees where the Company agreed to award a total of 637,500 shares of restricted stock units (RSUs) which vest equally over a period of three years. The Company estimated the fair value of the shares of common stock using the estimated fair value of its common stock based on the most recent fundraising at $1.88 per share.

In July 2021, the Company’s CEO resigned effective July 30, 2021. The share-based awards of 187,500 RSUs and 187,500 stock options awarded to the former CEO were forfeited and were returned to the shares available for issuance under the 2021 Plan and all previously recognized compensation expense for his RSUs and stock options was reversed in the three and nine months ended September 30, 2021. During the three and nine months ended September 30, 2021, the Company recognized (benefit) expense of $(18,568) and $179,795, respectively, for RSUs. The Company expects to recognize additional compensation expense of $603,544 related to RSUs assuming all awards outstanding at September 30, 2021 will vest.

F-15

The following is the restricted stock unit activity for the nine months ended September 30, 2021:

Restricted Stock Units
Outstanding January 1, 2021	637,500
Granted	–
Vested	–
Cancelled	(187,500)
Outstanding September 30, 2021	450,000

In January 2021, the Board of Directors authorized 250,000 common shares to be reserved under the 2021 Plan for issuance to employees upon achieving multiple performance milestones. The allocation of the number of shares to be awarded was to be determined upon achievement of all the milestones. In July 2021, the Board of Directors approved a grant of 162,507 shares since some of the performance milestones were met. The Company recognized share-based compensation expense of $594,775 related to the grant of these shares.

Stock Options

The following is the common stock options to employees and consultants for services during the nine months ended September 30, 2021:

	Common Stock Options
	Shares	Weighted Average Exercise Price	Weighted average Remaining Life in years	Intrinsic Value
Outstanding at January 1, 2021	–	$–
Granted	1,892,375	$2.72	–	–
Forfeited	(218,125)	$1.00	–	–
Exercised	–	$–	–	–
Outstanding at September 30, 2021	1,674,250	$1.73	9.75	$5,503,000
Exercisable at September 30, 2021	–	$–	–	$–

The Company valued the options using an estimated fair value of the shares of common stock between $0.98 – $5.00, volatility between 71% - 105% based on peer companies, risk free interest rate between 0.77% - 0.85%, no dividends and an estimated life of 6 years. During the three and nine months ended September 30, 2021, the Company recognized expense of $121,798 and $244,151, respectively, related to these common stock options. The Company expects to recognize additional compensation expense of $1,515,784 related to these common stock options assuming all awards vest.

Total stock-based compensation recorded for the three and nine months ended September 30, 2021 for all stock based compensation awards, including warrants, has been recorded as follows:

	Three Months Ended September 30, 2021	Nine Months Ended September 30, 2021
Cost of Goods Sold	$188,860	$269,266
Sales and Marketing	160,622	237,028
Product Development	354,439	379,160
General and Administrative	145,804	13,370,865
Total	$849,725	$14,256,318

F-16

NOTE 8 – LOSS PER COMMON SHARE

The basic net loss per common share is calculated by dividing the Company's net loss available to common shareholders by the weighted average number of common shares during the year. The diluted net loss per common share is calculated by dividing the Company's net loss available to common shareholders by the diluted weighted average number of common shares outstanding during the year. The diluted weighted average number of common shares outstanding is the basic weighted number of common shares adjusted for any potentially dilutive debt or equity. Common shares consisting of common stock warrants, stock options and restricted stock units totaling 13,641,017 shares as of September 30, 2021, and Series A and Series B preferred stock of 1,191,388 and 1,105,827, respectively, convertible into 5,743,175 shares of common stock as of September 30, 2021, and any potential shares issuable under the anti-dilution warrants discussed above were excluded from the calculation of diluted net loss per share due to their antidilutive effect. There were no dilutive instruments outstanding as of September 30, 2020.

	Three months	Three months	Nine months	Period ended
	September 30, 2021	September 30, 2020	September 30, 2021	September 30, 2020

Numerator:

Net loss	$(5,890,555)	$(304,559)	$(25,345,840)	$(376,657)

Denominator:

Denominator for basic and diluted net loss per common share - weighted average of common shares	2,303,508	125,687	2,121,129	51,520

Basic and diluted net loss per common share	$(2.55)	$(2.42)	$(11.95)	$(7.31)

NOTE 9 – INCOME TAXES

Deferred taxes are determined by applying the provisions of enacted tax laws and rates for the jurisdictions in which the Company operates to the estimated future tax effects of the differences between the tax basis of assets and liabilities and their reported amounts in the Company's financial statements. A valuation allowance is established to reduce deferred tax assets if it is more likely than not that the related tax benefits will not be realized.

Due to losses since inception and for all periods presented, no income tax benefit or expense has been recognized as a full valuation allowance has been established for any tax benefit that would have been recognized for the loss in any period presented.

Significant components of the Company's deferred tax assets and liabilities are as follows:

	September 30, 2021	December 31, 2020
Deferred tax assets
Net operating losses	$2,634,433	$242,000
Depreciation and amortization	28,481	–
Research & development credit	54,571	–
Lease liability	481,554	–
Stock-based compensation	2,858,033	–
Accrued expenses	32,417	–
Other	336	–
Total	6,089,825	242,000
Valuation allowance	(5,607,482)	(242,000)
Net deferred tax asset	(482,343)	–
Deferred tax liabilities
Right of use assets	(482,343)	–
Net Deferred tax liabilities	$–	$–

F-17

Management currently believes that since the Company has a history of losses it is more likely than not that the deferred tax regarding the loss carry forwards and other temporary differences will not be realized in the foreseeable future. The Company believes that carryforward limitations will be applied to the historical net operating losses due to the recent change of control transition. The Company's cumulative net operating loss carry forward of approximately $12,545,000 as of September 30, 2021, may be limited in future years depending on future taxable income in any given fiscal year.

The Company has recorded no liability for income taxes associated with unrecognized tax benefits at the date of adoption and has not recorded any liability associated with unrecognized tax benefits. Accordingly, the Company has not recorded any interest or penalty in regard to any unrecognized benefit.

NOTE 10 – LEASES

The Company did not have any leases during the period from February 21, 2020 (inception) to September 30, 2020. The components of lease cost for operating leases for the three and nine months ended September 30, 2021, were as follows:

	Three Months Ended September 30, 2021	Nine months Ended September 20, 2021
Lease Cost
Operating lease cost	$121,932	$252,951
Short-term lease cost	61,226	132,697
Variable lease cost	–	–
Sublease income	–	–
Total lease cost	$183,158	$385,648

Supplemental cash flow information related to leases for the nine months ended September 30, 2021, was as follows:

September 30, 2020
Other Lease Information
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows from operating leases	$194,175

The following table summarizes the lease-related assets and liabilities recorded on the balance sheet at September 30, 2021 and December 31, 2020:

	September 30, 2021	December 31, 2020
Lease Position
Operating Leases
Operating lease right-of-use assets	$2,296,872	$842,357
Right of use liability operating lease short term	328,337	141,943
Right of use liability operating lease long term	1,964,779	614,414
Total operating lease liabilities	$2,293,116	$756,357

F-18

The Company utilizes the incremental borrowing rate in determining the present value of lease payments unless the implicit rate is readily determinable. The Company recognized an initial right of use asset and lease liability of $1,707,466 for leases entered into in the nine months ended September 30, 2021.

September 30, 2021
Lease Term and Discount Rate
Weighted-average remaining lease term (years)
Operating leases	4.9
Weighted-average discount rate
Operating leases	5.5%

The following table provides the maturities of lease liabilities at September 30, 2021:

Operating
Leases
Maturity of Lease Liabilities at September 30, 2021
Remainder of 2021	$100,632
2022	759,522
2023	1,184,356
2024	1,143,532
2025	1,118,146
2026 and thereafter	910,289
Total future undiscounted lease payments	5,216,476
Less: Interest	(599,568)
Present value of lease liabilities	$4,616,908

Note that amounts above include future payments for a lease related to a facility to be constructed in Liberty Hill, Texas by an entity associated with the Company’s founders (see Note 5)

NOTE 11 – SUBSEQUENT EVENTS

On October 8, 2021, the Company completed its initial public offering and sold 3,025,000 shares of its common stock at $5.50 per share. The Company received net proceeds of $15,040,125 after underwriter commissions and expenses of $1,597,375. The underwriting agreement provided the underwriter with the option to sell an additional 226,875 shares (the “Overallotment”) which can be sold for up to 45 days subsequent to the completion of the initial public offering at $5.50 per share. The underwriter was also issued a warrant to purchase 151,250 shares of the Company’s common stock at $6.88 per share. The warrant expires five years from the date of issuance.

The Company’s Series A and Series B Preferred Stock was converted to 5,743,175 shares of common stock upon completion of the initial public offering. Shares issued upon conversion are subject to a lockup period of 180 days, upon which one-third of the shares can be sold, after an additional 30 days, another one-third of the shares can be sold, and after 30 more days, all shares can be sold.

On October 26, 2021, the Company received notification that the underwriter was exercising its Overallotment and on October 29, 2021, the Company sold the additional shares and received net proceeds of $1,135,509. The underwriter was also issued a warrant to purchase 11,344 shares of the Company’s common stock at $6.88 per share. The warrant expires five years from the date of issuance.

As of November 10, 2021, the Company has received exercise notices from warrant holders, other than the Company’s founders and the underwriter, representing 317,018 shares of common stock, that they are exercising their warrants on a cashless basis for 236,220 shares of common stock, of which 170,257 shares are subject to the same lockup period as the common shares issued upon conversion of the preferred stock.

On November 12, 2021, the Company’s chief operating officer submitted his resignation to the Company to pursue a full-time role as chief executive officer of Monday Motorbikes. He will continue support the Company as needed through a 30-day transition period.

F-19

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of

Volcon, Inc.

Opinion on the Financial Statements

We have audited the accompanying balance sheet of Volcon, Inc. (the “Company”) as of December 31, 2020, and the related statements of operations, stockholders’ equity, and cash flows for the period from February 21, 2020 (inception) through December 31, 2020, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020, and the results of its operations and its cash flows for the period from February 21, 2020 (inception) through December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.

Going Concern Matter

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered recurring losses from operations and has a net capital deficiency that raises substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) ("PCAOB") and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

Critical Audit Matters

Critical audit matters are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgements. We determined that there are no critical audit matters.

/s/ MaloneBailey, LLP

www.malonebailey.com

We have served as the Company's auditor since 2021.

Houston, Texas

April 30, 2021 (August 19, 2021 as to the first paragraph of Note 5)

F-20

VOLCON, INC.

BALANCE SHEET

December 31, 2020

ASSETS
Current assets:
Cash	$536,082
Prepaid expenses and other current assets	102,789

Total current assets	638,871

Long term assets:
Property and equipment, net	305,271
Intangible assets - domain names, net	16,954
Other long-term assets	50,560
Right of use asset - operating lease	842,357

Total assets	$1,854,013

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
Accounts payable and accrued liabilities	$115,444
Current portion of notes payable	8,873
Right of use operating lease liability, short term	141,943
Customer deposits	55,865
SAFE liability	2,000,000

Total current liabilities	2,322,125

Notes payable, net of discount and current portion	59,329
Right of use operating lease liability, long term	614,414

Total liabilities	2,995,868

COMMITMENTS AND CONTINGENCIES

Stockholders' deficit:
Preferred stock; $0.00001 par value, 5,000,000 shares authorized, 0 shares issued and outstanding	–
Common stock; $0.00001 par value, 100,000,000 shares authorized, 1,937,500 shares issued and outstanding	8
Additional paid-in capital	232,550
Accumulated deficit	(1,374,413)
Total stockholders’ deficit	(1,141,855)

TOTAL LIABILITIES AND SHAREHOLDERS' DEFICIT	$1,854,013

The accompanying notes are an integral part of these financial statements.

F-21

VOLCON, INC.

CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE PERIOD FEBRUARY 21, 2020 (INCEPTION) TO DECEMBER 31, 2020

2020

Operating expenses:
Sales and marketing	$125,752
Product development	407,760
Selling, general and administrative expenses	833,277
Total operating expenses	1,366,789

Loss from operations	(1,366,789)

Interest expense	7,624
Total other expense	7,624

Loss before provision for income taxes	(1,374,413)
Provision for income taxes	–

Net loss	$(1,374,413)

Net loss per common share – basic and diluted	$(2.28)

Weighted average common shares outstanding – basic and diluted	604,100

The accompanying notes are an integral part of these financial statements.

F-22

VOLCON, INC.

STATEMENTS OF CHANGES IN SHAREHOLDERS' DEFICIT

FOR THE PERIOD FROM FEBRUARY 21, 2020 (INCEPTION) TO DECEMBER 31, 2020

	Common stock		Additional
	Number of		paid-in	Accumulated
	Shares	Amount	capital	deficit	Total

Balance at February 21, 2020	–	$–	$–	$–	$–

Issuance of founders shares for cash	1,625,000	7	10,826	–	10,833

Stock-based compensation	312,500	1	221,724	–	221,725

Net loss	–	–	–	(1,374,413)	(1,374,413)

Balance at December 31, 2020	1,937,500	$8	$232,550	$(1,374,413)	$(1,141,855)

The accompanying notes are an integral part of these financial statements.

F-23

VOLCON, INC.

CONSOLIDATED STATEMENT OF CASH FLOWS

FOR THE PERIOD FROM FEBRUARY 21, 2020 (INCEPTION) TO DECEMBER 31, 2020

2020
Cash flow from operating activities:
Net loss	$(1,374,413)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	2,522
Stock-based compensation	221,725
Changes in operating assets and liabilities:
Prepaid assets and other current assets	(102,789)
Other assets	(50,560)
Right of use asset - operating lease	12,084
Accounts payable and accrued liabilities	178,527
Right of use liabilities - operating lease	(98,084)
Deferred revenue	55,865
Net cash provided by (used in) operating activities	(1,155,123)

Cash flow from investing activities:
Purchase of property and equipment	(231,607)
Purchase of intangible assets	(17,438)
Net cash used by investing activities	(249,045)

Cash flow from financing activities:
Proceeds from SAFE liability	2,000,000
Proceeds from related party notes payable	80,000
Repayment of related party notes payable	(143,083)
Repayment of notes payable	(7,500)
Proceeds from equity issuance	10,833
Net cash provided by financing activities	1,940,250

NET CHANGE IN CASH	536,082
CASH AT BEGINNING OF PERIOD	–
CASH AT END OF PERIOD	$536,082

Supplemental disclosure of cash flow information:
Cash paid for interest	$7,624
Cash paid for income taxes	$–

Non-cash transactions
Recognition of initial Right of use asset - operating lease	$854,441
Acquisition of property and equipment with note payable	$75,702
Noncash increase in related party notes payable	$63,083

The accompanying notes are an integral part of these financial statements.

F-24

VOLCON, INC.

NOTES TO FINANCIAL STATEMENTS

NOTE 1 – ORGANIZATION, NATURE OF OPERATIONS AND GOING CONCERN

Organization and Nature of Operations

Volcon, Inc. (“Volcon”) was formed on February 21, 2020 as a Delaware Corporation, under the name Frog EPowersports, Inc. The Company was renamed Volcon on October 1, 2020. Volcon is developer and manufacturer of all-electric off road powersport vehicles.

Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. The Company has recurring losses and generated negative cash flows from operations since inception. Due to these conditions, it raised substantial doubt about its ability to continue as a going concern. Management intends to finance operating costs over the next twelve months with loans or the sale of equity. The consolidated financial statements do not include any adjustments that may result should the Company be unable to continue as a going concern.

Impact of COVID-19

The outbreak of the 2019 novel coronavirus disease (“COVID-19”), which was declared a global pandemic by the World Health Organization on March 11, 2020, and the related responses by public health and governmental authorities to contain and combat its outbreak and spread, has severely impacted the U.S. and world economies. Economic recessions, including those brought on by the COVID-19 outbreak may have a negative effect on the demand for the Company’s products and the Company’s operating results. The range of possible impacts on the Company’s business from the coronavirus pandemic could include: (i) changing demand for the Company’s products; and (ii) potential disruption to the Company’s supply chain and distribution network.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The significant accounting policies followed in the preparation of the consolidated financial statements are as follows:

Basis of presentation

The basis of accounting applied is United States generally accepted accounting principles (US GAAP). The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All intercompany accounts, transactions and balances have been eliminated in consolidation.

Use of estimates

The preparation of the financial statements in conformity with generally accepted accounting principles in the United States of America (“U.S. GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the dates of the financial statements and the reported amounts of expenses during the reporting periods.

Making estimates requires management to exercise judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, actual results could differ significantly from those estimates.

Cash and cash equivalents

Cash and cash equivalents include short-term investments with original maturities of 90 days or less at the date of purchase. The recorded value of our cash and cash equivalents approximates their fair value.

F-25

Accounts receivable

Accounts receivable are comprised of unsecured amounts due from customers. The Company carries its accounts receivable at their face amounts less an allowance for bad debts. The allowance for bad debts is recognized based on management’s estimate of likely losses per year, based on past experience and review of customer profiles and the aging of receivable balances. As of December 31, 2020, the allowance for bad debts was $0.

Revenue recognition

Revenue is recognized when we transfer control of the product to the customer. Revenue is measured as the amount of consideration we expect to receive in exchange for transferring control of our vehicles, parts and accessories. Consideration that is received in advance of the transfer of goods is deferred until delivery has occurred. Sales and other taxes we collect concurrent with revenue-producing activities are excluded from revenue. If a right of return exists, we adjust revenue for the estimated effect of returns. Until we develop sales history, we will estimate expected returns based on industry data for sales returns as a percent of sales, type of product, and a projection of this experience into the future. Our sales do not have a financing component.

Sales promotions and incentives. We provide for estimated sales promotion and incentive expenses, which are recognized as a component of sales in measuring the amount of consideration we expect to receive in exchange for transferring goods or providing services. Examples of sales promotion and incentive programs include distributer fees and volume incentives. Sales promotion and incentive expenses are estimated based on current programs for each product line. We record these amounts as a liability in the balance sheet until they are ultimately paid. Adjustments to sales promotions and incentives accruals are made as actual usage becomes known in order to properly estimate the amounts necessary to generate consumer demand based on market conditions as of the balance sheet date.

Shipping and handling charges and costs. We record shipping and handling charged to the customer and related shipping costs as a component of cost of sales when control has transferred to the customer.

Product warranties

The Company provides a one-year warranty on vehicles, and a two-year warranty on the battery pack. The Company accrues warranty reserves at the time a vehicle is delivered to the customer. Warranty reserves include the Company’s best estimate of the projected cost to repair or to replace any items under warranty, based on actual warranty experience as it becomes available and other known factors that may impact our evaluation of historical data. The Company reviews its reserves quarterly to ensure that its accruals are adequate in meeting expected future warranty obligations, and will adjust estimates as needed. Factors that could have an impact on the warranty reserve include the following: changes in manufacturing quality, shifts in product mix, changes in warranty coverage periods, product recalls and changes in sales volume. Warranty expense is recorded as a component of cost of revenues in the statement of operations. The portion of the warranty provision which is expected to be incurred within 12 months from the balance sheet date will be classified as current, while the remaining amount will be classified as long-term liabilities.

Inventory

Inventory costs include material, labor and manufacturing overhead costs, including depreciation expense associated with the manufacture and distribution of the Company’s products. Inventories are stated at the lower of cost (first-in, first-out method) or net realizable value.

Property and equipment

Property and equipment are valued at cost. Additions are capitalized and maintenance and repairs are charged to expense as incurred. Gains and losses on dispositions of equipment are reflected in operations. Depreciation is provided using the straight-line method over the estimated useful lives of the assets as follows:

Category	Estimated Useful Lives
Machinery, tooling and equipment	3-7 years
Vehicles	5-7 years
Computers and software	3 years

F-26

Intangible assets and long-lived assets

The Company’s intangible asset recognizes an acquired intangible asset apart from goodwill whenever the intangible asset arises from contractual or other legal rights, or when it can be separated or divided from the acquired entity and sold, transferred, licensed, rented or exchanged, either individually or in combination with a related contract, asset or liability. Such intangibles are amortized over their useful lives. Impairment losses are recognized if the carrying amount of an intangible asset subject to amortization is not recoverable from expected future cash flows and its carrying amount exceeds its fair value.

The Company’s long-lived assets, including intangibles, are reviewed for impairment whenever events or changes in circumstances indicate that the historical cost carrying value of an asset may no longer be appropriate. The Company assesses recoverability of the asset by comparing the undiscounted future net cash flows expected to result from the asset to its carrying value. If the carrying value exceeds the undiscounted future net cash flows of the asset, an impairment loss is measured and recognized. An impairment loss is measured as the difference between the net book value and the fair value of the long-lived asset.

Leases

The Company leases certain facilities. Leases with an initial term of 12 months or less are not recorded on the balance sheet; the Company recognizes lease expense for these leases on a straight-line basis over the lease term. The Company does not separate non-lease components from the lease components to which they relate, and instead accounts for each separate lease and non-lease component associated with that lease component as a single lease component for all underlying asset classes. As most of the Company's leases do not provide an implicit rate, the Company uses its estimated incremental borrowing rate based on the information available at commencement date in determining the present value of lease payments.

Selling, general and administrative expenses

Selling, general and administrative expenses include advertising and marketing costs which are expensed as incurred. Also included in selling, general and administrative expenses are software development costs and professional fees.

Product development expenses

The Company records product development expenses in the period in which they are incurred as a component of operating expenses.

Income taxes

Deferred taxes are determined utilizing the "asset and liability" method, whereby deferred tax asset and liability account balances are determined based on differences between financial reporting and the tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. The Company provides a valuation allowance, when it's more likely than not that deferred tax assets will not be realized in the foreseeable future. .

The impact of an uncertain income tax position on the income tax return is recognized at the largest amount that is more-likely-than-not to be sustained upon audit by the relevant tax authority. An uncertain income tax position will not be recognized if it has less than a 50% likelihood of being sustained. Interest and penalties on income taxes will be classified as a component of the provisions for income taxes.

Fair value of financial instruments

The Company discloses fair value measurements for financial and non-financial assets and liabilities measured at fair value. Fair value is based on the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.

The accounting standard establishes a fair value hierarchy that prioritizes observable and unobservable inputs used to measure fair value into three broad levels, which are described below:

F-27

Level 1: Quoted prices (unadjusted) in active markets that are accessible at the measurement date for assets or liabilities. The fair value hierarchy gives the highest priority to Level 1 inputs.

Level 2: Observable prices that are based on inputs not quoted on active markets, but are corroborated by market data.

Level 3: Unobservable inputs are used when little or no market data is available. The fair value hierarchy gives the lowest priority to Level 3 inputs.

Stock-based compensation

The Company measures the total amount of employee stock-based compensation expense for a grant based on the grant date fair value of each award and recognizes the stock-based compensation expense on a straight-line basis over the requisite service period for each separately vesting tranche of an award. Stock-based compensation is based on unvested outstanding awards. The Company has elected to recognize forfeitures when realized.

Recently issued accounting pronouncements

In December 2019, the FASB issued ASU No. 2019-12, Income Taxes (Topic 740) (“ASU 2019-12”): Simplifying the Accounting for Income Taxes. The new standard eliminates certain exceptions related to the approach for intraperiod tax allocation, the methodology for calculating income taxes in an interim period, and the recognition of deferred tax liabilities for outside basis differences related to changes in ownership of equity method investments and foreign subsidiaries. The guidance also simplifies aspects of accounting for franchise taxes and enacted changes in tax laws or rates, and clarifies the accounting for transactions that result in a step-up in the tax basis of goodwill. For public business entities, it is effective for fiscal years beginning after December 15, 2020, including interim periods within those fiscal years. The Company is currently evaluating the potential impact of this standard on its financial statements.

In June 2020, the FASB issued ASU No. 2020-06, Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging - Contracts in Entity’s Own Equity (Subtopic 815-40). This standard eliminates the beneficial conversion and cash conversion accounting models for convertible instruments. It also amends the accounting for certain contracts in an entity’s own equity that are currently accounted for as derivatives because of specific settlement provisions. In addition, the new guidance modifies how particular convertible instruments and certain contracts that may be settled in cash or shares impact the diluted EPS computation. For public business entities, it is effective for fiscal years beginning after December 15, 2021, including interim periods within those fiscal years using the fully retrospective or modified retrospective method. Early adoption is permitted but no earlier than fiscal years beginning after December 15, 2020, including interim periods within those fiscal years. The Company is currently evaluating the potential impact of this standard on its financial statements.

From time to time, new accounting pronouncements are issued by the Financial Accounting Standard Board (“FASB”) or other standard setting bodies that the Company adopts as of the specified effective date. The Company does not believe that the impact of recently issued standards that are not yet effective will have a material impact on the Company’s financial position or results of operations upon adoption.

NOTE 3 – LONG – LIVED ASSETS

Property and equipment

Property and equipment at December 31, 2020 consisted of the following:

Machinery, tooling and equipment	$215,995
Vehicles	73,202
Computers and software	18,112
307,309
Less: accumulated depreciation	(2,038)
Total property, plant and equipment	$305,271

Depreciation expense for the period from February 21, 2020 (inception) through December 31, 2020 was $2,038.

F-28

Intangible assets

The Company acquired certain domain names for $17,438. The domains are being amortized over an estimated useful life of 15 years. Amortization expense for the period from February 21, 2020 (inception) through December 31, 2020 was $484.

NOTE 4 – NOTES PAYABLE

The Company entered into a financing arrangement for a vehicle with a value of $75,702 and an interest rate of 8.64%. The Company will make monthly payments of $1,211 over 72 months. The Company owes $68,202 under this note payable as of December 31, 2020.

Notes Payable – Related Parties

During the period from February 21, 2020 (inception) through December 31, 2020, the Company entered into notes payable agreement with a company controlled by a founder and Director of the Company which were secured by all assets of the Company, for cash proceeds of $75,000. The notes were due October 1, 2020 and were repaid in full. The Company also received cash proceeds of $5,000 from a company controlled by the Company’s Chairman and founding stockholder which was unsecured, due on demand and non-interest bearing. The amount was repaid in full prior to December 31, 2020.

A related party paid expenses of $63,083 on behalf of the Company. These advances were unsecured, and due on demand. The Company repaid $63,083 plus interest of $7,624 during the period from February 21, 2020 (inception) through December 31, 2020.

NOTE 5 – STOCKHOLDERS’ EQUITY

On July 27, 2021, the Company’s board of directors approved a common stock dividend of 1.5 shares per share of common stock. All outstanding common stock, warrants, options, restricted stock unit amounts, and related per share prices, have been adjusted in the financial statements as of December 31, 2020 and for the period February 21, 2020 (inception) to December 31, 2020 to reflect this stock dividend. Series A and Series B preferred stock will convert to common stock on a 1 to 2.5 ratio due to this stock dividend.

The Company is currently authorized to issue up to 100,000,000 shares of common stock with a par value of $0.00001. In addition, the Company is authorized to issue 5,000,000 shares of preferred stock with a par value of $0.00001. The specific rights of the preferred stock, when so designated, shall be determined by the board of directors.

SAFE Agreements

During the period from February 21, 2020 (inception) through December 31, 2020, the Company entered into SAFE agreements (Simple Agreement for Future Equity) with investors through an exchange for cash investments totaling $2,000,000. Upon a future equity financing, the SAFE agreements will convert into the same securities in that equity financing at the lower of the price per share of the funding, or a price per share based on a $5 million company valuation using a fully diluted common stock basis. The SAFE agreements have no interest rate or maturity date and the SAFE investors have no voting right prior to conversion. The SAFE agreements were recorded as a liability of $2,000,000 as of December 31, 2020. In January 2021, upon closing of the preferred stock offering, the amount invested under the SAFE agreements automatically converted into 424,269 shares of Series A Preferred Stock.

Common stock

During the period ending December 31, 2020, the Company sold 1,650,000 shares of common stock to founders for cash proceeds of $10,833. The Company also issued 312,500 shares of stock for services and recognized $2,088 of expense related to this grant.

During the period from February 21, 2020 (inception) through December 31, 2020, the Company entered into various agreements with employees where the Company agreed to award a total of 562,500 shares of common stock which vest equally over a period of three years. The awards will be issued when the shares vest. During the period from February 21, 2020 (inception) through December 31, 2020, the Company recognized expense of $58,875 related to these common stock awards. The Company estimated the fair value of the shares of common stock using the estimated fair value of its common stock based on the most recent fundraising at $1.88 per share. The Company also agreed to issue an additional 75,000 shares of common stock to an employee whose service began in 2021. The Company expects to recognize additional compensation expense of $1,142,175 related to these common stock awards assuming all awards vest.

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Warrants

The Company issued common stock warrants to consultants for services during the period from February 21, 2020 (inception) through December 31, 2020 as follows:

	Common Stock Warrants
	Shares	Weighted Average Exercise Price	Weighted average Remaining Life in years
Outstanding at February 21, 2020	-	$-	-
Granted	151,590	0.004	10.00
Cancelled		–	–
Expired	–	–	–
Exercised	–	–	–
Outstanding at December 31, 2020	151,590	$0.004	9.67
Exercisable at December 31, 2020	151,590	$0.004	9.67

During the period from February 21, 2020 (inception) through December 31, 2020, the Company recognized expense of $160,762 related to these stock warrants. The common stock warrants have an exercise price of $0.004 per share, and an exercise term of 10 years, and vest over periods of up to one year. The outstanding and exercisable common stock warrants had an estimated intrinsic value of $284,989. The Company estimated the fair value of the warrants using the fair value of its common stock based on the most recent fundraising at $1.88 per share. The Company expects to recognize additional compensation expense of $124,834 related to these warrants over their remaining vesting period.

Additionally, two of the Company’s founders, whom are both directors and one of which is the Chairman of the Board, each entered into an anti-dilution warrant with the Company. In the event of their ownership of the Company’s fully diluted capitalization being less than 25% or 18.75%, each individual will receive common stock warrants with an exercise price of $0.0041 to purchase sufficient shares to return them to those ownership percentages. The warrants were fully vested upon grant and have an exercise period of 10 years from the date of grant. As of December 31, 2020, no warrants were owed to the two founders. As discussed below, subsequent to December 31, 2020, the anti-dilution warrants were exchanged for a fixed number of warrants.

NOTE 6 – COMMITMENTS AND CONTINGENCIES

On October 1, 2020, the Company entered into an agreement with a consultant to serve as Chief Operating Officer and to manage the Company’s product development efforts. The consultant will provide statements of work for the various projects it will execute as compensation, and charge the Company hourly rates for its service for annual periods to be renewed by mutual agreement. The Company also agreed to compensate the consultant $5,560 per month for the use of its warehouse and office space on a month to month basis. Subsequent to December 31, 2020, the Company amended the agreement to increase the rental cost to $11,200 per month, with a 90 day cancellation provision.

On December 21, 2020, the Company entered into a consulting agreement with a registered foreign broker dealer for fundraising services. The Company agreed to pay up to 10% of any gross proceeds through capital raises from non-US investors introduced by the consultant. The consultant would also receive up to 10% of the number of securities purchased by such investors in the form of warrants to purchase shares of the Company’s common stock at an exercise price of based on the completed offering, exercisable for a period of five years. The consultant will also receive restricted common shares equal to 10% of the securities issued in the offering. No funds were received under this agreement prior to December 31, 2020.

Employment Agreements

On October 5, 2020, the Company, entered into an employment agreement with Andrew Leisner to serve as its Chief Executive Officer. The Employment Agreement provides for an initial annual base salary of $225,000 and an annual cash bonus of $75,000 if certain milestone are met and a monthly stipend of $1,500. Mr. Leisner also received 187,500 shares of common stock vesting annually over three years as disclosed above.

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NOTE 7 – INCOME (LOSS) PER COMMON SHARE

The basic net loss per common share is calculated by dividing the Company's net loss available to common shareholders by the weighted average number of common shares during the year. The diluted net loss per common share is calculated by dividing the Company's net loss available to common shareholders by the diluted weighted average number of common shares outstanding during the year. The diluted weighted average number of common shares outstanding is the basic weighted number of common shares adjusted for any potentially dilutive debt or equity. Common shares consisting of 151,590 shares issuable under common stock warrants and any potential shares issuable under the anti-dilution warrants discussed above were excluded from the calculation of diluted net loss per share due to their antidilutive effect. There were no dilutive instruments outstanding as of December 31, 2020.

Period from February 21, 2020 (inception) through December 31,
2020
Numerator:

Net loss	$(1,374,413)

Denominator:

Denominator for basic and diluted net loss per common share - weighted average of common shares	604,100

Basic and diluted net loss per common share attributed to stockholders	$(2.28)

NOTE 8 – INCOME TAXES

Deferred taxes are determined by applying the provisions of enacted tax laws and rates for the jurisdictions in which the Company operates to the estimated future tax effects of the differences between the tax basis of assets and liabilities and their reported amounts in the Company's financial statements. A valuation allowance is established to reduce deferred tax assets if it is more likely than not that the related tax benefits will not be realized.

Period from February 21, 2020 (inception) through December 31,
2020

Expected federal income tax benefit at statutory rate	$(288,600)
Nondeductible expenses	46,600
Change in valuation allowance	242,000
Income tax benefit	$–

Significant components of the Company's deferred tax assets are as follows:

As of December 31, 2020
Deferred tax asset before valuation allowance	242,000
Valuation allowance	(242,000)
Net deferred tax asset	$–

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Management currently believes that since the Company has a history of losses it is more likely than not that the deferred tax regarding the loss carry forwards and other temporary differences will not be realized in the foreseeable future. The Company believes that carryforward limitations will be applied to the historical net operating losses due to the recent change of control transition. The Company's cumulative net operating loss carry forward of approximately $1,153,000 that may be limited in future years depending on future taxable income in any given fiscal year.

The Company has recorded no liability for income taxes associated with unrecognized tax benefits at the date of adoption and has not recorded any liability associated with unrecognized tax benefits during 2020. Accordingly, the Company has not recorded any interest or penalty in regard to any unrecognized benefit.

The main reconciling items between the statutory tax rate of the Company and the effective tax rate are the non-recognition of the benefits from accumulated net operating losses carryforward due to the uncertainty of the realization of such tax benefits.

NOTE 9 – LEASES

The Company entered into an operating lease with an entity controlled by two of the Company’s founders for its future headquarters and production facility in Liberty Hill, Texas. The lease has a lease term of 5 years, and monthly payments ranging from approximately $15,000 per month to $17,000 per month over the lease term. For purposes of calculating operating lease liabilities, lease terms may be deemed to include options to extend the lease when it is reasonably certain that the Company will exercise those options. In February 2021, the Company entered into an amendment to this lease to expand the leased premises. The Company paid an additional security deposit of $139,230 and additional prepaid rent of $315,588. The total minimum lease payments under the amended lease total approximately $3,930,170.

The components of lease cost for operating leases for the period from February 21, 2020 (inception) through December 31, 2020 were as follows:

Lease Cost
Operating lease cost	$16,000
Short-term lease cost	11,120
Variable lease cost	–
Sublease income	–
Total lease cost	$27,120

Supplemental cash flow information related to leases was as follows:

Year Ended
December 31, 2020
Other Lease Information
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows from operating leases	$102,000

The following table summarizes the lease-related assets and liabilities recorded on the balance sheet at December 31, 2020:

Lease Position
Operating Leases
Operating lease right-of-use assets	$842,357
Right of use liability operating lease short term	$141,943
Right of use liability operating lease long term	614,414
Total operating lease liabilities	$756,357

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The Company utilizes the incremental borrowing rate in determining the present value of lease payments unless the implicit rate is readily determinable. The Company recognized an initial right of use asset and lease liability of $854,441.

Lease Term and Discount Rate	December 31, 2020
Weighted-average remaining lease term (years)
Operating leases	4.8
Weighted-average discount rate
Operating leases	5.5%

The following table provides the maturities of lease liabilities at December 31, 2020:

Operating
Leases
2021	$180,000
2022	186,000
2023	192,000
2024	198,000
2025	102,000
2026 and thereafter	–
Total future undiscounted lease payments	$858,000
Less: Interest	(101,643)
Present value of lease liabilities	$756,357

At December 31, 2020, the Company had no additional leases which had not yet commenced.

NOTE 10– SUBSEQUENT EVENTS

On January 5, 2021, the Company created Volcon ePowersports, LLC, a Delaware wholly-owned subsidiary of the Company.

In February 2021, the Company designed 1,100,000 shares of Series A Preferred Stock. The Series A Preferred Stock has a par value of $0.0001, has no voting rights, no dividends and each share automatically converts into 2.5 shares of common stock of the Company at the time of the Company’s initial public Offering. In March 2021, the Company increased the authorized shares of Series A Preferred Stock to 1,400,000.

In January 2021, the Board of Directors allocated 250,000 restricted stock units to be issued to certain employees upon reaching certain performance milestones.

In January 2021 the Company completed a WeFunder SAFE offering which is convertible into Preferred Stock upon future financing events. The Company received gross proceeds of $2,258,940 and paid expenses of $53,500, reflected as costs of capital. In connection with the Regulation D Series A Preferred stock offering as discussed below, the WeFunder SAFE investments were converted into 351,832 shares of Series A Preferred Stock.

In February 2021, the Company completed a Regulation D offering of its Series A Preferred Stock. The Company received gross proceeds of $2,669,978 and issued 415,287 shares of Series A Preferred Stock. The Company paid expenses of $205,470 related to the offering, reflected as costs of capital, and issued 79,750 common shares and 79,750 warrants with an exercise price of $2.57 to broker dealers. This equity financing resulted in the SAFE investments of $2 million as of December 31, 2020 converting into 424,269 shares of Series A Preferred Stock.

In February 2021, Volcon ePowersports, LLC also entered into a new lease in Denver, Colorado for a retail showroom, service and warehouse space. The lease term is for five years with an expected commencement date of May 1, 2021, with two additional five-year term options available to the Company. The Company has a one-time option to terminate the lease after three years. The Company prepaid approximately $105,000 of rental payments and paid a security deposit of $53,377 upon execution of the lease. Total lease payments for the initial five-year term are approximately $940,000.

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In March 2021, the Company designated 1,500,000 shares of Series B Preferred Stock, with a par value of $0.00001 per share and a stated value of $9.50 per share. The Series B Preferred Stock will receive dividends equivalent to any such dividends paid on common stock in the future, has no voting rights, and will automatically convert into an equivalent amount of common shares upon completion of the Company’s initial public offering. In March 2021, the Board of Directors approved the sale of up to $10,000,000 of Series B Preferred stock at $9.50 per share. As of April 28, 2021, the Company has received gross proceeds of approximately $6,400,000 related to the sale of 677,333 shares of Series B Preferred Stock. The sale of Series B preferred stock is ongoing.

In March 2021, the Company agreed to exchange the two anti-dilution warrants that were issued to Company founders for a total of 11,000,000 warrants to purchase shares of common stock at an exercise price of $0.98 for a period of 10 years. In connection with this exchange, the Company amended its existing consulting agreements with the founders, to allow for the payment of compensation totaling $30,000,000 in the event that the Company’s market capitalization exceeds $300,000,000 for 21 consecutive trading days. The Company will have the option to settle the amount by issuing shares of common stock based on the closing price of the Company’s stock at the start of the 21 day period. In addition to this payment, each of the two founders will continue to receive a cash payment equal to 1% of the gross sale price in the event of a change of control of the Company with a sale price of at least $100,000,000.

On March 22, 2021, the Company entered into a new lease for office space with a term of three years beginning April 1, 2021. Total lease payments over the term are approximately $295,000.

F-34

3,467,406 Shares

Volcon, Inc.

Common Stock

Aegis Capital Corp.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth the estimated costs and expenses to be incurred in connection with the issuance and distribution of the securities of Volcon, Inc. (the “Registrant”) which are registered under this Registration Statement on Form S-1 (this “Registration Statement”), other than underwriting discounts and commissions. All amounts are estimates except the Securities and Exchange Commission registration fee and the Financial Industry Regulatory Authority, Inc. filing fee.

The following expenses will be borne solely by the Registrant:

Amount to be Paid
SEC Registration fee	$2,832
Financial Industry Regulatory Authority, Inc. filing fee	$3,950
Printing and engraving expenses	$10,000
Legal fees and expenses	$50,000
Accounting fees and expenses	$25,000
Transfer Agent’s fees	$5,000
Miscellaneous fees and expenses	$10,000
Total	$106,782

Item 14. Indemnification of Directors and Officers.

Pursuant to Section 145 of the Delaware General Corporation Law (the “DGCL”), a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than a derivative action by or in the right of such corporation) by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or serving at the request of such corporation in such capacity for another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding, if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of such corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

The DGCL also permits indemnification by a corporation under similar circumstances for expenses (including attorneys’ fees) actually and reasonably incurred by such persons in connection with the defense or settlement of a derivative action or suit, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to such corporation unless the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

To the extent a present or former director or officer is successful in the defense of such an action, suit or proceeding referenced above, or in defense of any claim, issue or matter therein, a corporation is required by the DGCL to indemnify such person for actual and reasonable expenses incurred in connection therewith. Expenses (including attorneys’ fees) incurred by such persons in defending any action, suit or proceeding may be paid in advance of the final disposition of such action, suit or proceeding upon in the case of a current officer or director, receipt of an undertaking by or on behalf of such person to repay such amount if it is ultimately determined that such person is not entitled to be so indemnified.

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The DGCL provides that the indemnification described above shall not be deemed exclusive of other indemnification that may be granted by a corporation pursuant to its bylaws, disinterested directors’ vote, stockholders’ vote and agreement or otherwise.

Section 102(b)(7) of the DGCL enables a corporation, in its certificate of incorporation or an amendment thereto, to eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for violations of the directors’ fiduciary duty, except (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions) or (iv) for any transaction from which a director derived an improper personal benefit. The Registrant’s certificate of incorporation provides for such limitations on liability for its directors.

The DGCL also provides corporations with the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation in a similar capacity for another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him or her in any such capacity or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liability as described above. In connection with this offering, the Registrant will obtain liability insurance for its directors and officers. Such insurance would be available to its directors and officers in accordance with its terms.

The Registrant’s certificate of incorporation requires the Registrant to indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person (a “covered person”) who was or is made or is threatened to be made a party or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”) by reason of the fact that he or she is or was a director, officer or member of a committee of the Registrant, or, while a director or officer of the Registrant, is or was serving at the request of the Registrant as a director or officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise or non-profit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees), judgment, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with a proceeding.

In addition, under the Registrant’s certificate of incorporation, in certain circumstances, the Registrant shall pay the expenses (including attorneys’ fees) incurred by a covered person in defending a proceeding in advance of the final disposition of such proceeding; provided, however, that the Registrant shall not be required to advance any expenses to a person against whom the Registrant directly brings an action, suit or proceeding alleging that such person (1) committed an act or omission not in good faith or (2) committed an act of intentional misconduct or a knowing violation of law. Additionally, an advancement of expenses incurred by a covered person shall be made only upon delivery to the Registrant of an undertaking, by or on behalf of such covered person, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal or otherwise in accordance with Delaware law that such covered person is not entitled to be indemnified for such expenses.

In addition, the Registrant has entered into indemnification agreements with its directors and executive officers that provide for additional indemnification protections, which form of agreement has been filed as an exhibit to this registration statement.

Item 15. Recent Sales of Unregistered Securities.

Except as set forth below, in the three years preceding the filing of this Registration Statement, the Registrant has not issued any securities that were not registered under the Securities Act:

On September 21, 2020, the Company issued its founding shareholders an aggregate of 775,000.

II-2

On August 28, 2020, the Company entered into consulting agreements with Pink Possum, LLC (“Pink Possum”), an entity controlled by Mr. Okonsky, and Highbridge Consultants, LLC (“Highbridge”), an entity controlled by Mr. James. In consideration for entering into the consulting agreements, the Company issued the two entities ten-year warrants to purchase common stock at an exercise price of $0.01 per share. The number of shares of common stock issuable pursuant to the warrants was based on the number of shares of our common stock outstanding at the time of exercise and provided that Pink Possum and Highbridge would receive 18.75% and 25%, respectively, of our shares of common stock outstanding at the time of exercise on a fully diluted basis. On March 26, 2021, Pink Possum and Highbridge entered into amendments to the consulting agreements agreeing to exchange the original warrants for new ten-year warrants to purchase 1,900,000 and 2,500,000 shares, respectively, of common stock at an exercise price of $2.46.

In September 2020, the Company issued five-year warrants to purchase an aggregate of 60,636 shares of common stock at an exercise price of $0.01 per share to consultants.

From September 2020 to October 2020, the Company issued $2,000,000 of SAFE securities (the “SAFE I securities”) to investors in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act or Regulation D promulgated thereunder. From November 2020 to December 2020, the Company completed an offering pursuant to Regulation CF of the Securities Act pursuant to which it issued $1,070,000 in January 2021 of a new class SAFE securities (the “SAFE II securities”) to investors. From November 2020 to December 2020, the Company completed an offering of SAFE II securities to investors in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act or Regulation D promulgated thereunder, pursuant to which it issued $1,188,940 of SAFE II securities in January 2021.

Between January and April 2021, the Company sold 415,287 shares of Series A preferred stock at $6.43 per share and issued 776,101 shares of Series A preferred stock upon the conversion of the SAFE I securities and SAFE II securities and 1,105,827 shares of Series B preferred stock at $9.50 per share in a private placement. The issuances were made in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act or Regulation D promulgated thereunder.

On September 10, 2021, the Company entered into an agreement with a lender for a 6% promissory note of $2 million. The promissory note has a maturity date of one year from inception or immediately upon the completion of this offering. For providing the above promissory note, the Company agreed to issue 266,6646 shares of our common stock and agreed to pay $35,000 of the placement agent’s and investor’s legal costs and paid a 6% commission to the placement agent, who is the underwriter of this offering. The issuances were made in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act.

Item 16. Exhibits and Financial Statement Schedules.

(a) Exhibits: Reference is made to the Exhibit Index following the signature pages hereto, which Exhibit Index is hereby incorporated into this Item.

(b) Consolidated Financial Statement Schedules: All schedules are omitted because the required information is inapplicable or the information is presented in the financial statements and the related notes.

Item 17. Undertakings

The undersigned hereby undertakes:

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

II-3

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) If the registrant is subject to Rule 430C (§ 230.430C of this chapter), each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (§ 230.430A of this chapter), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions referenced in Item 14 of this Registration Statement, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c) The undersigned Registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Austin, Texas, on January 26, 2022.

VOLCON, INC. (Registrant)

By:
Jordan Davis Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Jordan Davis or Greg Endo as attorney-in-fact and agent, with full power of substitution and re-substitution, to sign on his or her behalf, individually and in any and all capacities, including the capacities stated below, any and all amendments (including post-effective amendments) to this Registration Statement and any registration statements filed by the registrant pursuant to Rule 462(b) of the Securities Act of 1933, as amended, relating thereto and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting to said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated:

SIGNATURE	TITLE	DATE

January 26, 2022
Jordan Davis	Chief Executive Officer (Principal Executive Officer)

January 26, 2022
Greg Endo	Chief Financial Officer (Principal Financial and Accounting Officer)

Christian Okonsky	Director and Chief Technology Officer	January 26, 2022

Adrian James	Director	January 26, 2022

Jonathan P. Foster	Director	January 26, 2022

John Kim	Director	January 26, 2022

Karin-Joyce Tjon	Director	January 26, 2022

EXHIBIT INDEX

Exhibit Number	Description
1.1	Form of Underwriting Agreement *
3.1	Amended and Restated Certificate of Incorporation of Volcon, Inc. (incorporated by reference to exhibit 3.1 of the Form 8-K filed October 8, 2021)
3.2	Amended and Restated Bylaws of Volcon, Inc. (incorporated by reference to exhibit 3.2 of the Form S-1 file number 333-259468)
4.1	Form of common stock (incorporated by reference to exhibit 4.1 of the Form S-1 file number 333-259468)
4.2	Form of Warrant issued to Pink Possum, LLC and Highbridge Consulting, LLC (incorporated by reference to exhibit 4.2 of the Form S-1 file number 333-259468)
4.3	Form of Underwriter Warrant *
5.1	Opinion of Schiff Hardin LLP *
10.1	2021 Stock Plan of Volcon, Inc., as amended (incorporated by reference to exhibit 10.1 of the Form S-1 file number 333-259468)
10.2	Consulting Agreement, as amended, between Volcon, Inc. and Pink Possum, LLC (incorporated by reference to exhibit 10.2 of the Form S-1 file number 333-259468)
10.3	Consulting Agreement, as amended, between Volcon, Inc. and Highbridge Consulting, LLC (incorporated by reference to exhibit 10.3 of the Form S-1 file number 333-259468)
10.4	Lease Agreement dated November 20, 2020, as amended between Volcon, Inc. and Alexander EV Park, LLC (incorporated by reference to exhibit 10.4 of the Form S-1 file number 333-259468)
10.5	Employment Agreement between Volcon, Inc. and Greg Endo dated June 7, 2021 (incorporated by reference to exhibit 10.5 of the Form S-1 file number 333-259468)
10.6	Sublease Agreement dated June 1, 2021 between Volcon, Inc. and Sustainability Initiatives, LLC (incorporated by reference to exhibit 10.6 of the Form S-1 file number 333-259468)
10.7	Employment Agreement between Volcon, Inc. and Jordan Davis dated August 5, 2021 (incorporated by reference to exhibit 10.8 of the Form S-1 file number 333-259468)
21.1	List of subsidiaries (incorporated by reference to exhibit 21.1 of the Form S-1 file number 333-259468)
23.1	Consent of MaloneBailey LLP *
23.2	Consent of Schiff Hardin LLP (included in Exhibit 5.1) *
24.1	Power of Attorney (included on signature page)

 * Filed Herewith.